    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 1998

                                                      REGISTRATION NO. 333-60143
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  LASON, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                        7398                       38-3214743
(STATE OR OTHER JURISDICTION  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
             OF               CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)
      INCORPORATION OR
       ORGANIZATION)

                            1305 STEPHENSON HIGHWAY
                              TROY, MICHIGAN 48083
                           TELEPHONE: (248) 597-5800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 GARY L. MONROE
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            1305 STEPHENSON HIGHWAY
                              TROY, MICHIGAN 48083
                           TELEPHONE: (248) 597-5800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

              LAURENCE B. DEITCH                              JEFFREY M. STEIN
                FRED B. GREEN                                 KING & SPALDING
             SEYBURN, KAHN, GINN,                           191 PEACHTREE STREET
        BESS, DEITCH AND SERLIN, P.C.                      ATLANTA, GEORGIA 30303
         2000 TOWN CENTER, SUITE 1500                          (404) 572-4729
          SOUTHFIELD, MICHIGAN 48075
                (248) 353-7620

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                          ---------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION -- DATED AUGUST 17, 1998

PROSPECTUS
--------------------------------------------------------------------------------

                                3,500,000 Shares

                                   LASON LOGO
                                  COMMON STOCK

--------------------------------------------------------------------------------

Of the 3,500,000 shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering"), 2,700,000 shares are being sold by Lason, Inc. ("Lason" or the "Company") and 800,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."


The Common Stock is included for quotation in The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "LSON." On July 28, 1998, the last reported sales price for the Common Stock on the Nasdaq National Market was $51.438 per share. See "Price Range of Common Stock."


SEE "RISK FACTORS" ON PAGES 8 TO 13 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
--------------------------------------------------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                               Underwriting                                  Proceeds to
                                          Price to            Discounts and           Proceeds to              Selling
                                           Public             Commissions(1)           Company(2)            Stockholders
------------------------------------------------------------------------------------------------------------------------------
Per Share.........................           $                      $                      $                      $
------------------------------------------------------------------------------------------------------------------------------
Total(3)..........................           $                      $                      $                      $
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) Before deducting offering expenses payable by the Company estimated at $750,000.


(3) The Company and certain Selling Stockholders have granted the Underwriters 30-day over-allotment options to purchase up to 525,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such additional shares are purchased by the Underwriters, the total Price to
    Public will be $          , the total Underwriting Discounts and Commissions
    will be $          , the total Proceeds to Company will be $          and
    the total Proceeds to Selling Stockholders will be $          . See
    "Underwriting."
--------------------------------------------------------------------------------


The shares of Common Stock are offered by the several Underwriters subject to delivery by the Company and the Selling Stockholders and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriters is expected to be made through the facilities of the Depository Trust Company, New York, New
York, on or about August   , 1998.


PRUDENTIAL SECURITIES INCORPORATED
            BANCAMERICA ROBERTSON STEPHENS
                     WILLIAM BLAIR & COMPANY
                               JEFFERIES & COMPANY, INC.
                                       PAINEWEBBER INCORPORATED
August   , 1998                            THE ROBINSON-HUMPHREY COMPANY

                                   LASON LOGO

                      "THE INFORMATION MANAGEMENT COMPANY"

IMAGE AND DATA CAPTURE

 - Electronic Conversion Services                        [Picture of several of the Company's
 - Micrographic Conversion Services                      employees at computer workstations]
 - High Volume, Quick-Turn Reprographics
 - On-Site Facilities Management
 - Digital Graphics

DATA MANAGEMENT

 - Electronic Document Storage and Retrieval             [Picture of multiple computer terminals]
 - Database Management Services
 - Internet-Based Services

OUTPUT PROCESSING

 - Digital Communication Services                        [Picture of multiple computer terminals]
   (Priority Gram(TM), PROXYGRAM(TM) and
   fax, electronic distribution, print and mail)
 - Print On Demand Solutions


IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS, IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including the consolidated financial statements of the Company and the notes thereto (the "Consolidated Financial Statements"), the unaudited pro forma condensed consolidated financial information of the Company and the notes thereto (the "Pro Forma Financial Information") and the financial statements of Consolidated Reprographics, a California corporation ("Consolidated Reprographics"), and the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the terms "Lason" and the "Company" refer to Lason, Inc. and include Lason, Inc. and all of its subsidiaries and its and their respective predecessors and subsidiaries. The information set forth herein, unless otherwise indicated, assumes that the Underwriters' over-allotment options will not be exercised.

                                  THE COMPANY


     Lason provides integrated information outsourcing for image and data capture, data management and output processing services. The investments the Company has made in imaging and communications technology, personnel, equipment and systems over the past decade have given it the capabilities and expertise necessary to meet the growing and increasingly complex information management requirements of its customers. The Company primarily serves customers in the manufacturing, healthcare, financial services and professional services industries. The Company's core competencies in input processing, data management and output processing enable it to provide a broad range of services across a wide range of media types and allow customers to fulfill their information management outsourcing needs with a single vendor. The Company's strategy has been to offer a wide range of services across a broad geographic area to its customers and to use technologically advanced solutions to expand its service offerings. The Company's net revenues have increased from $31.2 million in 1993 to $120.3 million in 1997, representing a compound annual growth rate ("CAGR") of 40.2% over this five year period. The Company's diluted earnings per share have increased from $0.33 in 1995 to $0.90 in 1997, representing a CAGR of 65.1% over this three year period. The Company's net revenues increased 103.5% to $109.2 million for the six months ended June 30, 1998, as compared with the same period in 1997. The Company's diluted earnings per share increased 40.5% to $0.59 for the six months ended June 30, 1998, as compared to the same period in 1997. Currently, the Company employs more than 3,900 people, has operations in 25 states and Mexico and provides services to over 3,500 customers at 55 Lason multi-functional imaging centers and over 90 facility management sites located on customers' premises.


     The Company completed its initial public offering in October 1996 and a secondary public offering in August 1997. Since its secondary public offering, the Company has:

          - Completed 13 acquisitions of information management companies which had aggregate 1997 revenues of approximately $151.0 million;


          - Achieved significant internal revenue growth, generating net revenues in the six months ended June 30, 1998 that were approximately 18% higher than those achieved in the six months ended June 30, 1997, excluding the results of companies acquired after June 30, 1997;


          - Increased the geographic presence of its operations from 15 states to 25 states and Mexico;

          - Introduced Corporate ID, a proprietary Internet-based software application that allows corporate customers to manage the procurement of corporate identification materials, enhanced the capabilities of Visions computer output to laser disk (COLD) and continued the expansion of its branding strategy by increasing its emphasis on products such as Document Express (print on demand), Priority Gram(TM) and PROXYGRAM(TM); and

          - Increased the availability under its Credit Agreement (as defined herein) up to a maximum of $200 million.

     Lason's information management service offerings can be divided into the areas of image and data capture, data management and output processing. The Company's image and data capture services include the scanning and conversion of documents from a variety of input media to a digital format. The Company also provides traditional microfilm and microfiche services as well as on-site facility management services. The Company's data management services include electronic document storage and retrieval, database management and Internet-based services, as well as list manipulation, sorting services and information search solutions so that customers' data can be customized and updated for specific target market mailings. The Company's Internet-based services include its recent offering, Corporate ID, a proprietary software application that allows corporate customers to manage the procurement of corporate identification materials. The Company's output processing services include print on demand, business communications and statement processing services. The Company's newest output processing service offering, Document Express (print on demand), allows documents to be stored digitally, accessed on-line and printed and distributed locally or centrally, depending on end-user requirements. The Company's business communications services provide customers with rapid, reliable and cost-effective methods for making large-scale distributions of statements, reports, proxy solicitations and letters to consumers and other target audiences by fax, electronic distribution, print and mail. The Company also provides customized processing services for over 500 collection agencies located throughout the United States.

     Lason believes that companies will continue to increase their use of outsourced information management services. The Company believes the market for its services is growing due to a variety of factors including: (i) continuing advancements in computer, networking, facsimile, printing and other technologies which have greatly facilitated the production and distribution of documents;
(ii) government regulations that require lengthy document retention periods and rapid accessibility for many types of records; (iii) increased customer expectations of low cost access to records on short notice at different locations; and (iv) an increasingly litigious society, necessitating access to relevant documents and records for extended periods. To manage large volumes of documents efficiently, a customer would be required to make significant investments in equipment, processes and technology which may only be fully utilized occasionally. Through outsourcing, companies can avoid these investments, as well as the risks of obsolescence that arise from rapid changes in information management technology. As companies continue to focus on their core competencies and maximize asset utilization, they are increasingly turning to outside parties who have the technological expertise, service focus, rapid turn-around capacity and full range of capabilities necessary to manage large volumes of documents efficiently. In addition, the Company believes that customers will seek a single vendor capable of furnishing all or many of their information management needs rather than relying on multiple vendors with varying areas of expertise.

     The information management industry is highly fragmented, consisting of a large number of small companies providing limited service offerings. An important element of the Company's growth strategy is to selectively make acquisitions of companies with complementary technologies or customer bases to consolidate its position as a provider of comprehensive information management services across a broad geographic area.


     In addition to acquisitions, a key component of the Company's growth strategy is to continue to grow internally. The Company believes its internal growth of approximately 18% for the six months ended June 30, 1998, compared with the same period in 1997, is in part attributable to comprehensive marketing programs it has implemented to facilitate the cross-selling of additional services to its customers. The Company's goal is to become a national, single source provider of image and data capture, data management and output processing services for customers in its targeted industries. To achieve this goal, the Company will continue to implement a focused business strategy based on the following elements:


          - Provide a broad range of services that will allow both existing and new customers to secure all their information management services from one source;

          - Facilitate the cross-selling of additional services to customers through its comprehensive marketing program and develop national brand recognition for the quality and scope of Lason's services;

          - Make selective acquisitions to broaden its geographic reach, customer base, management expertise and technological capabilities and to attain economies of scale in purchasing and facility utilization;

          - Continue to develop additional high value-added applications, such as Document Express (print on demand), digital imaging services, Visions computer output to laser disk (COLD) and Corporate ID, within its core service offerings; and

          - Continue to develop scalable applications utilizing an open architecture and modular approach that will enable the Company to service the unique needs of various customers across a broad range of volume requirements.


                              RECENT ACQUISITIONS


     In 1998, the Company expanded its efforts to target larger, regional platform acquisitions in addition to tuck-in acquisitions. The Company has completed three such larger platform acquisitions in 1998 with aggregate 1997 revenues of $81.0 million. The Company believes that expanding its acquisition program to include larger regional platform acquisitions enables the Company to broaden the range of services it provides to its customers, expand into new geographic areas and increase its customer base, cross-selling opportunities and operating leverage.

  Consolidated Reprographics


     On July 29, 1998, the Company acquired all of the outstanding shares of capital stock of Consolidated Reprographics for a purchase price of $41.0 million, plus additional earn-out payments which are contingent upon achieving certain operating income targets (the "Consolidated Reprographics Acquisition"). Consolidated Reprographics, headquartered in Irvine, California, has five locations in the southern California market and individual facilities in Arizona and Nevada. Consolidated Reprographics provides digital imaging, reprographics and document management, as well as facilities management at over 30 customer sites. For the twelve months ended May 31, 1998, Consolidated Reprographics had net revenues of $28.9 million. The Consolidated Reprographics Acquisition significantly expanded the Company's management capabilities, product offerings, customer base and geographic presence in the California market.


  Racom


     On February 24, 1998, the Company acquired Racom Corporation and its affiliates ("Racom") by acquiring all of the outstanding shares of capital stock of its parent, Southern Microfilm Associates, Inc., for a purchase price of $26.0 million, plus additional earn-out payments which are contingent upon achieving certain operating income targets (the "Racom Acquisition"). Racom, headquartered in New Orleans, Louisiana, has 16 imaging centers located in eight states, primarily in the southwestern United States. Racom provides image conversion services, facilities management and various systems integration and support activities. For the twelve months ended December 31, 1997, Racom had net revenues of $24.8 million. The Racom Acquisition added operations in Arizona, Colorado, Louisiana, Nevada, New Mexico, Texas and Utah, and expanded the Company's operations in Florida.


  API


     On March 5, 1998, the Company acquired substantially all of the assets of API Systems, Inc. ("API") for a purchase price of $25.3 million and the assumption of certain liabilities, plus additional earn-out payments which are contingent upon achieving certain operating income targets (the "API Acquisition"). API, headquartered in New York City, provides business communications services primarily to the financial and commercial industries in Connecticut, New Jersey, New York and Pennsylvania. For the twelve months ended December 31, 1997, API had net revenues of $30.1 million. The API Acquisition, combined with the Company's existing New York-based Churchill Communications operation, provides the Company with a significant output processing presence in the New York metropolitan market.

                                  THE OFFERING

Common Stock Offered by the Company.......     2,700,000 shares

Common Stock Offered by the Selling
Stockholders..............................       800,000 shares

Common Stock to be Outstanding after the
Offering(1)...............................    14,955,849 shares

Use of Proceeds by the Company............    To repay indebtedness under the
                                              Company's credit agreement (the
                                              "Credit Agreement"), which has
                                              been incurred principally to
                                              finance acquisitions, and for
                                              general corporate purposes,
                                              including future acquisitions. See
                                              "Use of Proceeds."

Nasdaq National Market Symbol.............    LSON
-------------------------
(1) Excludes, as of July 28, 1998, an aggregate of 1,590,560 shares of Common Stock reserved for issuance under the Company's stock incentive plans, of which options for 1,363,028 shares are currently outstanding with a weighted average exercise price of $27.40 per share. See "Management-Stock Option Plans."

                                  RISK FACTORS

     Investors should consider the risk factors involved in connection with an investment in the Common Stock and the impact from various events that could adversely affect the Company's business. See "Risk Factors."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                YEAR ENDED DECEMBER 31,                  SIX MONTHS ENDED JUNE 30,
                                      --------------------------------------------   ---------------------------------
                                                                        PRO FORMA                           PRO FORMA
                                                                       AS ADJUSTED                         AS ADJUSTED
                                        1995       1996       1997       1997(1)       1997       1998       1998(1)
                                        ----       ----       ----     -----------     ----       ----     -----------
                                                                                         (UNAUDITED)
STATEMENT OF INCOME DATA:
  Revenues, net of postage..........  $ 46,605   $ 69,937   $120,337    $248,267     $ 53,658   $109,202    $157,696
  Cost of revenues..................    31,227     47,587     80,846     167,725       37,147     70,325     101,298
                                      --------   --------   --------    --------     --------   --------    --------
  Gross profit......................    15,378     22,350     39,491      80,542       16,511     38,877      56,398
  Selling, general and
    administrative
    expenses........................     9,406     12,699     21,364      49,975        8,493     22,536      34,507
  Compensatory stock option
    expense.........................       308        936        221         221          109        138         138
  Amortization of intangibles.......       817      1,121      2,477       6,108        1,041      2,283       3,475
                                      --------   --------   --------    --------     --------   --------    --------
  Income from operations............     4,847      7,594     15,429      24,238        6,868     13,920      18,278
  Net interest expense..............     1,694      1,760      1,249         621          740      2,176         548
                                      --------   --------   --------    --------     --------   --------    --------
  Income before income taxes........     3,153      5,834     14,180      23,617        6,128     11,744      17,730
  Provision for income taxes........     1,139      2,103      5,110       9,451        2,250      4,438       7,158
                                      --------   --------   --------    --------     --------   --------    --------
  Net income........................  $  2,014   $  3,731   $  9,070    $ 14,166     $  3,878   $  7,306    $ 10,572
                                      ========   ========   ========    ========     ========   ========    ========
  Earnings per share:
    Basic...........................  $   0.35   $   0.59   $   0.93    $   1.14     $   0.44   $   0.63    $   0.74
                                      --------   --------   --------    --------     --------   --------    --------
    Diluted.........................  $   0.33   $   0.55   $   0.90    $   1.07     $   0.42   $   0.59    $   0.70
                                      ========   ========   ========    ========     ========   ========    ========
  Weighted average number of common
    and common equivalent shares
    outstanding:
    Basic...........................     5,692      6,361      9,704      12,432        8,782     11,630      14,333
    Diluted.........................     6,192      6,764     10,035      13,256        9,139     12,287      15,209



                                                                           JUNE 30, 1998
                                                              ---------------------------------------
                                                                                              AS
                                                               ACTUAL     PRO FORMA(2)    ADJUSTED(3)
                                                               ------     ------------    -----------
                                                                          (UNAUDITED)
BALANCE SHEET DATA:
  Working capital...........................................  $ 55,178      $ 57,867       $ 57,867
  Total assets..............................................   279,304       337,801        337,801
  Long-term debt, less current portion......................    96,400       145,097         13,216
  Total stockholders' equity................................   141,603       141,872        273,753


-------------------------
(1) Gives effect to the acquisitions completed in 1998 (the "1998
    Acquisitions"), the sale of 2,700,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom as if each had occurred as of January 1, 1997. See "Use of Proceeds" and Pro Forma Financial Information.


(2) Gives effect to the acquisitions completed after June 30, 1998 (the "Post June 1998 Acquisitions") as if each had occurred as of June 30, 1998. See Pro Forma Financial Information.



(3) Gives effect to the Post June 1998 Acquisitions, the sale of 2,700,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom as if each had occurred as of June 30, 1998. See "Use of Proceeds" and Pro Forma Financial Information.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the Common Stock offered hereby.

     This Prospectus contains statements which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "expect," "believe," "goal," "plan," "intend," "estimate" and similar expressions and variations thereof used in this Prospectus are intended to specifically identify forward-looking statements. Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) potential acquisitions and the successful integration of such acquisitions; (ii) the use of the proceeds of the Offering; (iii) the Company's financing plans; (iv) trends affecting the Company's financial condition or results of operations; (v) the Company's growth strategy and operating strategy; (vi) trends in the Company's markets; (vii) trends in the Company's customer base; and (viii) the declaration and payment of dividends. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," identifies important factors that could cause such differences. The Company undertakes no obligation to publicly update or revise forward looking statements made in this Prospectus to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

     RISKS OF ACQUISITIONS AND FAILURE TO INTEGRATE ACQUIRED BUSINESSES. One of the Company's principal strategies is to increase its revenues and the markets it serves through the acquisition of complementary businesses. There can be no assurance that the Company will be able to identify and acquire attractive acquisition candidates, profitably manage such acquired companies or successfully integrate such acquired companies into the Company without substantial costs, delays or other problems. Acquisitions may involve a number of special risks, including, but not limited to, adverse short-term effects on the Company's reported financial condition or results of operations, diversion of management's attention, dependence on retention, hiring and training of key personnel, risks associated with unanticipated problems or liabilities, and amortization or impairment of intangible assets, created or acquired, some or all of which could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the issuance of Common Stock by the Company in connection with acquisitions may be dilutive to the holders of the Common Stock. The Company occasionally experiences competition in the pursuit of its acquisition candidates. Such competition may result in an increase in the valuations received by candidates in this industry and, consequently, may affect the prices the Company must pay for these acquisitions. In addition, there can be no assurance that companies acquired in the future will be profitable at the time of acquisition, that the companies recently acquired or acquired in the future will achieve sales and profitability justifying the Company's investment therein or that the Company will recognize the synergies expected from such acquisitions. The failure to generate profitability or to obtain any anticipated synergies from such acquired businesses could have a material adverse effect on the Company's businesses, financial condition or results of operations. See "Business -- Acquisition Strategy."


     RELIANCE ON MAJOR CUSTOMERS; RISK OF CUSTOMER LABOR INTERRUPTIONS. For the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, General Motors Corporation accounted for 48.6%, 32.0%, 16.8% and 9.3%, respectively; Ford Motor Company accounted for 11.8%, 19.0%, 13.9% and 14.3%, respectively; and Chrysler Corporation accounted for 4.6%, 5.5%, 1.8% and 1.4%, respectively, of the Company's net revenues. For the six months ended June 30, 1998, on a pro forma basis after giving effect to the 1998 Acquisitions, General Motors Corporation accounted for 6.4%; Ford Motor Company accounted for 9.9%; and Chrysler Corporation accounted for 1.0%, of the Company's net revenues. General declines in the automotive industry could cause a reduction in demand by such customers for the Company's products and services, and any such reduction in demand or loss of or material decrease in the business from these customers could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Customers."


     Several of the Company's key customers have large numbers of employees employed under collective bargaining agreements with the United Automobile, Aerospace and Agricultural Implement Workers of America (the "UAW"). The Company's business, results of operations and financial condition were not materially adversely affected by the recent strike by the UAW against General Motors Corporation, as many of the services the Company performs for General Motors support future product planning, credit, legal and other aspects of General Motors' business which do not correlate directly with the number of vehicles produced. The failure of General Motors Corporation, Ford Motor Company or Chrysler Corporation to maintain harmonious relationships with the UAW, however, could result in either a work stoppage or strike at any or all of their production facilities, which could have a material adverse effect on the Company's business, financial condition or results of operations.


     COMPETITION IN THE COMPANY'S MARKETS. The markets in which the Company's businesses compete are highly competitive. A significant source of competition is the in-house document handling capability of the Company's target customer base. There can be no assurance that these businesses will outsource more of their image and data capture, data management or output processing needs, or that such businesses will not bring in-house services that they currently outsource. In addition, with respect to those services that are outsourced, the Company competes with a variety of competitors, including large national or multinational companies, which have greater financial resources than the Company, and smaller regional or local companies. The Company's major competitors, in addition to various regional competitors, include IKON Office Solutions, Inc., Pitney Bowes Management Services, Inc. (a subsidiary of Pitney Bowes Inc.) and Xerox Document Services, a business group of Xerox Corporation, with respect to its image and data capture services; DataPlex, Inc., F.Y.I. Incorporated, IKON Office Solutions, Inc. and ImageMax, Inc. with respect to its data management services; and Xerox Document Services, Diversified Data & Communications, Inc. and Vestcom International, Inc. with respect to its output processing services. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, financial condition or results of operations.

     EFFECT OF POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY. The Company has experienced, and in the future may experience, significant quarter to quarter fluctuations in its results of operations. Quarterly results of operations may fluctuate as a result of a variety of factors, including, but not limited to, the size and timing of customer contracts, changes in customer budgets, variations in the cost of paper, the size and timing of acquisitions, the integration of acquired businesses into the Company's operations, the number and timing of new hires, the demand for the Company's services, disruptions in the businesses of the Company's customers, the timing of the introduction of new services and service enhancements by the Company or its competitors, market acceptance of new services, competitive conditions in the industry and general economic conditions. The Company's businesses are also typically seasonal as sales and profitability generally are lower during the third and fourth quarters of the year. In addition, the Company has experienced substantial growth in recent periods, and there can be no assurance that such rate of growth in revenues and profits can be maintained in the future.

     As a result, the Company believes that period to period comparisons of results of operations are not necessarily meaningful or indicative of the results that the Company may achieve in any subsequent quarter or a full year. Such fluctuations may result in volatility in the price of the Common Stock, and it is possible that in future quarters the Company's results of operations could be below the expectations of public market analysts and investors. Such an event could have a material adverse effect on the market price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Selected Quarterly Information."

     POTENTIAL LIABILITY FOR UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION. A substantial portion of the Company's business involves the handling of documents containing confidential and other sensitive information. Although the Company has established procedures intended to eliminate any unauthorized disclosure of confidential information and, in some cases, has contractually limited its potential liability for unauthorized disclosure of such information, there can be no assurance that unauthorized disclosures will not result in liability to the Company. It is possible that such liabilities could have a material adverse effect on the Company's business, financial condition or results of operations.

     RISK OF BUSINESS INTERRUPTIONS AND DEPENDENCE ON SINGLE FACILITIES FOR CERTAIN SERVICES. The Company believes that its success to date has been, and future results of operations will be, dependent in large part upon its ability to provide prompt and efficient services to its customers. Certain of the Company's operations are performed at a single location and are dependent on continuous computer, electrical and telephone service. As a result, any disruption of the Company's day-to-day operations could have a material adverse effect upon the Company. There can be no assurance that a fire, flood, earthquake, power loss, phone service loss or other disaster affecting one or more of the Company's facilities would not disable these functions. Any significant damage to any such facility or other failure that causes significant interruptions in the Company's operations may not be covered by insurance and could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Facilities."


     SIGNIFICANT INTANGIBLE ASSETS. As of June 30, 1998, the Company had $156.2 million of intangible assets, representing 55.9% of the Company's total assets, consisting primarily of goodwill ($197.5 million or 58.5% on a pro forma basis after giving effect to the Post June 1998 Acquisitions, the Offering and the application of the estimated net proceeds therefrom, as if each had occurred on June 30, 1998). Under terms of certain of the purchase agreements, shares of Common Stock and/or cash are being held in escrow to indemnify the Company if contingencies set forth in such purchase agreements occur within specified time periods ranging from 12 to 24 months from the respective dates of acquisition. With respect to the acquisitions the Company has completed to date, the cash and Common Stock held in escrow aggregated approximately $19.4 million. In addition, certain of the purchase agreements provide for an increase to the purchase price if operating income of the acquired business exceeds targeted levels. The maximum amount of additional purchase price which may be recorded should such targets be achieved for acquisitions the Company has completed to date is approximately $63.2 million. All of the purchase price contingencies, if any, will be recorded as an adjustment to the purchase price when the related contingency is resolved. The Company will incur non-cash charges as a result of amortization of such intangible assets over their lives. If the value of any such asset is impaired, the Company could incur a significant non-cash charge in the period of such impairment, and the market price of the Common Stock could be adversely affected when the Company reports any such charges. In addition, in the event of a sale or liquidation of the Company or its assets, there can be no assurance that the value of such intangible assets would be recovered.


     IMPORTANCE OF CONTINUED DEVELOPMENT OF NEW SERVICES. The introduction of competing services incorporating new technologies or the emergence of new technical standards could render some or all of the Company's services unmarketable. The Company believes that its future success depends on its ability to enhance its current services and develop new services that address the increasingly sophisticated needs of its customers. The failure of the Company to develop and introduce enhancements and new services in a timely and cost-effective manner in response to changing technologies or customer requirements could have a material adverse effect on the Company's business, financial condition or results of operations.

     DEPENDENCE ON PROPRIETARY RIGHTS; RISKS OF INFRINGEMENT. The Company regards the systems, information and know-how underlying its services as proprietary and relies primarily on a combination of contracts, trade secrets and confidentiality agreements to protect its proprietary rights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary, and policing unauthorized use of the Company's proprietary information is difficult. There can be no assurance that the obligations to maintain the confidentiality of the Company's proprietary information will effectively prevent disclosure or provide meaningful protection or that the Company's proprietary information will not be independently developed by the Company's competitors. Litigation may be necessary for the Company to protect its proprietary information and could result in substantial costs to, and diversion of efforts by, the Company. There can be no assurance that the Company would prevail in any such litigation. Any inability of the Company to protect its proprietary rights could have a material adverse effect on the Company's business, financial condition or results of operations.

     In addition, there can be no assurance that third parties will not assert claims against the Company alleging that the Company's systems or services infringe on their proprietary rights. Any infringement claims, whether with or without merit, can be time consuming and expensive to defend or may require the Company to enter into royalty or licensing agreements or cease the infringing activities. The failure to obtain such royalty agreements, if required, and the Company's involvement in such litigation could have a material adverse effect on the Company's business, financial condition or results of operations.

     DEPENDENCE ON KEY PERSONNEL. The Company's continued success will depend largely on the efforts and abilities of its executive officers and certain other key employees. Furthermore, the Company will likely be dependent on the senior management and key employees of companies that may be acquired in the future. The failure of any of these people to continue in their present roles, or the failure of the Company to attract and retain other skilled employees, could have a material adverse effect on the Company's business, financial condition or results of operations. The Company generally does not have employment agreements providing for a definite term of employment with its executive officers or key employees and does not maintain key man life insurance covering any of its executive officers or key employees. See "Management."

     FLUCTUATIONS IN PAPER PRICES. The price of paper increased significantly during 1995 and may increase in the future. The Company has not been able to structure its pricing with all of its customers to reflect increases in paper prices. There can be no assurance that the price of paper will not change in the future. Any significant increase in the price of paper that cannot be passed on to customers could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Inflation."

     RISK OF INADEQUATE FINANCING FOR FUTURE ACQUISITIONS. The Company currently finances acquisitions, and intends to finance future acquisitions, by using cash from operations, by issuing shares of Common Stock and through borrowings under the Company's credit facilities. The Company will need additional debt or equity financing to continue its acquisition strategy. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, such financing will be available on terms the Company deems acceptable. If the Company does not have sufficient cash resources or availability under its then existing credit facilities, or if the Common Stock does not maintain sufficient value or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company will be unable to continue its acquisition strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     YEAR 2000 COMPLIANCE. The Company uses a significant number of computer software programs and operating systems in its internal operations. To the extent that these software applications contain a source code that is unable to interpret appropriately the upcoming calendar year 2000, some level of modification or even possible replacement of such source code or applications will be necessary. The Company is currently modifying, replacing and/or upgrading its computer software programs and operating systems to make them "Year 2000" compliant and intends to complete its "Year 2000" compliance program in the second quarter of 1999. The Company anticipates that its expenditures for "Year 2000" compliance will not be material. However, there can be no assurance that the Company will not incur unanticipated costs or systems interruptions which could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, there can be no assurance that the failure by the Company's customers or suppliers to be "Year 2000" compliant will not have a material adverse effect on the Company's business, financial condition or results of operations.



     SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Upon completion of the Offering, the Company will have outstanding 14,955,849 shares of Common Stock (15,360,849 shares if the Underwriters' over-allotment options are exercised in full), of which the 3,500,000 shares sold in the Offering (4,025,000 shares if the Underwriters' over-allotment options are exercised in full) and the 7,918,400 shares sold in the Company's initial public offering completed in October 1996 and the Company's secondary offering completed in August 1997 and the approximately 290,000 shares exercised and sold pursuant to employee stock options will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are held by an "affiliate" of the Company as that term is defined under Rule 144 under the Securities Act

("Rule 144"). The remaining 3,247,449 shares (the "Restricted Shares") are subject to certain restrictions described below. Holders of 2,118,935 of the Restricted Shares will be eligible to sell a portion of such shares pursuant to Rule 144, subject to the manner of sale, volume, notice and information requirements of Rule 144. Notwithstanding the eligibility of certain shares to be sold following the completion of the Offering, such shares are subject to certain additional restrictions on transfer pursuant to certain agreements described below. See "Shares Eligible for Future Sale."


     The Company and its executive officers and directors and the Selling Stockholders have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock or other capital stock of the Company, or any right to purchase or acquire Common Stock or other capital stock of the Company, for a period of 90 days after the date of this Prospectus (the "Lock-Up Period"), without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, except for bona fide gifts or transfers effected by such stockholders other than on any securities exchange or in the over-the-counter market to donees or transferees that agree to be bound by such agreements (the "Lock-Up Agreements"). Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares subject to such Lock-Up Agreements. See "Shares Eligible for Future Sale" and "Underwriting."

     The Company has filed a Form S-8 registration statement under the Securities Act to register all shares of Common Stock issuable pursuant to the Company's 1995 Stock Option Plan. The Company will file a Form S-8 Registration Statement under the Securities Act to register all shares of Common Stock issuable pursuant to the Company's 1998 Equity Participation Plan following completion of the Offering. Shares covered by these registration statements are or will be eligible for sale in the public markets, subject to the Lock-Up Agreements. See "Management" and "Shares Eligible for Future Sale."


     In connection with the formation of the Company, the Company, certain of its stockholders, including Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR Fund IV") and certain members of the Company's management, entered into a Registration Agreement dated as of January 17, 1995 (the "Registration Agreement"). Upon the completion of the Offering, pursuant to the Registration Agreement, such stockholders and their transferees, who will hold in the aggregate 839,229 (724,979 if the Underwriters' over-allotment options are exercised in full) shares of Common Stock, are entitled to certain demand and piggy-back registration rights with respect to such shares of Common Stock which may be exercised after the expiration of the Lock-Up Period. The Company is not obligated, however to effect a demand registration within six months after the effective date of the Offering. Such rights could be used to force the Company to file a registration statement with respect to the Common Stock owned by such persons. The existence of the Registration Agreement rights and the perception that sales of Common Stock could occur thereunder could adversely effect the prevailing market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities. See "Certain Relationships and Related Transactions -- Registration Agreement" and "Shares Eligible for Future Sale."


     The Company is unable to predict the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to obtain capital through offerings of equity securities. See "Principal and Selling Stockholders," "Shares Eligible for Future Sale" and "Underwriting."


     Following the Offering the Company may issue Common Stock from time to time in connection with (i) achievement of earn-out targets in certain prior acquisitions and (ii) future acquisitions of stock or assets of other companies. Securities issued in such transactions may be exempt from registration under the Securities Act.


     ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER, BY-LAW AND STATUTORY
PROVISIONS. The Company's Amended and Restated Certificate of Incorporation and By-Laws provide for a classified board of directors, restrict the ability of stockholders to call special meetings or take stockholder action by written consent, contain advance notice requirements for stockholder proposals and nominations and contain special voting requirements for the amendment of the Company's Amended and Restated Certificate of Incorporation and By-Laws. These provisions could delay or hinder the removal of incumbent directors and could discourage or make more difficult a proposed merger, tender offer or proxy contest involving the Company or may otherwise have an adverse effect on the market price of the Common Stock. The Company is also subject to provisions of the Delaware General Corporation Law that restrict the Company from engaging in certain business combinations with a person who, together with affiliates and associates, owns 15% or more of the Common Stock (an "Interested Stockholder") for three years after the person becomes an Interested Stockholder, unless certain conditions are met or the business combination is approved by the Board and/or the Company's stockholders in a prescribed manner. These provisions also could render more difficult or discourage a merger, tender offer or other similar transaction. The Board has adopted a resolution approving any acquisition of shares of Common Stock by GTCR Fund IV and its affiliates that would otherwise result in GTCR Fund IV and its affiliates becoming an Interested Stockholder. See "Description of Capital Stock -- Certain Provisions of the Amended and Restated Certificate of Incorporation and By-Laws and Statutory Provisions" and "Principal and Selling Stockholders."

     Pursuant to the Amended and Restated Certificate of Incorporation, shares of preferred stock may be issued in the future by the Company without stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board may determine in the exercise of its business judgment. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest or the assumption of control by a holder of a large block of the Company's securities or the incumbent management. See "Description of Capital Stock -- Preferred Stock."

     POSSIBLE VOLATILITY OF STOCK PRICE. The market price for the Company's shares may fluctuate based on the Company's operating results or in response to material announcements by the Company or significant customers or competitors of the Company, changes in the economic or other conditions impacting the Company's targeted customer segments or changes in general economic conditions. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could have a material adverse effect on the market price of the Common Stock.

                                  THE COMPANY

     Lason Systems, Inc., a Michigan corporation and the predecessor to the Company (the "Predecessor"), was formed in 1985 as a result of a management buyout of the direct mail division of McKesson Corporation's 3PM subsidiary. The founders and principal stockholders of the Predecessor were Allen J. Nesbitt, a Director of and consultant to the Company and then the Vice President of 3PM, and Robert A. Yanover, a Director of the Company and the founder of 3PM. Annual revenues at the time of the buyout were approximately $1.0 million, primarily from small, direct mail projects.


     Currently, the Company employs more than 3,900 people, has operations in 25 states and Mexico and provides services to over 3,500 customers at 55 Lason multi-functional imaging centers and over 90 facility management sites located on customers' premises. For the year ended December 31, 1997, and the six months ended June 30, 1998, the Company had net revenues of $120.3 million and $109.2 million, respectively.


     In January 1995, the founders recapitalized the Predecessor (the "Recapitalization") by selling substantially all of its assets to Lason Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Lason, Inc., which was then named Lason Holdings, Inc. In August 1996, Lason Holdings, Inc. changed its name to Lason, Inc. After the acquisition, Lason Acquisition Corp. changed its name to Lason Systems, Inc. and continued the business operation of the Predecessor. Shortly thereafter, the Company appointed Gary L. Monroe, the former President of Kodak Imaging Services, Inc., a leading international imaging business, as Chief Executive Officer of the Company. As part of the Recapitalization, GTCR Fund IV became the majority stockholder of the Company. Messrs. Yanover and Nesbitt retained a major stock ownership interest in the Company and continue to be active on the Board of Directors. See "Principal and Selling Stockholders" and "Management."

     Lason, Inc. was incorporated in Delaware in January 1995. The Company's principal executive office is located at 1305 Stephenson Highway, Troy, Michigan 48083, and its telephone number is (248) 597-5800. The Company's Internet address is http://www.lason.com.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,700,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $131.9 million ($151.8 million if the Underwriters' over-allotment option with the Company is exercised in full) after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company. The Company will not receive any of the proceeds from the sale of shares of Common Stock offered by the Selling Stockholders.



     The Company intends to use a portion of the net proceeds to repay all of its outstanding indebtedness under the Credit Agreement. As of August 11, 1998, the balance outstanding under the Credit Agreement was approximately $147.9 million, which accrued interest at an annual weighted average interest rate of 7.0% at August 11, 1998. All advances under the Credit Agreement, together with accrued and unpaid interest, are required to be repaid on June 29, 2003. The amounts outstanding under the Credit Agreement were used primarily to finance acquisitions. See "Business -- Acquisition Strategy" and "Management Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Agreement." Any remaining net proceeds will be used for general corporate purposes, including future acquisitions.


     Pending application of the net proceeds as described above, the net proceeds will be invested in short-term, interest bearing investment grade or government securities.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been included for quotation in the Nasdaq National Market under the symbol LSON since the Company's initial public offering in October 1996. The following table sets forth for each period indicated the high and low sales prices for the Common Stock as reported by the Nasdaq National Market:


                                                                 HIGH        LOW
                                                                 ----        ---
FISCAL 1996:
  Fourth Quarter (from October 9, 1996).....................    $24.125    $14.000
FISCAL 1997:
  First Quarter.............................................    $25.500    $17.750
  Second Quarter............................................     28.125     16.000
  Third Quarter.............................................     29.375     23.375
  Fourth Quarter............................................     30.125     23.125
FISCAL 1998:................................................
  First Quarter.............................................    $38.750    $25.125
  Second Quarter............................................     54.500     35.500
  Third Quarter (through August 14, 1998)...................     58.500     44.750



     On July 28, 1998, the last reported sales price of the Common Stock on the Nasdaq National Market was $51.438 per share, and there were approximately 84 holders of record of the Common Stock.


                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on the Common Stock. The Company currently intends to retain any earnings to finance operations and expansion and, therefore, does not anticipate declaring or paying any cash dividends on the Common Stock in the foreseeable future. Future cash dividends, if any, will be determined by the Board and will be based upon the Company's earnings, capital requirements, financial condition and other factors deemed relevant by the Board. The Company's Credit Agreement does not permit the payment of dividends without the consent of the lenders.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of June 30, 1998: (i) on an actual basis; (ii) on a pro forma basis to give effect to the Post June 1998 Acquisitions; and (iii) on such pro forma basis as adjusted to give effect to the sale of the 2,700,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Pro Forma Financial Information and Consolidated Financial Statements appearing elsewhere in this Prospectus.



                                                                           JUNE 30, 1998
                                                                ------------------------------------
                                                                 ACTUAL     PRO FORMA    AS ADJUSTED
                                                                 ------     ---------    -----------
Short-term debt.............................................    $     --    $     48      $     48
                                                                ========    ========      ========
Long-term debt, less current portion(1).....................    $ 96,400     145,097        13,216
Stockholder's equity:
  Preferred Stock, $0.01 par value; 5,000,000 shares
     authorized, no shares issued and outstanding...........          --          --            --
  Common Stock, $0.01 par value, 20,000,000 shares
     authorized; 12,118,514, 12,255,849 and 14,955,849
     shares issued and outstanding, of which 403,519,
     564,241 and 564,241 shares are held in escrow (Actual,
     Pro Forma and As Adjusted, respectively)(2)............         117         117           144
Additional paid-in capital..................................     120,102     120,371       252,225
Retained earnings...........................................      21,384      21,384        21,384
                                                                --------    --------      --------
  Total stockholders' equity................................     141,603     141,872       273,753
                                                                --------    --------      --------
          Total capitalization..............................    $238,003    $287,017      $287,017
                                                                ========    ========      ========


-------------------------

(1) Includes borrowings under the Company's Credit Agreement, under which the Company currently may borrow up to a maximum of $200 million.


(2) Excludes, as of July 29, 1998, an aggregate of 1,590,560 shares of Common Stock reserved for issuance under the Company's stock incentive plans, of which options for 1,363,028 shares are currently outstanding with a weighted average exercise price of $27.40 per share. See "Management -- Stock Options Plan."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following table sets forth the selected consolidated financial data of the Company and the Predecessor. The selected consolidated financial data for the Company as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 are derived from the audited consolidated financial statements included elsewhere in this Prospectus. The selected financial data for the Company and the Predecessor as of December 31, 1993, 1994 and 1995 and for the years ended December 31, 1993 and 1994 have been derived from the audited financial statements of the Company and the Predecessor. The selected consolidated financial data for the Company as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 have been derived from the unaudited consolidated financial statements included elsewhere in this Prospectus. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to fairly present the data for such periods are included. Data for the six months ended June 30, 1998 are not necessarily indicative of future results. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Pro Forma Financial Information, the Consolidated Financial Statements of the Company, and the other financial information included elsewhere in this Prospectus.


                                  PREDECESSOR                         COMPANY
                              -------------------   --------------------------------------------

                                                   YEAR ENDED DECEMBER 31,
                              ------------------------------------------------------------------
                                                   HISTORICAL                         PRO FORMA
                              ----------------------------------------------------   AS ADJUSTED
                                1993       1994       1995       1996       1997       1997(1)
                                ----       ----       ----       ----       ----     -----------

STATEMENT OF INCOME DATA:
  Revenues, net of
    postage.................  $ 31,151   $ 41,151   $ 46,605   $ 69,937   $120,337    $248,267
  Cost of revenues..........    20,684     27,238     31,227     47,587     80,846     167,725
                              --------   --------   --------   --------   --------    --------
  Gross profit..............    10,467     13,913     15,378     22,350     39,491      80,542
  Selling, general and
    administrative
    expenses................     6,980      8,377      9,406     12,699     21,364      49,975
  Compensatory stock option
    expense.................        --         --        308        936        221         221
  Amortization of
    intangibles.............       163        266        817      1,121      2,477       6,108
                              --------   --------   --------   --------   --------    --------
  Income from operations....     3,324      5,270      4,847      7,594     15,429      24,238
  Net interest expense......       105        164      1,694      1,760      1,249         621
                              --------   --------   --------   --------   --------    --------
  Income before income
    taxes...................     3,219      5,106      3,153      5,834     14,180      23,617
  Provision for income
    taxes(2)................        --         --      1,139      2,103      5,110       9,451
                              --------   --------   --------   --------   --------    --------
  Net income(2).............  $  3,219   $  5,106   $  2,014   $  3,731   $  9,070    $ 14,166
                              ========   ========   ========   ========   ========    ========
  Earnings per share:
    Basic(3)................                        $   0.35   $   0.59   $   0.93    $   1.14
                                                    ========   ========   ========    ========
    Diluted(3)..............                        $   0.33   $   0.55   $   0.90    $   1.07
                                                    ========   ========   ========    ========
  Weighted average number of
    common and common
    equivalent shares
    outstanding:
    Basic...................                           5,692      6,361      9,704      12,432
    Diluted.................                           6,192      6,764     10,035      13,256

                                           COMPANY
                              ---------------------------------
                                      SIX MONTHS ENDED
                                          JUNE 30,
                              ---------------------------------
                                  HISTORICAL         PRO FORMA
                              -------------------   AS ADJUSTED
                                1997       1998       1998(1)
                                ----       ----     -----------
                                  (UNAUDITED)
STATEMENT OF INCOME DATA:
  Revenues, net of
    postage.................  $ 53,658   $109,202    $157,696
  Cost of revenues..........    37,147     70,325     101,298
                              --------   --------    --------
  Gross profit..............    16,511     38,877      56,398
  Selling, general and
    administrative
    expenses................     8,493     22,536      34,507
  Compensatory stock option
    expense.................       109        138         138
  Amortization of
    intangibles.............     1,041      2,283       3,475
                              --------   --------    --------
  Income from operations....     6,868     13,920      18,278
  Net interest expense......       740      2,176         548
                              --------   --------    --------
  Income before income
    taxes...................     6,128     11,744      17,730
  Provision for income
    taxes(2)................     2,250      4,438       7,158
                              --------   --------    --------
  Net income(2).............  $  3,878   $  7,306    $ 10,572
                              ========   ========    ========
  Earnings per share:
    Basic(3)................  $   0.44   $   0.63    $   0.74
                              ========   ========    ========
    Diluted(3)..............  $   0.42   $   0.59    $   0.70
                              ========   ========    ========
  Weighted average number of
    common and common
    equivalent shares
    outstanding:
    Basic...................     8,782     11,630      14,333
    Diluted.................     9,139     12,287      15,209



                                   PREDECESSOR                                       COMPANY
                                -----------------   --------------------------------------------------------------------------
                                                  DECEMBER 31,                                     JUNE 30, 1998
                                ------------------------------------------------      ----------------------------------------
                                                   HISTORICAL
                                ------------------------------------------------                     PRO          PRO FORMA
                                 1993      1994      1995      1996       1997         ACTUAL      FORMA(4)     AS ADJUSTED(5)
                                 ----      ----      ----      ----       ----         ------      --------     --------------
                                                                                                 (UNAUDITED)
BALANCE SHEET DATA:
  Working capital.............  $ 3,307   $ 3,218   $ 5,141   $16,653   $ 31,337      $ 55,178     $ 57,867        $ 57,867
  Total assets................   13,877    15,692    37,309    78,546    177,899       279,304      337,801         337,801
  Long-term debt, less current
    portion...................      320       261    18,777     4,101     13,550        96,400      145,097          13,216
  Total stockholders'
    equity....................    6,567     6,623     9,214    57,006    131,545       141,603      141,872         273,753


-------------------------
(Footnotes on next page)

(1) Gives effect to the 1998 Acquisitions, the sale of 2,700,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom as if each had occurred as of January 1, 1997. See "Use of Proceeds" and Pro Forma Financial Information.

(2) From its inception to January 17, 1995, the Company was an S corporation and, accordingly, was not subject to federal income taxes.


(3) Earnings per share are not presented for the Predecessor as such information is not representative of the current capital structure of the Company.



(4) Gives effect to the Post June 1998 Acquisitions as if each had occurred as of June 30, 1998. See Pro Forma Financial Information.



(5) Gives effect to the Post June 1998 Acquisitions, the sale of 2,700,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom as if each had occurred as of June 30, 1998. See "Use of Proceeds" and Pro Forma Financial Information.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company, the Pro Forma Financial Information and the other related financial information included in this Prospectus. The discussion in this section of the Prospectus contains forward-looking statements that involve risks and uncertainties. When used in this document, the words "anticipate," "believe," "estimate," and "expect" and similar expressions generally are intended to identify forward-looking statements. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and "Business," as well as those discussed elsewhere in this section and elsewhere in this Prospectus.

OVERVIEW

     Lason provides integrated information outsourcing for image and data capture, data management and output processing services. The investments the Company has made in imaging and communications technology, personnel, equipment and systems over the past decade have given it the capabilities and expertise necessary to meet the growing and increasingly complex information management requirements of its customers. The Company primarily serves customers in the manufacturing, healthcare, financial services and professional services industries. The Company's core competencies in input processing, data management and output processing enable it to provide a broad range of services across a wide range of media types and allow customers to fulfill their information management outsourcing needs with a single vendor.


     The Company's strategy has been to offer a wide range of services across a broad geographic area to its customers and to use technologically advanced solutions to expand its service offerings. The Company's net revenues have increased from $31.2 million in 1993 to $120.3 million in 1997, representing a CAGR of 40.2% over this five year period. The Company's diluted earnings per share have increased from $0.33 in 1995 to $0.90 in 1997, representing a CAGR of 65.1% over this three year period. The Company's net revenues increased 103.5% to $109.2 million for the six months ended June 30, 1998, as compared with the six months ended June 30, 1997. The Company's diluted earnings per share have increased 40.5% to $0.59 for the six month period ended June 30, 1998, as compared to the same period in 1997.


     The Company's revenues are generally recorded when services are provided. Revenues are presented net of postage, since postage and similar delivery costs are generally passed through for reimbursement directly from the customer. Costs of revenues consist principally of wages and related benefits associated with providing the Company's services, costs of paper products and related supplies, and building and equipment expenses. Selling, general and administrative expenses include expenses incurred in connection with acquisitions, wages and related benefits associated with the Company's executive and middle management, marketing and selling activities (principally wages and related costs) and financial and other administrative expenses.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of net revenues represented by certain items in the Company's Statements of Income and Pro Forma Financial Information:


                                                    YEAR ENDED DECEMBER 31            SIX MONTHS ENDED JUNE 30,
                                            --------------------------------------   ---------------------------
                                                                        PRO FORMA                     PRO FORMA
                                                                       AS ADJUSTED                   AS ADJUSTED
                                            1995    1996       1997      1997(1)     1997    1998      1998(1)
                                            ----    ----       ----    -----------   ----    ----    -----------
                                                                                      (UNAUDITED)
STATEMENT OF INCOME DATA:
  Revenues, net of postage................  100.0%  100.0%     100.0%     100.0%     100.0%  100.0%     100.0%
  Cost of revenues........................   67.0    68.0       67.2       67.6       69.2    64.4       64.2
                                            -----   -----      -----      -----      -----   -----      -----
  Gross profit............................   33.0    32.0       32.8       32.4       30.8    35.6       35.8
  Selling, general and administrative
    expenses..............................   20.2    18.2       17.8       20.1       15.8    20.6       21.9
                                            -----   -----      -----      -----      -----   -----      -----
  Compensatory stock option expense.......    0.7     1.3        0.2        0.1        0.2     0.1        0.1
  Amortization of intangibles.............    1.8     1.6        2.1        2.4        2.0     2.1        2.2
                                            -----   -----      -----      -----      -----   -----      -----
  Income from operations..................   10.4    10.9       12.8        9.8       12.8    12.8       11.6
  Net interest expense....................    3.6     2.5        1.0        0.3        1.4     2.0        0.3
                                            -----   -----      -----      -----      -----   -----      -----
  Income before income taxes..............    6.8     8.3       11.8        9.5       11.4    10.8       11.3
  Provision for income taxes..............    2.4     3.0        3.8        3.8        4.2     4.1        4.6
                                            -----   -----      -----      -----      -----   -----      -----
  Net income..............................    4.3%    5.3%       7.5%       5.7%       7.2%    6.7%       6.7%
                                            =====   =====      =====      =====      =====   =====      =====


-------------------------
(1) Gives effect to the 1998 Acquisitions, the sale of 2,700,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom as if each had occurred as of January 1, 1997. See Pro Forma Financial Information.


SIX MONTHS ENDED JUNE 30, 1998 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1997



     Net Revenues. Net revenues increased from $53.7 million in the six months ended June 30, 1997 to $109.2 million in the comparable 1998 period, an increase of $55.5 million or 103.5%. Of this increase, $47.7 million was due to acquisitions and $7.8 million was due to growth in the Company's existing business. The internal growth was primarily the result of a higher image and data capture and data management revenue, partially offset by the effects of certain discontinued services.



     Gross Profit. Gross profit increased from $16.5 million in the six months ended June 30, 1997 to $38.9 million in the comparable 1998 period, an increase of $22.4 million or 135.5%. The increase was primarily due to an increase in net revenues and the Company's product mix. Gross profit as a percentage of net revenues increased from 30.8% for the six months ended June 30, 1997 to 35.6% in the 1998 comparable period.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $8.5 million for the six months ended June 30, 1997 to $22.5 million in the comparable 1998 period, an increase of $14.0 million or 164.7%. As a percentage of the Company's net revenues, selling, general and administrative expenses increased from 15.8% for the six months ended June 30, 1997 to 20.6% in the comparable 1998 period. Approximately $9.1 million of the increase was due to selling, general and administrative expenses of acquired companies. The remaining increase was primarily due to increased compensation and other corporate overhead expenses associated with managing a larger consolidated organization.



     Amortization of Intangibles. Amortization of intangibles increased from $1.0 million for the six months ended June 30, 1997 to $2.3 million in the comparable 1998 period, an increase of $1.3 million or 119.3%. The increase was primarily due to the increase in goodwill related to business acquisitions completed during 1998.



     Net Interest Expense. Net interest expense increased from $740,000 in the six months ended June 30, 1997 to $2.2 million in the comparable 1998 period, an increase of $1.4 million or 197.3%. The increase was primarily due to higher average borrowing balances resulting from borrowings used to fund business acquisitions.


YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

     Net Revenues. From 1996 to 1997, net revenues increased from $69.9 million to $120.3 million, an increase of $50.4 million or 72.1%. Of this increase, $39.3 million was due to acquisitions and $11.1 million was due to growth in the Company's existing businesses. The internal growth was primarily the result of an $8.5 million increase in output processing revenues, a $2.0 million increase in Visions computer output laser to disk (COLD) services and a $3.0 million increase in Document Express print on demand services. Those increases were partially offset by lower revenue related to the effects of certain discontinued services.

     Gross Profit. From 1996 to 1997, gross profit increased from $22.4 million to $39.5 million, an increase of $17.1 million or 76.7%. The increase was primarily due to an increase in net revenues and the Company's product mix. Gross profit as a percentage of net consolidated revenues was 32.8% for the year ended December 31, 1997 compared to 32.0% in 1996.

     Selling, General and Administrative Expenses. From 1996 to 1997, selling, general and administrative expenses increased from $12.7 million to $21.4 million, an increase of $8.6 million or 68.2%. Selling, general and administrative expenses as a percentage of consolidated net revenues was 17.6% in 1997 versus 17.7% in 1996. The increase was primarily due to expenses incurred by acquired companies.

     Compensatory Stock Option Expense. From 1996 to 1997, compensatory stock option expense decreased from $936,000 to $221,000, a decrease of $715,000 or 76.4%. The provisions of certain stock option agreements included the immediate vesting of those options on the effective date of the Company's initial public offering. Accordingly, the Company recorded a non-cash expense of $653,000 during the fourth quarter of 1996 to record the compensation expenses associated with the immediate vesting of those stock options.

     Amortization of Intangibles. From 1996 to 1997, amortization of intangibles increased from $1.1 million to $2.5 million, an increase of $1.4 million or 121.0%. The increase was primarily due to the increase in goodwill related to business acquisitions.


     Net Interest Expense. From 1996 to 1997, interest expense decreased from $l.8 million to $1.2 million, a decrease of $0.6 million or 29.0%. The decrease was primarily due to lower average borrowings in 1997 compared to 1996.


YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

     Net Revenues. From 1995 to 1996, net revenues increased from $46.6 million to $69.9 million, an increase of $23.3 million or 50.0%. The $23.3 million increase in net revenues included $14.8 million of net revenues related to businesses acquired during 1996 and $8.5 million principally due to sales growth in the Company's existing businesses. The breakdown of the $8.5 million in sales growth from existing businesses and the percentage period over period growth were as follows: business communications, $5.0 million (71.0%); digital imaging, $2.2 million (53.0%) and collection letter processing, $1.3 million (24.0%).

     Gross Profit. From 1995 to 1996, gross profit increased from $15.4 million to $22.4 million, an increase of $7.0 million or 45.5%. The increase was primarily due to an increase in net revenues, partially offset by lower gross profit margins for businesses acquired in 1996. Gross profit as a percentage of net revenues was 32.0% for the year ended December 31, 1996 versus 33.0% in 1995.

     Selling, General and Administrative Expenses. From 1995 to 1996, selling, general and administrative expenses increased from $9.4 million to $12.7 million, an increase of $3.2 million or 34.3%. Of this increase, $2.4 million was attributable to businesses acquired during 1996, $400,000 was due to an increase in administrative expenses primarily resulting from the hiring of several key executives in late 1995 and in the first three quarters of 1996, and $500,000 was due to an increase in advertising, sales commissions and other selling expenses, related to the higher sales volumes. Selling, general and administrative expenses as a percentage of net revenues was 18.1% in 1996 versus 20.2% in 1995. The decrease in selling, general and administrative expenses as a percentage of net revenues primarily resulted from increased revenues without a proportionate increase in expenses.

     Compensatory Stock Option Expense. From 1995 to 1996, compensatory stock option expense increased from $308,000 to $936,000, an increase of $628,000 or 203.8%. The provisions of certain stock option agreements included the immediate vesting of those options on the effective date of the Company's initial public offering of Common Stock. Accordingly, the Company recorded a non-cash expense of $653,000 during the fourth quarter of 1996 to record the compensation associated with the immediate vesting of those stock options.

     Amortization of Intangibles. From 1995 to 1996, amortization of intangibles increased from $817,000 to $1.1 million, an increase of $283,000 or 37.2%. The increase was primarily due to amortization of goodwill recorded as a result of businesses acquired during 1996.

SELECTED QUARTERLY INFORMATION


     The following tables set forth certain unaudited quarterly financial data of the Company for each of the ten quarters beginning January 1, 1996 and ended June 30, 1998. The information for each of these quarters is prepared on the same basis as the Consolidated Financial Statements of the Company included elsewhere in this Prospectus and include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to fairly present the data for such periods. The information in the following tables is not necessarily indicative of future results. See "Risk Factors -- Effect of Potential Fluctuations in Quarterly Operating Results; Seasonality." The tables should be read in conjunction with the Consolidated Financial Statements of the Company and the other financial information included elsewhere in this Prospectus.


                                                              QUARTER ENDED
                               ----------------------------------------------------------------------------
                               MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                 1996       1996       1996        1996       1997       1997       1997
                               --------   --------   ---------   --------   --------   --------   ---------
                                                        (UNAUDITED, IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net revenues.................  $13,005    $14,084     $20,659    $22,189    $26,236    $27,422     $30,608
Cost of revenues.............    8,659      9,037      14,754     15,137     18,147     19,000      20,238
Gross profit.................    4,346      5,047       5,905      7,052      8,089      8,422      10,370
Selling, general and
  administrative expenses....    2,514      2,777       3,500      3,908      4,349      4,144       5,748
Income from operations.......    1,576      1,986       1,919      2,113      3,206      3,662       3,900

                                       QUARTER ENDED
                               ------------------------------
                               DEC. 31,   MAR. 31,   JUNE 30,
                                 1997       1998       1998
                               --------   --------   --------
                                 (UNAUDITED, IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net revenues.................  $36,071    $46,566    $ 62,636
Cost of revenues.............   23,461     29,811      40,514
Gross profit.................   12,610     16,755      22,122
Selling, general and
  administrative expenses....    7,123      9,778      12,758
Income from operations.......    4,661      5,942       7,978


                                                                         QUARTER ENDED
                                    ---------------------------------------------------------------------------------------
                                    MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                      1996       1996       1996        1996       1997       1997       1997        1997
                                    --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                          (UNAUDITED)
STATEMENT OF INCOME DATA AS A
  PERCENTAGE OF NET REVENUES:
Net revenues......................   100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%     100.0%
Cost of revenues..................    66.6       64.2        71.4       68.2       69.2       69.3        66.1       65.0
Gross profit......................    33.4       35.8        28.6       31.8       30.8       30.7        33.6       35.0
Selling, general and
  administrative expenses.........    19.3       19.7        16.9       17.6       16.6       15.1        18.8       19.7
Income from operations............    12.1       14.1         9.3        9.5       12.2       13.3        12.7       12.9

                                       QUARTER ENDED
                                    -------------------
                                    MAR. 31,   JUNE 30,
                                      1998       1998
                                    --------   --------
                                        (UNAUDITED)
STATEMENT OF INCOME DATA AS A
  PERCENTAGE OF NET REVENUES:
Net revenues......................   100.0%    100.0%
Cost of revenues..................    64.0       64.7
Gross profit......................    36.0       35.3
Selling, general and
  administrative expenses.........    21.0       20.4
Income from operations............    12.8       12.7


     The Company's results of operations are subject to quarterly variations. Net revenues can vary from period to period due to the effect of the timing of specific projects. Quarterly results may also vary as a result of the timing of acquisitions and the timing and magnitude of costs related to such acquisitions. See "Risk Factors -- Effect of Potential Fluctuations in Quarterly Operating Results; Seasonality" and "-- Fluctuations in Paper Prices."

LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its operations and acquisitions through a combination of cash flow from operations, bank borrowings and the issuance of shares of Common Stock.

OPERATING ACTIVITIES

     Cash provided by operating activities was $1.3 million for the year ended December 31, 1995, compared to cash used in operating activities of $2.1 million for the year ended December 31, 1996 and cash provided by operating activities of $3.4 million in 1997. The increase in operating cash flows in 1997 versus 1996 was primarily the result of higher net income, an increase in net revenue without a corresponding increase in accounts receivable, and an increase in accrued expenses and other liabilities. The decrease in operating cash flows in 1996 versus 1995 was primarily due to lower accrued expenses and other liabilities, which more than offset the increase in net income.


     Cash used by operating activities totaled $4.5 million for the six months ended June 30, 1998 compared to cash provided by operating activities of $1.2 million for the comparable period of 1997. The decrease in operating cash flows in 1998 is primarily due to the effects of increased accounts receivable balances, increased prepaid expenses, and lower customer deposits and other current liabilities.


INVESTING ACTIVITIES


     Cash flows used in investing activities totaled $1.8 million, $21.7 million, $68.3 million and $74.7 million for the years ended December 31, 1995, 1996, 1997 and the six months ended June 30, 1998, respectively. These cash flows have been used primarily to fund the acquisition of businesses and to invest in capital equipment. Cash used for acquisitions totaled $1.4 million, $17.1 million, $57.3 million and $65.7 million for the years ended December 31, 1995, 1996, 1997 and the six months ended June 30, 1998, respectively. Cash used for capital equipment and software development activities totaled $1.1 million, $4.6 million, $11.8 million and $9.0 million for the years ended December 31, 1995, 1996, 1997 and the six months ended June 30, 1998. Investments in capital equipment for 1997 included $3.5 million, for previously leased equipment. In addition, investments in capital equipment and software development activities for 1997 and the six months ended June 30, 1998 included $1.4 million and $1.3 million, respectively, for the development and implementation of computer software primarily to support the Company's national information processing needs. The Company expects that these projects and related costs will continue as it pursues its acquisition strategy.


FINANCING ACTIVITIES


     Cash provided by financing activities was $67.7 million in 1997 compared to $23.8 million in 1996. In August 1997, the Company completed a secondary public offering of 2,457,620 shares of Common Stock for net proceeds of $58.0 million, after deducting underwriting discounts and other offering expenses. The net proceeds were used to repay debt outstanding under the Company's Credit Agreement and for general corporate purposes. In October 1996, the Company completed an initial public offering of 3,450,000 shares of Common Stock for net proceeds of $53.0 million, after deducting underwriting discounts and other offering expenses. The net proceeds were primarily used to repay amounts then outstanding under the Company's Credit Agreement and to redeem shares of Common Stock held by the Company's largest shareholder. Cash flows provided by financing activities totaled $76.9 million for the six months ended June 30, 1998 and largely consisted of borrowings under the Company's Credit Agreement. During the first quarter of 1998, the Company repaid $6.2 million of short-term promissory notes relating to certain business acquisitions the Company completed in the fourth quarter of 1997.


CREDIT AGREEMENT


     The Company's Credit Agreement provides for revolving credit loans up to a maximum of $200 million. Borrowings are expected to be used to finance additional acquisitions of businesses, working capital, capital expenditures and for other corporate purposes. Borrowings under the Credit Agreement are collateralized by substantially all of the Company's assets. The Company is not required to make principal payments prior to 2003. Interest on amounts outstanding is calculated based on interest rates determined at the time of borrowing. Borrowings bear interest at either LIBOR plus an applicable margin (6.94% as of August 12, 1998) or a base percentage rate plus an applicable margin (8.50% as of August 12, 1998) at the Company's election at the time of borrowing. The Credit Agreement contains restrictions on the acquisition of stock or assets, dispositions of assets, incurrence of other liabilities, minimum requirements for cash flow and certain financial ratios. As of August 11, 1998, $147.9 million was outstanding under the Credit Agreement. See Pro Forma Financial Information and Note 4 to the Notes to the Consolidated Financial Statements of the Company.


     The Company will use a portion of the net proceeds of the Offering to repay all of its outstanding indebtedness under the Credit Agreement.

RECENT ACQUISITIONS


     The Company's liquidity and capital resources have been significantly affected by acquisitions and, given the Company's acquisition strategy, may be significantly affected by acquisitions for the foreseeable future. To capitalize on the information management industry consolidation opportunity, the Company has adopted a more active acquisition strategy. See "Summary -- Recent Acquisitions" and "Business -- Acquisition Strategy." Since June 1995, the Company has acquired 28 companies. The Company has to date financed its acquisitions with borrowings under the Credit Agreement, with shares of its Common Stock and with cash from operations. Borrowings for acquisitions during 1997 and the first six months of 1998 totaled $55.0 million and $65.7 million, respectively. In addition, the Company borrowed $34.9 million in July 1998 to fund the acquisition of Consolidated Reprographics.


FUTURE CAPITAL NEEDS

     The Company's liquidity and capital resources have been significantly affected by acquisitions of businesses and, given the Company's acquisition strategy, may be significantly affected for the foreseeable future. To date, the Company has financed its acquisitions with borrowings under its Credit Agreement, shares of its Common Stock and cash from operations.

     The Company's ability to obtain cash adequate to fund its needs depends generally on the results of its operations and the availability of financing. Management believes that cash flow from operations, in conjunction with borrowings from its existing and any future credit agreements and possible issuance of shares of its Common Stock, will be sufficient to meet debt service requirements, make possible future acquisitions and fund capital expenditures in the future. However, there can be no assurance in this regard or that the terms available for any future financing, if required, would be favorable to the Company.

YEAR 2000 COMPLIANCE


     The Company uses a significant number of computer software programs and operating systems in its internal operations. To the extent that these software applications contain a source code that is unable to interpret appropriately the upcoming calendar year 2000, some level of modification or even possible replacement of such source code or applications will be necessary. The Company is currently modifying, replacing and/or upgrading its computer software programs and operating systems to make them "Year 2000" compliant and intends to complete its "Year 2000" compliance program in the second quarter of 1999. The Company anticipates that its expenditures for "Year 2000" compliance will not be material. However, there can be no assurance that the Company will not incur unanticipated costs or systems interruptions which could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, there can be no assurance that the failure by the Company's customers or suppliers to be "Year 2000" compliant will not have a material adverse effect on the Company's business, financial condition or results of operations.


INFLATION

     Certain of the Company's expenses, such as wages and benefits, occupancy costs and equipment repair and replacement, are subject to normal inflation. Supplies, such as paper and related products, can be subject to significant price fluctuations. The Company has not been able to structure its pricing with all of its customers to reflect increases in paper prices. Although the Company to date has been able to substantially offset any such cost increases through increased operating efficiencies, there can be no assurance that the Company will be able to offset any future cost increases through similar efficiencies or increased charges for its products and services.

                                    BUSINESS


     Lason provides integrated information outsourcing for image and data capture, data management and output processing services. The investments the Company has made in imaging and communications technology, personnel, equipment and systems over the past decade have given it the capabilities and expertise necessary to meet the growing and increasingly complex information management requirements of its customers. The Company primarily serves customers in the manufacturing, healthcare, financial services and professional services industries. The Company's core competencies in input processing, data management and output processing enable it to provide a broad range of services across a wide range of media types and allow customers to fulfill their information management outsourcing needs with a single vendor. The Company's strategy has been to offer a wide range of services across a broad geographic area to its customers and to use technologically advanced solutions to expand its service offerings. The Company's net revenues have increased from $31.2 million in 1993 to $120.3 million in 1997, representing a CAGR of 40.2% over this five year period. The Company's diluted earnings per share have increased from $0.33 in 1995 to $0.90 in 1997, representing a CAGR of 65.1% over this three year period. The Company's net revenues increased 103.5% to $109.2 million for the six months ended June 30, 1998, as compared with the same period in 1997. The Company's diluted earnings per share increased 40.5% to $0.59 for the six month period ended June 30, 1998, as compared to the same period in 1997. Currently, the Company employs more than 3,900 people, has operations in 25 states and Mexico and provides services to over 3,500 customers at 55 Lason multi-functional imaging centers and over 90 facility management sites located on customers' premises.


     The Company completed its initial public offering in October 1996 and a secondary public offering in August 1997. Since its secondary public offering, the Company has:

          - Completed 13 acquisitions of information management companies which had aggregate 1997 revenues of approximately $151.0 million;


          - Achieved significant internal revenue growth, generating net revenues in the six months ended June 30, 1998 that were approximately 18% higher than those achieved in the six months ended June 30, 1997, excluding the results of companies acquired after June 30, 1997;


          - Increased the geographic presence of its operations from 15 states to 25 states and Mexico;

          - Introduced Corporate ID, a proprietary Internet-based software application that allows corporate customers to manage the procurement of corporate identification materials, enhanced the capabilities of Visions computer output to laser disk (COLD) and continued expansion of its branding strategy by increasing its emphasis on products such as Document Express (print on demand), Priority Gram and PROXYGRAM; and

          - Increased the availability under its Credit Agreement up to a maximum of $200 million.

     Lason's information management service offerings can be divided into the areas of image and data capture, data management and output processing. The Company's image and data capture services include the scanning and conversion of documents from a variety of input media to a digital format. The Company also provides traditional microfilm and microfiche services as well as on-site facility management services. The Company's data management services include electronic document storage and retrieval, database management and Internet-based services, as well as list manipulation, sorting services and information search solutions so that customers' data can be customized and updated for specific target market mailings. The Company's Internet-based services include its latest offering, Corporate ID, a proprietary software application that allows corporate customers to manage the procurement of corporate identification materials. The Company's output processing services include print on demand, business communications and statement processing services. The Company's newest output processing service offering, Document Express (print on demand), allows documents to be stored digitally, accessed on-line and printed and distributed locally or centrally, depending on end-user requirements. The Company's business communications services provides customers with rapid, reliable and cost-effective methods for making large-scale distributions of statements, reports, proxy solicitations and letters to consumers and other target audiences by fax, electronic distribution, print and mail. The Company also provides customized processing services for over 500 collection agencies located throughout the United States.

MARKET AND INDUSTRY OVERVIEW

     The Company believes the market for its services is growing due to a variety of factors including: (i) continuing advancements in computer, networking, facsimile, printing and other technologies which have greatly facilitated the production and distribution of documents; (ii) government regulations that require lengthy document retention periods and rapid accessibility for many types of records; (iii) increased customer expectations of low cost access to records on short notice at different locations; and (iv) an increasingly litigious society, necessitating access to relevant documents and records for extended periods. In addition, the Company's customer base of manufacturers, healthcare institutions, professional service firms and financial institutions routinely generate large volumes of documents that require efficient processing, distribution, storage and retrieval. The Company believes that these customer segments have increased, and will continue to increase, their outsourcing of information management services in order to maintain a focus on core operating competencies and revenue generating activities, reduce fixed costs, including labor and equipment costs, and gain access to new technologies without incurring the expense and risk of near-term obsolescence of such technologies.

     Lason believes that companies will continue to increase their use of outsourced information management services. To manage complex or large volumes of documents efficiently, a customer would be required to make significant investments in equipment, processes and technology which may only be fully utilized occasionally. Through outsourcing, companies can avoid these investments, as well as the risks of obsolescence that arise from rapid changes in information management technology. As companies continue to focus on their core competencies and maximize asset utilization, they are increasingly turning to outside parties who have the technological expertise, service focus, quick-turn capacity and full range of capabilities necessary to manage complex or large volumes of documents efficiently. In addition, the Company believes that customers will seek a single vendor capable of furnishing all or many of their information management needs rather than relying on multiple vendors with varying areas of expertise.

     The Company also believes that the market for its services will expand as technology evolves for the scanning and conversion of paper or microfilm documents into digital formats. Electronic imaging is generally used because of the storage media's high speed of retrieval, its multiple indexing and text search formatting capabilities, its ability to be used to distribute electronic documents to multiple locations and, once input, its lower cost per retrieval.

     The information management industry is highly fragmented, consisting of a large number of small companies providing limited service offerings. The Company believes that many of the small businesses with which it competes lack the capital for expansion, cannot keep abreast of rapidly changing technologies, lack the ability to manage large, complex projects, lack effective marketing programs and are unable to meet the needs of large, geographically dispersed customers. As a result of these barriers to continued growth, the Company believes that many owners of such smaller firms will be receptive to being acquired by the Company. In addition, to the extent the Company finances all or a portion of the purchase price by issuing shares of Common Stock, the Company will also be providing such owners with an opportunity to participate in any potential growth of the Company.

BUSINESS STRATEGY

     The Company's goal is to become a national, single source provider of image and data capture, data management and output processing services for customers in its targeted industries. To achieve this goal, the Company will continue to implement a focused business strategy based on the following elements:

          Provide a broad range of services that will allow both existing and new customers to secure all of their information management services from one source. The Company's broad range of services and its significant investment in technology and capacity enable it to compete successfully for large, complex projects on a national basis. The Company intends to focus on obtaining additional business by offering its full service capabilities to firms now being serviced by several document management service companies with a limited range of service offerings and geographic presence thereby enabling customers to consolidate various vendor relationships into a single relationship with the Company.

          Facilitate the cross-selling of additional services to customers through its comprehensive marketing program and develop national brand recognition for the quality and scope of Lason's services. The Company has leveraged its existing customer relationships to sell its customers the full range of its information management services. For example, the Company has been able to expand customer relationships initially developed through its facilities management services into providing a full range of information management services. Moreover, the successful development of a national brand image for Lason will enhance the sales potential of acquired companies, thus increasing the benefits of integrating these acquired companies into the Lason system and making Lason more attractive as a potential acquiror.

          Make selective acquisitions to further broaden its geographic reach, customer base, management expertise and technological capabilities and to attain economies of scale in purchasing and facility utilization. The Company's strategy is to continue to serve as a consolidator of the highly fragmented information management services industry. In order to expand its geographic presence across the United States, broaden its customer base and attain economies of scale in purchasing and facility utilization, the Company intends to acquire additional companies with attractive, complementary customer bases or technologies. The Company seeks to increase the utilization of its existing and acquired assets through the cross-selling of additional services through acquired companies.

          Continue to develop additional high value-added applications, such as Document Express (print on demand), digital imaging services, Visions computer output to laser disk (COLD) and Corporate ID, within its core services offerings. The Company has developed a variety of technologically advanced products and services that provide creative solutions to difficult customer problems. Examples of these high value-added applications are Document Express, an electronic print on demand system that allows documents to be stored digitally, accessed on-line and printed and distributed locally or centrally depending on end-user requirements; digital imaging services, which involve the conversion of paper or film documents to digital information through optical scanners; Visions computer output to laser disk (COLD), which writes computer output files to an optical disk; and Corporate ID, which allows customers to order business cards via the Internet. By developing these applications, the Company has enabled its customers to capture, store and process information more efficiently.

          Continue to develop scalable applications utilizing an open architecture and modular approach that will enable the Company to service the unique needs of various customers across a broad range of volume requirements. To meet the diverse needs of its current and potential customers, the Company utilizes an open architecture and modular approach in developing its applications and incorporates the equipment of a variety of hardware and software manufacturers. The modular aspects of the Company's technology and approach enable it to combine different portions of its document management technologies and capacities in numerous configurations to meet the diverse and changing information management needs of its customers. In addition, the scalable aspects of the Company's technology permit the Company to process both large and small volumes of documents in a cost-effective manner. Scalability of its applications is also important with respect to acquired companies. Because Lason's technology is applicable to both large and small production volumes, acquired companies will be able to apply and benefit immediately from Lason's technologies regardless of their current production volumes and will be able to benefit in the future as they are able to obtain customers with diverse volume needs.

ACQUISITION STRATEGY

     The Company's acquisition strategy is to selectively make acquisitions of companies that: (i) have proven operating track records and strong customer franchises that could benefit from Lason's technology and broad product and service offerings; (ii) have solid management teams that will join and remain with Lason's management team after the acquisition; (iii) have an existing presence in the Company's core competencies to build economies of scale through volume purchasing and facility utilization; (iv) expand the Company's customer base and thereby increase its cross-selling opportunities; and (v) broaden the Company's geographic reach.

     Since June 1995, the Company has acquired 28 companies involved in records management, duplication, conversion services, facilities management, item processing and research, micrographics, litigation support document management services, electronic sorting of mass mailings, proxy solicitations, and mail creation and distribution. As a result, the Company believes it has developed a formula for successfully integrating acquired companies into its financial, purchasing and operating systems. The Company's long-term strategy is to establish a network of regional hubs, each capable of providing the full range of services now provided by the Company's Detroit-area facilities. To implement this strategy, the Company expanded its efforts to target larger, regional platform acquisitions in 1998, in addition to tuck-in acquisitions. The Company believes that expanding its acquisition program to include larger regional platform acquisitions enables the Company to broaden the range of services it provides to its customers, expand into new geographic areas and increase its customer base, cross-selling opportunities and operating leverage. The Company's three recent platform acquisitions of Consolidated Reprographics, Racom and API reflect the implementation of this long-term strategy.

     Since its secondary public offering in August 1997, the Company has completed the following principal acquisitions:

                                            DATE OF
                COMPANY                   ACQUISITION          SERVICE PROVIDED        LOCATIONS
                -------                   -----------          ----------------        ---------
Consolidated Reprographics.............    July 1998      Image and data capture       AZ, CA, NV
Boyle Associates, Inc. ................    July 1998      Image and data capture       MA, NH
Input Service International, Inc. .....    July 1998      Image and data capture and   GA
                                                          data management
Document Production                                                                    TX
Services, Inc. ........................    June 1998      Image and data capture
Litigation Reprographics and Support                                                   LA
Services, Inc. ........................    June 1998      Image and data capture
Strategy Manufacturing, Inc. ..........    June 1998      Output processing            CA
Quality Mailing Service, Inc. .........     May 1998      Data management and output   MI
                                                          processing
API ...................................    March 1998     Output processing            NY
Racom..................................    March 1998     Image and data capture       AZ, CO,
                                                                                       FL,
                                                                                       LA, NV,
                                                                                       NM,
                                                                                       OK, TX, UT
J.L. Blodgett Associates, Inc. ........  February 1998    Image and data capture       Mexico, UT
Litigation Solutions, Inc. ............  December 1997    Image and data capture       IL
VIP Imaging, Inc. .....................  November 1997    Output processing            CA
Spectrum Document Services, Inc. ......  November 1997    Image and data capture       OH

PRODUCTS AND SERVICES

     The Company's strategy is to offer a broad range of information management services across a wide variety of media types and formats, thereby permitting customers to consolidate their information management outsourcing needs with a single vendor. This broad range of information management services and capabilities enables the Company to provide integrated solutions to its customers' complex information management needs. Although there is significant overlap, the Company's service offerings generally can be divided into the areas of image and data capture, data management and output processing services.

     IMAGE AND DATA CAPTURE


     The Company provides a broad range of image and data capture services that enable it to meet its customers' information management outsourcing needs, including electronic conversion services, micrographic conversion services, high volume and quick-turn reprographics, on-site facilities management and digital graphics. The Company's experience and capabilities enable it to provide a broad range of document conversion services with respect to a wide variety of input and output formats, including digital, film, CD-ROM, optical disk, magnetic disk, aperture card and hardcopy, including engineering drawings. Image and data capture represented approximately 49.2%, 47.7%, 41.4%, and 48.2% of the Company's consolidated net revenues for the years ended December 31, 1995, 1996, 1997 and the six months ended June 30, 1998, respectively.


     Electronic Conversion Services. A company implementing a document storage and retrieval ("DSR") program frequently faces the challenge of converting hundreds of thousands to millions of paper and/or microfilm documents to digital format. These paper and microfilm documents can be converted to indexed digital images or, using OCR technology, into electronically recognizable text. The Company's investment in advanced document scanners and imaging software combined with its experience in scanning and converting documents typically enables the Company to perform this document conversion process more efficiently and in significantly less time than a potential customer. The Company's technical support staff is skilled at assisting customers in developing customized indexing systems and selecting optimal file formats and naming conventions.

     Micrographic Conversion Services. The Company performs traditional micrographic conversions including the conversion of paper documents into microfilm images, film processing and computer-based indexing and formatting of microfilm images. Micrographic services often are selected as a cost competitive technology to paper-based systems in order to reduce the physical size of stored records, for their long term (typically over 100 years) archival capabilities and as an intermediate step in certain imaging or reprographic applications.

     High Volume, Quick-Turn Reprographics. The Company through its imaging centers provides high volume, quick-turn reprographics services 24 hours a day, seven days a week. In addition, the Company possesses the capability to handle reprographic projects involving microfiche and engineering drawings, including conversion services. For example, each day the Company receives on average approximately 2,500 engineering drawings from a manufacturing customer that the Company reproduces using various large format and small format document duplicators. The resulting images are then distributed to approximately 50 of the customer's suppliers. These capabilities are important enablers of other services provided by the Company, such as Document Express (print on demand) services and performing overnight and peak demand reprographics services for the Company's on-site facilities management customers.

     On-Site Facilities Management. The Company can equip, staff and manage most aspects of a customer's information management needs at a customer's facility. In addition to copying and printing, Company employees perform file room maintenance, engineering drawing and record retention, decentralized copier management, facility mail and courier services and address list maintenance. Typically, the Company will operate its own satellite production center (called a Lason Servicenter) on the customer's premises. By working in partnership with a customer at the customer's facility, the Company and the customer frequently identify additional ways the Company can help meet the customer's information management needs both on-site and at the Company's centralized imaging centers. In one instance, a manufacturing customer originally engaged the Company solely to provide equipment and personnel to manage its on-site photocopying needs at one of its facilities. Currently, the Company provides that customer with on-site supply stock, facility mail and courier services and also provides that customer with electronic document conversion of invoices, printing of training and product manuals using the Document Express system, large volume mailings of promotional and product information to customers, large format color plotting and offset printing of forms at Lason's imaging centers. The Company established its first Lason Servicenter in 1992 and currently provides on-site services at over 90 facilities.

     Digital Graphics. A staff of computer graphics design and printing professionals use advanced computer technology to provide digital graphics services, including design and printing of high resolution full color graphics, electronic publishing and production of camera-ready art for offset printing. Applications range from document covers and graphics to courtroom exhibits and promotional signage of any size. Digital graphics services are an important component of the Company's single source strategy and are an important enabler of other services provided by the Company.

     DATA MANAGEMENT


     Data management services include electronic document storage and retrieval, database management and web-based services. Data management services represented approximately 6.2%, 9.9%, 11.8% and 15.5% of the Company's consolidated net revenues for the years ended December 31, 1995, 1996 and 1997, and the six months ended June 30, 1998, respectively.


     Electronic Document Storage and Retrieval. The Company has developed a flexible electronic DSR system, called Visions, that enables Lason's customers to obtain the benefits of electronic document storage and retrieval without developing and purchasing their own DSR system. By using Visions, customers can access large volumes of documents immediately that would be impossible using conventional filing systems. DSR systems also provide rapid distribution of archived information to multiple destinations and remove the logistical burden and cost of archiving paper documents. Lason's Visions system enables it to store and index a customer's digital documents whether the document was converted to digital format from paper format or was originally produced in digital format. Because stored documents can be indexed by several criteria, a customer can use simple but exacting computer search techniques to rapidly access individual documents or groups of documents. For example, one customer utilizes Visions to enable its employees to retrieve particular invoices from the millions of invoices the customer has stored on the system. Traditionally, such invoices were written to microfilm and stored in file cabinets. Without a system such as Visions, accessing and retrieving such invoices was a time consuming, manual operation. An additional key feature of Visions permits its storage capacity to be incrementally increased through the addition of modular storage units.

     Database Management Services. The Company's sophisticated database management systems support data manipulation, item sorting and information search solutions so that various customers' lists can be customized and updated for specific target markets and targeted mailings. These database capabilities save customers money while increasing response rates. These services are typically offered in conjunction with other services the Company provides.

     Internet-Based Services. The Company's Corporate ID system allows customers and their employees to utilize the Internet to manage and control the procurement of corporate identification materials. Corporate ID provides fully automated ordering, approval, tracking, manufacturing, fulfillment and reporting to all of a customer's designated employees to ensure that all corporate materials ordered conform to organizational guidelines.

     OUTPUT PROCESSING


     The Company offers a variety of output processing services to its customers which enables them to cost-effectively produce and distribute large volumes of customized documents on short notice. Output processing represented approximately 44.6%, 42.4%, 46.8% and 36.3% of consolidated net revenues for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, respectively.


     Digital Communication Services. Lason's customers benefit from outsourcing their high volume communications needs to the Company through improved turn-around time, reduced production constraints and the flexibility and benefits provided by using the latest software and mail handling processes.

          - Priority Gram. The Company's Priority Gram is a nationally recognized product which numerous large volume mailers have found to be an effective mode of communication in a variety of applications. Among these customers are firms involved in debt collection. The Company works with leading software vendors to provide credit institutions with an effective system of debt collection communications.

          - PROXYGRAM. The Company's PROXYGRAM serves the time sensitive proxy solicitation sector of the financial services market. PROXYGRAMs solicit, collect, report and validate shareholders' proxy votes while providing flexibility to shareholders and cost savings and greater shareholder participation to customers. Outgoing messages to shareholders contain instructions on how to vote shares by a toll-free telephone call using a confidential identification number to assure shareholder verification and validity.

          - Fax, Electronic Distribution, Print and Mail. The Company's business communication services provide customers with rapid, reliable and cost-effective methods for making large-scale distributions of statements, reports and letters to customers and other target audiences by fax, electronic distribution, print and mail. The Company develops customized programs for its customers to support event driven response requirements, such as product recall and credit card solicitation campaigns. For example, the Company currently provides declination letter and incomplete application letter processing with respect to credit card applications for a leading credit card company. Such letters can be generated on a daily basis as the status of the customer's application file requires. By combining volumes of mail from all of its customers and presorting such mail to United States Postal Service specifications, the Company is able to generate significant postal discounts for its customers. Each customer enjoys the maximum postal discounts allowed for First Class Mail regardless of the volume of mail sent by that customer. The Company can incorporate these savings in quotes to customers on its services.

     Print on Demand Solutions. The Document Express (print on demand) system enables customers to cost-effectively produce and distribute large volumes of a document on 24-hour notice. The customer supplies the Company with either an electronic copy of a document or a hard copy of the document, which the Company converts to an electronic copy, which is then stored on the Document Express system. The customer can then use its own computer system to place a print order, including production amount and distribution method and location, and the Company completes the print and distribution process.

     The Document Express system offers an alternative to traditional printing methods for companies which produce documents that are subject to frequent revision or unpredictable demand. Since conventional offset printing requires large production runs to produce high quality documents in a cost-effective manner, a company which utilizes offset printing to print such documents runs the risk that it will find itself with a costly inventory of outdated and useless documents. In addition, the flexibility of the Document Express system provides customers with an ability to increase the quality of their product offerings by enabling them to make document enhancements (such as corrections or improvements to product manuals) which would otherwise be prohibitively expensive. The Company believes that the demand for print on demand services by manufacturers and financial and insurance institutions will continue to increase as technological advances create shorter product life cycles and increased product variation.

     Customers frequently use the Document Express system to print and distribute documents such as product manuals, training manuals, technical documentation and employee benefit books. For example, a customer which operates computer training centers nationwide uses the Document Express system to print training manuals for its classes. When a training class is scheduled, the customer places an order for the manuals to be used in the class the day before the class begins, thereby ensuring that the number of manuals printed matches closely the number of students enrolled in the class. Another customer, which manufactures robotics systems, uses the Document Express system to produce the customized product manuals and technical documentation that accompany each of its customized robotics applications.

INTEGRATED SOLUTIONS

     The Company's wide range of image and data capture, data management and output processing services and its experienced staff of image and information management professionals enable the Company to provide integrated solutions to customers' information management outsourcing needs. The following situations represent instances in which the Company's various services have been provided to its customers on an integrated basis.

     Many of the litigation support solutions provided by the Company are based on both its electronic document conversion and its print on demand capabilities. The rules of discovery permit each party involved in a lawsuit to request documents gathered in support of the litigation by the other party. A large manufacturer involved in hundreds of product liability lawsuits concerning the same alleged product defect engaged the Company when it experienced difficulty in meeting court-established deadlines for production of discovery documents and in accurately producing the documents requested. In this case, the customer possessed millions of pages of discoverable documents. The solution provided by the Company was to convert each of the discovered documents (in paper form) to digital images which were then indexed and stored on the Document Express system. When a litigant requests certain discovery documents (in many cases, hundreds of thousands of pages at a time), the customer uses the Document Express system to place an on-line order to the Company to print the desired documents and to distribute them to the requesting litigant. Typically, the Company can fulfill each order by the next day. The Document Express system not only ensures that every page is properly printed, but also provides such features as automatically printing identifying information (such as Bates numbers) on each page, printing confidential watermarks and automatically shrinking oversized documents to fit on standard-sized pages.

     The Company has used both its electronic document conversion and high volume, quick-turn printing capabilities to provide solutions for banks engaged in mortgage lending. When one of the nation's largest mortgage lenders decided to convert from conventional to electronic storage, it confronted the challenge of converting approximately 60,000 mortgage files, each containing approximately 20 to 27 documents. The bank engaged the Company to perform this electronic document conversion project. In ten weeks, the Company converted approximately 60,000 mortgage loan files (or approximately five million pages) to digital images that were stored on CD-ROM and indexed and formatted for use on the bank's own DSR system. During the project, the bank sold approximately 20,000 of the 60,000 mortgage loans. The loan files representing the sold loans were randomly interspersed among the files which had been or were about to be converted by the Company. To complete the mortgage sale transaction, the bank needed hard copies of certain of the original mortgage documents for each mortgage sold, typically five documents per loan file. The Company was able to provide the bank with a more attractive solution than manually retrieving and copying the necessary files by using the CD-ROM it had created to identify the required documents and retrieve and transfer such documents to a separate CD-ROM for delivery to the mortgage loan purchaser.

CUSTOMERS

     The Company currently has over 3,500 customers primarily in the manufacturing, healthcare, financial services and professional services industries. The Company services accounts of all sizes, from small business and professional groups to Fortune 100 companies. The Company's largest customers include Bank of Boston, Blue Cross/Blue Shield, Cummins Engine Company, Inc., First Chicago NBD Corporation, Ford Motor Company, General Electric Company, General Motors Corporation, NationsBank, Sears Roebuck and Co., Shell Oil Company and Trans Union.


     Historically, a majority of the Company's revenues has been from the major domestic automobile manufacturers. The three major domestic automobile manufacturers accounted for 65.0%, 56.5%, 32.5% and 25.0% of the Company's consolidated net revenues for the years ended December 31, 1995, 1996, 1997 and for the six months ended June 30, 1998, respectively. Other than General Motors Corporation and Ford Motor Company, which accounted for 16.8% and 13.9% of the Company's consolidated net revenues, respectively, no customer accounted for more than 10.0% of the Company's net revenues for the year ended December 31, 1997. For the six months ended June 30, 1998, on a pro forma basis after giving effect to the 1998 Acquisitions, General Motors Corporation accounted for 6.4%, Ford Motor Company accounted for 9.9%, and Chrysler Corporation accounted for 1.0% of the Company's net revenues. See "Risk Factors -- Reliance on Major Customers; Risk of Customer Labor Interruptions."


SALES AND MARKETING

     The Company's sales efforts are handled primarily through its in-house direct sales staff of approximately 160 employees located in 25 states. In addition to its direct sales force, the Company continues to build a team of executive-level account managers who focus on large, national organizations requiring a coordinated sales presence for multiple service offerings. The Company's executive office includes marketing staff personnel who develop brand awareness, provide collateral sales materials and assist in implementing strategic marketing initiatives. The Company markets its products and services through marketing relationships with value-added resellers, including Canon Inc., Minolta, Danka Business Systems PLC and Eastman Kodak Company. The Company assists customers through full-time customer service representatives. Sales representatives and service representatives are assigned to each major customer project.

     Historically, the Company's sales representatives have focused their efforts on specific service offerings. The Company has maintained this product-focused expertise, which it continues to augment through cross-sell training and professional development programs. Additionally, the Company is increasing its focus on solution selling for the entire range of its product and service offerings in key vertical, or industry-specific, markets. The Company's sales approach emphasizes application knowledge, solution selling, cross-selling, relationship development and high levels of customer service. The Company intends to maintain executive-level account managers to handle large accounts requiring expertise and coordination across the Company's entire range of product and service offerings and locations.

COMPETITION

     The markets in which the Company's businesses compete are highly competitive. A significant source of competition is the in-house document handling capabilities of the Company's target customer base. There can be no assurance that these businesses will outsource more of their image and data capture, data management or output processing needs or that such businesses will not bring in-house services that they currently outsource. In addition, with respect to those services that are outsourced, the Company competes with a variety of competitors, including large national or multinational companies, some of which have greater financial resources than the Company, and smaller regional or local companies. The Company's major competitors, in addition to various regional competitors, include IKON Office Solutions, Inc., Pitney Bowes Management Services, Inc. (a subsidiary of Pitney Bowes Inc.) and Xerox Document Services, a business group of Xerox Corporation, with respect to its image and data capture services; DataPlex, Inc., F.Y.I. Incorporated, IKON Office Solutions, Inc. and ImageMax, Inc. with respect to its data management services; and Xerox Document Services, Diversified Data & Communications and Vestcom International, Inc. with respect to its output processing services. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, financial condition or results of operations.

     The Company believes that the principal competitive factors in image and data capture, data management and output processing services include quality, accuracy, reliability and security of service, reputation, ease of use, customer support and service, industry specific knowledge, speed, capacity and price.

PROPRIETARY RIGHTS AND PROCESSES

     The Company regards the systems, information and know-how underlying its services as proprietary and relies primarily on a combination of contracts, trade secrets and confidentiality agreements to protect its proprietary rights. The Company's business is not materially dependent on any patents. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary, and policing unauthorized use of the Company's proprietary information is difficult. Litigation may be necessary for the Company to protect its proprietary information and could result in substantial cost to, and diversion of efforts by, the Company.

     The Company does not believe that any of its systems or services infringe on the proprietary rights of third parties. Any infringement claims, whether with or without merit, can be time consuming and expensive to defend or may require the Company to enter into royalty or licensing agreements or cease the allegedly infringing activities. The failure to obtain such royalty agreements, if required, and the Company's involvement in such litigation could have a material adverse effect on the Company's business, financial condition and results of operations.

FACILITIES

     The Company has 55 locations in 25 states and Mexico totaling in the aggregate approximately 975,000 square feet. With the exception of one facility, all of these facilities are leased by the Company.

LITIGATION

     The Company is, from time to time, a party to legal proceedings arising in the normal course of its business. Management believes that none of the legal proceedings currently outstanding will have a material adverse effect on the Company's business, financial condition or results of operations.

ENVIRONMENTAL MATTERS

     The Company is subject to federal, state and local laws, regulations and ordinances that: (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes; or (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposal or other releases of solid wastes and hazardous substances.

     The Company is not aware of any environmental conditions relating to present or past waste generation at its facilities that would be likely to have a material adverse effect on the business, financial condition or results of operations of the Company. However, there can be no assurances that environmental liabilities in the future will not have a material adverse effect on the business, financial condition or results of operations of the Company.

EMPLOYEES

     As of July 29, 1998, the Company had more than 3,900 employees. Included in the total number of employees are approximately 350 part-time employees. No employees of the Company are represented by a labor union. The Company considers its relations with its employees to be good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information concerning the Company's directors and executive officers as of August 14, 1998:


                   NAME                     AGE                    POSITION
                   ----                     ---                    --------
Gary L. Monroe............................  44    Chairman of the Board, President and Chief
                                                  Executive Officer, Director
William J. Rauwerdink.....................  48    Executive Vice President, Chief Financial
                                                  Officer, Treasurer and Secretary
Brian E. Jablonski........................  42    Executive Vice President of Strategic
                                                  Marketing and Sales
John R. Messinger.........................  40    Executive Vice President and President of
                                                  the Imaging Services Group
Cary W. Newman............................  37    Executive Vice President and President of
                                                  the Business Communications Group
Fariborz Ghadar...........................  51    Director
Donald M. Gleklen.........................  61    Director
Allen J. Nesbitt..........................  51    Director
Joseph P. Nolan...........................  33    Director
Bruce V. Rauner...........................  42    Director
Robert A. Yanover.........................  62    Director

     Gary L. Monroe has served as Chairman of the Board of the Company since April 1998, as President of the Company since April 1997, as Chief Executive Officer of the Company since February 1996 and as a Director of the Company since he joined the Company in September 1995. From September 1995 to February 1996, Mr. Monroe served as Executive Vice President of the Company. From May 1992 to September 1995, Mr. Monroe served as President of Kodak Imaging Services, Inc., a subsidiary of Eastman Kodak Co. From August 1990 to May 1992, Mr. Monroe served as Director of Finance and Strategic Planning of the Health Sciences Division of Eastman Kodak Co. Mr. Monroe is also a director of Esquire Communication Ltd., a publicly traded company focused on the consolidation of the court reporting industry.

     William J. Rauwerdink has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since he joined the Company in May 1996. From February 1993 to April 1995, Mr. Rauwerdink served as Executive Vice President, Chief Financial Officer and Treasurer of The MEDSTAT Group, Inc., a publicly traded company in the healthcare information industry. Mr. Rauwerdink was a Partner with the Detroit office of the international accounting and consulting firm of Deloitte & Touche from 1983 to 1993. Mr. Rauwerdink is a certified public accountant. Mr. Rauwerdink is a director of Mercy Health Services, Inc., a non-profit multistate health care services organization. See "-- Certain Legal Proceedings."

     Brian E. Jablonski has served as Executive Vice President of Strategic Marketing and Sales since he joined the Company in July 1996. From 1992 until June 1996, Mr. Jablonski served as Vice President, Sales and Marketing of Kodak Imaging Services, Inc., a subsidiary of Eastman Kodak Co. From 1979 to 1992, Mr. Jablonski held various positions at Eastman Kodak Co., including Branch Business Manager, District Sales Manager and Director -- Markets Development Electronic Printing and Publishing.

     John R. Messinger has served as an officer of the Company since he joined the Company in July 1997 and is currently an Executive Vice President and President of the Company's Imaging Services Group. From November 1995 to July 1997, Mr. Messinger served as President and director of Image Conversion Services, Inc. From 1983 to November 1995, Mr. Messinger served in various positions with Anacomp Inc., including Group President, Regional Vice President and District Manager.

     Cary W. Newman has served as an officer of the Company since he joined the Company in January 1996 and is currently an Executive Vice President and President of the Business Communications Group. From April 1993 to January 1996, Mr. Newman served as a Vice President and General Manager of National Reproductions Corp.

     Fariborz Ghadar has served as a Director of the Company since January 1997. Dr. Ghadar has served as the Merrill Lynch William A. Schreyer Chair of Global Management, Policies and Planning and Director of the Center for Global Business Study at the Pennsylvania State University Smeal College of Business Administration since August 1994. From September 1992 to June 1994, Dr. Ghadar was Professor and Chairman of the International Business Department at the George Washington School of Business and Public Management. Dr. Ghadar is also Chairman of the Intrados/International Management Group, a Washington-based business, offering executive development programs and strategic assessment services.

     Donald M. Gleklen has served as a Director of the Company since August 1995. Mr. Gleklen has served as Chairman and Chief Executive Officer of Intelihealth, Inc., a provider of healthcare information to consumers, since July 1996, as President of the Maine Merchant Bank since October 1997 and as Vice Chairman of the Maine Merchant Bank since March 1998. He was President of Jocard Financial Services, Inc. from February 1995 to December 1997. From March 1994 to February 1995, Mr. Gleklen served as the special counsel to Robert J. Brobyn & Associates, Attorneys at Law. From September 1984 to March 1994, Mr. Gleklen served as Senior Vice President -- Corporate Development of Mediq Incorporated, a publicly traded company in the healthcare industry. Mr. Gleklen is also a director of Nutramax Products, Inc., NewWest Eyeworks, Inc. and Home Health Corporation of America.

     Allen J. Nesbitt has served as a Director of the Company and its predecessor since its inception. Mr. Nesbitt served as President of the Company from its inception until his retirement in April 1997. From 1977 to 1985, Mr. Nesbitt served as Vice President of 3PM, Inc.

     Joseph P. Nolan has served as a Director of the Company since July 1996. Mr. Nolan is a principal of GTCR Golder Rauner, LLC and has been a principal of Golder, Thoma, Cressey, Rauner, Inc. ("GTCR") since February 1994. GTCR is a general partner of GTCR Fund IV. From May 1990 to January 1994, Mr. Nolan was Vice President Corporate Finance at Dean Witter Reynolds Inc. Mr. Nolan is also a director of Province Healthcare, Inc. and Esquire Communications Ltd.

     Bruce V. Rauner has served as a Director of the Company since January 1995. Mr. Rauner is a managing principal of GTCR Golder Rauner, LLC and has been a principal of GTCR since 1981. Mr. Rauner is also a director of Coinmach Laundry Corporation, Metamor Worldwide, Inc., Polymer Group, Inc., Province Healthcare, Inc. and Esquire Communications Ltd.

     Robert A. Yanover served as Chairman of the Board of the Company and its predecessor, from the inception of the Company until April 1998. Mr. Yanover has served as a director of the Company and its predecessor since its inception. Mr. Yanover also serves as President of Computer Leasing Company of Michigan, Inc. See "Certain Relationships and Related Transactions -- Certain Affiliate Transactions." Mr. Yanover is the founder and former president of 3PM, Inc.

     The Board currently consists of seven directors, divided into three classes. At each annual meeting of the Company's stockholders, successors to the class of directors whose term expires at such meeting are elected to serve for three-year terms or until their successors are duly elected and qualified. Messrs. Nolan, Nesbitt and Ghadar are members of the class whose term expires in 2001, Messrs. Yanover and Gleklen are members of the class whose term expires in 1999, and Messrs. Monroe and Rauner are members of the class whose term expires in 2000. The Board has the power to appoint the officers of the Company. Each officer will hold office for such term as may be prescribed by the Board and until such person's successor is chosen and qualified or until such person's death, resignation or removal. There are three committees of the Board: the Compensation Committee, the Option Committee and the Audit Committee. The Compensation Committee, which is comprised of Messrs. Gleklen and Rauner, determines the Company's executive compensation policies, including the salaries, compensation and benefits of executive officers and employees of the Company. The Option Committee, which is comprised of Messrs. Gleklen, Nolan and Rauner, is responsible for administer-ing and granting options in accordance with the Company's 1995 Stock Option Plan and 1998 Equity Participation Plan. The Audit Committee, which is comprised of Messrs. Gleklen, Nolan and Yanover, among other duties, selects the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting policies and its system of internal accounting controls.

EXECUTIVE COMPENSATION


     The following table shows, as to the Chief Executive Officer and as to each of the other two most highly compensated executive officers whose salary plus bonus exceeded $100,000 during the last fiscal year, information concerning compensation paid for services to the Company in all capacities during the last three fiscal years:


                           SUMMARY COMPENSATION TABLE


                                                                                             LONG TERM COMPENSATION
                                                                                ------------------------------------------------
                                                                                        AWARDS                   PAYOUTS
                                                                                -----------------------   ----------------------
                                                                    OTHER       RESTRICTED   SECURITIES              ALL OTHER
            NAME AND                                                ANNUAL        STOCK      UNDERLYING    LTIP     COMPENSATION
       PRINCIPAL POSITION          YEAR   SALARY(1)   BONUS(2)   COMPENSATION     AWARD      OPTIONS(#)   PAYOUTS       (3)
       ------------------          ----   ---------   --------   ------------   ----------   ----------   -------   ------------
Gary L. Monroe...................  1997   $190,866    $21,875         --            --             --       --        $11,866
Chairman of the Board,             1996    175,000     65,945         --            --         20,000       --          3,243
President and Chief                1995     46,723         --         --            --        170,452       --         40,000
Executive Officer

William J. Rauwerdink............  1997   $139,049    $16,875         --            --             --       --        $ 2,437
Executive Vice President,          1996     85,673     11,670         --            --         70,000       --            232
Chief Financial Officer,           1995         --         --         --            --             --       --             --
Treasurer and Secretary

Brian E. Jablonski...............  1997   $139,049    $16,875         --            --             --       --        $ 2,309
Executive Vice President of        1996     64,904         --         --            --         75,000       --         50,102
Strategic Marketing and Sales      1995         --         --         --            --             --       --             --


-------------------------
(1) Salary includes amounts deferred, if any, pursuant to the Company's 401(k) plan.

(2) Includes bonus amounts earned in the prior fiscal year by the executive officers.

(3) "All Other Compensation" for 1997 is comprised of: (i) contributions made by the Company to the accounts of (or accrued by the Company on behalf) of each of the named officers under the Company's 401(k) Plan as follows: Mr. Monroe $3,166; Mr. Rauwerdink $2,118; and Mr. Jablonski $2,118; (ii) premiums paid for excess life insurance as follows: Mr. Monroe $204; Mr. Rauwerdink $319; and Mr. Jablonski $191.

OPTION GRANTS IN FISCAL YEAR 1997

     There were no individual grants of stock options made during 1997 to any executive officer named in the Summary Compensation Table.

AGGREGATE OPTION EXERCISES IN 1997 AND 1997 YEAR END OPTION VALUES

     The following table sets forth, for each of the executive officers named in the Summary Compensation Table above who hold options, certain information regarding the exercise of stock options during the year ended December 31, 1997 and the value of options held at year end:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                  SHARES                       OPTIONS AT YEAR-END             YEAR-END(1)
                                ACQUIRED ON      VALUE      -------------------------   -------------------------
NAME                             EXERCISE     REALIZED(1)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                            -----------   -----------   -------------------------   -------------------------
Gary L. Monroe................    38,090       $912,014          136,362/16,000            $3,510,746/$158,000

William J. Rauwerdink.........        --             --           17,668/41,332              $373,223/$805,602

Brian E. Jablonski............     4,800       $104,640           26,202/43,998              $573,085/$868,100

-------------------------
(1) Market value of underlying securities at exercise date or year end, as the case may be, less the exercise price.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS


     Mr. Monroe. The Company and Mr. Monroe are parties to an employment agreement which expires August 7, 1999 (the "Monroe Employment Agreement"). The Monroe Employment Agreement provides that Mr. Monroe will serve as Chief Executive Officer of the Company at an annual salary of $175,000 plus a bonus targeted at 50% of his annual salary and will receive options to purchase 170,452 shares of Common Stock. In June 1997, Mr. Monroe's annual salary was increased to $200,000. Commencing August 7, 1998, Mr. Monroe's annual salary was increased to $220,000. The Monroe Employment Agreement also provides that if Mr. Monroe's employment is terminated or his duties materially reduced, he would be entitled to severance payments at an annualized rate equal to his base salary plus the greater of his actual bonus for the preceding year or 50% of his base salary. Such severance payments shall be payable for the greater of one year or the remaining term of the agreement.


     Mr. Rauwerdink. On April 30, 1996, the Company made a written offer of employment to Mr. Rauwerdink, which Mr. Rauwerdink accepted. Pursuant to the offer, the Company named Mr. Rauwerdink as its Chief Financial Officer, Executive Vice President, Secretary and Treasurer at an annual salary of $135,000 plus a bonus targeted at 50% of his annual salary, committed to grant him an option to purchase 55,000 shares of its Common Stock and agreed to provide him severance payments equal to 90 days salary and bonus if the Company were to terminate his employment without cause. In October 1997, Mr. Rauwerdink's salary was increased to $148,500.

     Mr. Jablonski. On June 12, 1996, the Company made a written offer of employment to Mr. Jablonski, which Mr. Jablonski accepted. Pursuant to the offer, the Company agreed to name Mr. Jablonski as its Vice President of Marketing and Sales at an annual salary of $135,000 plus a bonus targeted at 50% of his annual salary, committed to grant him an option to purchase 60,000 shares of its Common Stock. In October 1997, Mr. Jablonski's salary was increased to $148,500.

     All Employee Stock Option Agreements that the Company has entered into with each of Messrs. Monroe, Rauwerdink and Jablonski provide that all unvested stock options granted to each such executive will vest and become exercisable upon consummation of a sale of the Company if the executive is employed by the Company on the date of such sale.

     The Company entered into a Stock Option Agreement with Mr. Gleklen, a director of the Company, on August 7, 1995 under which Mr. Gleklen was granted an option to purchase 12,500 shares of the Company's Common Stock for a price of $0.40 per share. One-fifth of the shares covered by the option vest and become exercisable on each of the first five anniversaries of the grant date. The Option expires on the earlier to occur of: (i) August 7, 2005; (ii) three months from the date Mr. Gleklen is no longer a director of the Company; and (iii) the effective date of a sale of the Company as set forth in the option agreement. Notwithstanding the foregoing, all shares covered by the option agreement vest and become exercisable during the ten days immediately preceding any such sale of the Company or upon termination of his directorship as a result of death, incapacity or upon expiration of his current term as a director in 1999.

     The Company entered into a Stock Option Agreement with Dr. Ghadar, a director of the Company, on January 15, 1997, under which Dr. Ghadar was granted an option to purchase 5,000 shares of the Company's Common Stock for a price of $19.75 per share. One-fifth of the shares covered by the option vest and become exercisable on each of the first five anniversaries of the grant date if Mr. Ghadar is still a director of the Company on such dates. Notwithstanding the foregoing, all unvested options granted to Dr. Ghadar vest and become exercisable upon the consummation of a sale of the Company if Dr. Ghadar is still a director of the Company on such date. The option expires on January 15, 2004.

STOCK OPTION PLANS

     1995 Stock Option Plan. The Company's 1995 Stock Option Plan (the "1995 Stock Option Plan") was adopted by the Board and approved by the Company's stockholders in 1995. The 1995 Stock Option Plan is administered by a committee (the "Option Committee") composed of non-management members of the Board who are appointed by the Board. The Option Committee currently consists of Messrs. Gleklen, Nolan and Rauner. The Option Committee selects certain key persons, which may include directors of the Company, to be participants of the Plan (the "Participants") and determines the terms and conditions of the options. The 1995 Stock Option Plan provides for the issuance of options to Participants, covering 1,000,000 shares of Common Stock, subject to certain adjustments reflecting changes in the Company's capitalization.

     Options granted or to be granted under the 1995 Stock Option Plan may be either incentive stock options ("ISOs") or such other forms of non-qualified stock options as the Option Committee may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of the options will be the fair market value of a share of Common Stock on the date of grant, except that the exercise price of an ISO granted to an individual who directly (or by attribution under Section 424(d) of the Code) owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company will be at least 110% of the fair market value of a share of Common Stock on the date of grant.

     Options granted or to be granted under the 1995 Stock Option Plan may be subject to time vesting and certain other restrictions at the Option Committee's sole discretion. The Board generally has the power and authority to amend the 1995 Stock Option Plan at any time without the approval of the Company's stockholders, provided that, without the approval of the Company's stockholders, the Board may not amend the 1995 Stock Option Plan to cause any outstanding ISOs to no longer qualify as ISOs. In addition, the Board may not amend the 1995 Stock Option Plan to materially and adversely affect the rights of an option holder under such option without the consent of such option holder.

     1998 Equity Participation Plan. The Company's 1998 Equity Participation Plan (the "1998 Plan") was adopted by the Board and approved by the Company's stockholders in 1998. The 1998 Plan provides for the issuance of options and restricted stock to participants, covering 900,000 shares of Common Stock, subject to certain adjustments reflecting changes in the Company's capitalization. Officers, consultants and employees and non-employee directors are eligible to participate in the 1998 Plan. The 1998 Plan is administered by the Option Committee; provided that the Company's Board of Directors, acting by a majority of its members in office, administers the 1998 Plan with respect to awards of options or restricted stock granted to non-employee directors. The maximum number of shares of Common Stock which may be subject to a stock option and/or restricted stock award under the 1998 Plan to any individual in any calendar year shall not exceed 250,000 shares of Common Stock.

     Options granted or to be granted under the 1998 Plan may either be ISO's or non-statutory stock options ("NSOs"). The Option Committee or the Board of Directors, as applicable, will determine whether stock options are to be ISOs or NSOs and whether such stock options are to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code. The option exercise price for each share covered by the option may be less than the fair market value of a share of Common Stock on the date of grant; however, in the case of ISOs or in the case of a grant to the Chief Executive Officer and the four other highest compensated executive officers, the price shall be no less than 100% of the fair market value of a share of Common Stock at the time such option is granted. The term of an option shall be determined by the Option Committee provided, however, that, in the case of the ISOs, the term will not be more than 10 years from the date the ISO is granted. The period during which the right to exercise an option in whole or in part vests will be set by the Option Committee.

     Restricted stock may be awarded to any participant whom the Option Committee or the Board of Directors, as applicable, determines should receive such an award. The Option Committee or the Board of Directors, as applicable, may determine the purchase price, if any, and other terms and conditions applicable to the restricted stock. The Option Committee or the Board of Directors, as applicable, may impose such conditions on the issuance of the restricted stock as deemed appropriate. The Option Committee will determine whether such stock options are to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code. The shares of restricted stock may be placed into escrow by the Option Committee or the Board of Directors, as applicable, and held until all the restrictions imposed under the restricted stock agreement have been satisfied or removed.

     The Board and the Option Committee generally have the power and authority to amend the 1998 Plan at any time without the approval of the Company's stockholders, provided that, without the approval of the Company's stockholders, the Board or the Option Committee may not amend the 1998 Plan to increase the limits of the maximum number of shares to be awarded any individual or alter or impair the rights or obligations under any award previously made. On May 29, 1998, the Option Committee awarded Messrs. Monroe, Rauwerdink, Jablonski, Messinger and Newman options for 200,000, 100,000, 40,000, 70,000 and 40,000 shares of Common Stock at an exercise price of $40.50 per share.

401(K) PLAN

     Lason sponsors a 401(k) profit-sharing plan and trust (the "401(k) Plan"). Each employee who is at least 21 years of age or older who has worked for the Company for 12 months and performed 1,000 "Hours of Service" (as such term is defined in the 401(k) Plan), or has an adjusted service date with the equivalent or greater term of service, is eligible to participate in the 401(k) Plan. Eligible participants may contribute not less than 2% and up to 15% of their pretax compensation to the 401(k) Plan. The 401(k) Plan is contributory, and the Company, at its discretion, can match up to 33% of eligible participant contributions not to exceed 9% of the participant's earnings. The Company's matching contributions for the years ended December 31, 1995, 1996 and 1997 totaled approximately $172,000, $201,000 and $337,000, respectively.

1997 MANAGEMENT BONUS PLAN

     The Company established a Management Bonus Plan for the 1997 fiscal year (the "1997 Bonus Plan"). Participants in the 1997 Bonus Plan were selected by the Company's President and Chief Executive Officer. Each participant in the 1997 Bonus Plan was entitled to receive a bonus payment if the Company as a whole or, in the case of certain participants, a defined portion of the Company with which such participant was principally involved exceeded a predetermined financial target with respect to a quarter. If 85% or more of the target was obtained for a quarter, a pro rata portion of the bonus was payable, and if less than 85% of the target was obtained, no bonus was payable with respect to that quarter. Bonuses that were not obtained in any quarter were not carried over to any subsequent quarter. For the year ended December 31, 1997, Messrs. Monroe, Rauwerdink and Jablonski were awarded bonuses of $21,875, $16,875 and $16,875, respectively. Bonuses aggregating $201,207 were awarded to all eligible participants under the 1997 Bonus Plan.

DIRECTORS' COMPENSATION

     Each director who is not an employee of the Company receives $1,000 for attendance at each meeting of the Board and for each committee meeting attended on a day other than a Board meeting. Directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Directors may also be awarded options pursuant to the 1995 Stock Option Plan and the 1998 Equity Participation Plan. See "-- Stock Option
Plans -- 1995 Stock Option Plan" and "-- 1998 Equity Participation Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended December 31, 1997, compensation of executive officers of the Company was determined by the Board, which included Messrs. Monroe and Yanover, who each abstained on voting with respect to compensation for himself. The 1995 Stock Option Plan and the 1998 Equity Participation Plan are administered by the Option Committee comprised of Messrs. Gleklen, Nolan and Rauner.

CERTAIN LEGAL PROCEEDINGS

     On December 11, 1995, Mr. Rauwerdink consented to the entry of an order enjoining him from violating certain antifraud and tender offer provisions of the federal securities laws. The order required him to give up profits and pay penalties and interest totaling approximately $225,000. He neither admitted nor denied the allegations made in the proceeding.

     The proceeding involved the rollover of certain funds from a former employer's profit sharing plan. The investment directions made in connection with the rollover into Mr. Rauwerdink's 401(k) account at his new employer specified that the investment of such funds be made 50% in the stock of his employer and 50% in other investments (which was identical to the allocation he made at the time he began his employment with respect to other investments in his 401(k) account) and resulted in the purchase of shares of common stock of the new employer at a time when it was alleged that the employer was engaged in merger negotiations. The shares purchased in the rollover transaction constituted approximately 8% of Mr. Rauwerdink's total holdings in his new employer's common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITION OF LASON SYSTEMS, INC.

     On January 17, 1995, Lason Acquisition Corp., a Delaware corporation which after the acquisition changed its name to Lason Systems, Inc., purchased substantially all of the assets and assumed certain liabilities of Lason Systems, Inc., a Michigan corporation ("Lason Michigan"), pursuant to an Asset Purchase Agreement by and among Lason Systems, Lason Michigan, The Joseph Jonathon Yanover and Jennifer D. Yanover Irrevocable Trust dated January 5, 1993 (the "J. Yanover Trust"), the Robert A. Yanover Living Trust u/a/d May 11, 1982 (the "R. Yanover Trust"), the Allen J. Nesbitt Living Trust dated December 7, 1994 (the "Nesbitt Trust"), Mr. Richard C. Kowalski, Mr. Donald L. Elland and Mr. Gregory Carey ( the "Recapitalization"). In connection with the Recapitalization, the J. Yanover Trust, the R. Yanover Trust, and the Nesbitt Trust (the "Designated Stockholders") and the Company entered into an Executive Stock Agreement dated January 17, 1995 (the "Executive Stock Agreement") pursuant to which the J. Yanover Trust, the R. Yanover Trust and the Nesbitt Trust purchased 66,074, 402,987 and 469,064 shares, respectively, of the Company's Class A-1 Common Stock for a price of $1.00 per share, and GTCR Fund IV and the Company entered into a Purchase Agreement dated January 17, 1995 (the "GTCR Purchase Agreement") pursuant to which GTCR Fund IV purchased 1,000,001 shares of the Company's Class B Common Stock for an aggregate purchase price of $10.0 million.

SELLER CREDIT AGREEMENTS

     In connection with the Recapitalization, Lason Systems entered into a Credit Agreement dated January 17, 1995 (each, a "Seller Credit Agreement") with each of (i) Mr. Yanover, the J. Yanover Trust and the R. Yanover Trust and (ii) Mr. Nesbitt and the Nesbitt Trust, pursuant to which Lason Systems loaned $609,778 and $609,791 (each, a "Loan") to Messrs. Yanover and Nesbitt (the "Borrowers"), respectively. The Company entered into the Seller Credit Agreements to provide the respective Borrower with funds to pay certain tax liabilities of the Borrowers and their respective affiliates in connection with the Acquisition. Under the Seller Credit Agreements, each Borrower was obligated to repay the amount of his respective Loan, together with all unpaid accrued interest thereon, on January 17, 2005. The obligations of Messrs. Yanover and Nesbitt under their respective Seller Credit Agreements were secured by a pledge of 469,061 and 469,064 shares of Class A-1 Common Stock owned by such Borrower and its affiliates. Except for limited circumstances, Lason's sole recourse against each Borrower for the amount of the Loan to such Borrower was to the shares of Common Stock pledged with respect to such Seller Credit Agreement. During the year ended December 31, 1996, the largest aggregate amount of indebtedness outstanding of Messrs. Yanover and Nesbitt (including interest) to the Company was $649,141 and $649,155, respectively. Of these respective amounts, prior to the end of 1996, Messrs. Yanover and Nesbitt paid 50% to the Company and the Company forgave the other 50%, so that no indebtedness of Messrs. Yanover and Nesbitt was outstanding at December 31, 1996.

REGISTRATION AGREEMENT

     In connection with the Recapitalization, the Company and the Designated Stockholders, GTCR Fund IV, Mr. Yanover and Mr. Nesbitt (the "1995 Stockholders") entered into the Registration Agreement. Pursuant to the Registration Agreement, the 1995 Stockholders and their transferees, who upon the completion of the Offering will hold in the aggregate 3,161,562 shares of Common Stock, are entitled to certain registration rights. The holders of at least a majority of the shares of Common Stock held by the GTCR Fund IV (the "GTCR Registrable Shares") and the holders of at least a majority of the shares of Common Stock held by the Designated Stockholders (the "Designated Stockholder Registrable Shares," and collectively with the GTCR Registrable Shares, the "Registrable Shares") may each require the Company on one occasion to effect the registration of the Registrable Shares on Form S-1 (a "Long-Form Registration") in which the Company will pay all registration expenses. In addition to the Long-Form Registrations, the holders of at least a majority of the GTCR Registrable Shares and the holders of at least a majority of the Designated Stockholder Registrable Shares may each require the Company to effect two registrations of

Registrable Shares on Form S-2 or S-3 (together with the Long-Form Registrations, the "Demand Registrations") in which the Company will pay all registration expenses. Finally, if the Company proposes to register any of its Common Stock under the Securities Act, whether for its own account or otherwise (a "Company Registration"), the holders of Registrable Shares are entitled to notice of such registration and, subject to certain priority provisions, are entitled to include their Registrable Shares in such registration with all registration expenses of the holders of Registrable Shares being paid by the Company. Notwithstanding the foregoing, the Company will not be obligated to effect a Demand Registration within six months after the effective date of a prior Demand Registration or of a Company Registration in which holders of Registrable Shares participated, and, under certain circumstances, a request may be delayed by the Company for up to six months (but on no more than one occasion).

CERTAIN AFFILIATE TRANSACTIONS

     The Company leases property and a building in Livonia, Michigan, which includes approximately 27,460 square feet of commercial space, from Mart Associates, a Michigan general partnership ("Mart"). Mr. Yanover owns 43.3% of Mart and is its managing partner. Mr. Nesbitt owns 33.3% of Mart and is one of its partners. For the years ended December 31, 1995, 1996 and 1997, the Company paid $191,100, $191,100, $150,150, respectively, in rent for such property and building. In addition, the Company leases certain equipment from Computer Leasing Company of Michigan, Inc. ("Computer Leasing"). Mr. Yanover owns 50.0% of Computer Leasing and serves as its president. For the years ended December 31, 1995, 1996 and 1997, the Company paid $57,100, $184,390 and $116,500, respectively, for such operating leases. The Company believes that each of the leases is at market terms and rates.


     The Company purchases printing services from Hatteras Printing, Inc. ("Hatteras"). Hatteras is owned by the wife of Mr. Nesbitt. For the years ended December 31, 1995, 1996 and 1997, and for the six months ended June 30, 1998, the Company paid Hatteras $980,500, $1,425,358, $1,700,000 and $1,352,135,
respectively, for such printing services. The Company believes that it paid market prices for such printing services. In addition, the Company sold copying and graphic art services to Hatteras in the amount of $75,200, $76,859, $48,960, respectively, for the years ended December 31, 1995, 1996 and 1997. Such services were sold at the Company's then current prices. Also effective December 1, 1997, the Company sold certain assets to Hatteras at their fair market value, as determined by management, for $570,412, payable $350,000 at closing, with the balance of $220,412 to be paid (together with interest at 8.0% per annum), $125,000 on December 31, 1998 and $95,412 on December 31, 1999. The Company purchased the assets in July 1996 for approximately $387,000.


     The Company contracts temporary employment services from Unlimited Staffing Solutions, Inc., a company which is owned by the wife of Mr. Newman. The Company paid $2,905, $735,000 and $797,000 for the years ended December 31, 1995, 1996 and 1997, respectively, for such services.

     Messrs. Monroe, Rauwerdink, Messinger, Newman and Jablonski, executive officers of the Company, are indebted to the Company in principal amounts of $650,000, $325,000, $227,500, $130,000 and $130,000, respectively, pursuant to the terms of ten-year secured promissory notes dated June 5, 1998, which provide for extensions of credit up to maximum principal amounts of $2,600,000, $1,300,000, $910,000, $520,000 and $520,000, respectively. The notes provide that funds may be advanced under the notes on the date of execution and on each of the three anniversary dates thereafter and/or upon the occurrence of a "change in control" of the Company, as defined in the Company's 1998 Equity Participation Plan, which occurs prior to the fourth anniversary of the notes; provided that the price per share of the Company's Common Stock at all such times that credit is extended under the notes exceeds $27.50 per share. The notes are secured by each executive officer's unexercised stock options granted on May 29, 1998, and any of the Company's Common Stock acquired upon exercise of such options; provided that some of such collateral may be released under certain circumstances if the notes are adequately secured after such release of collateral, and all of such collateral is to be released, in any event, upon the fourth anniversary of each note if it is not in default and has not matured. All advances under a note will be forgiven in the event of a change in control of the Company; provided that the note is not in default and has not matured prior to such change in control event. Interest accrues under each note at the applicable federal rate, as in effect on June 5, 1998, and as it may change on each anniversary of the note.

     All material business transactions between the Company and any executive officer or director of the Company or any member of their immediate family will be subject to review and approval by a majority of the Company's disinterested directors. Additional transactions of the nature described above may take place in the ordinary course of business.

THE RECAPITALIZATION


     Immediately prior to the Company's initial public offering of Common Stock on October 9, 1996, each share of Class A Common Stock, including the shares of Class A Common Stock held by each of the officers and directors of the Company, was converted into one share of Common Stock, and each share of Class B Common Stock, all of which was held by GTCR Fund IV, was converted into approximately
1.3 shares of Common Stock. Each share of Common Stock was then split into 2.5 shares of Common Stock. Concurrent with the consummation of its initial public offering of Common Stock, the Company used a portion of the proceeds of such offering to redeem 692,047 shares of Common Stock owned by GTCR Fund IV at an aggregate price of approximately $11.8 million. GTCR Fund IV acquired its interest in the Company in January 1995 for $10.0 million, or approximately $3.13 per share of Common Stock.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of August 14, 1998 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each current executive officer and director of the Company, (iii) each of the Selling Stockholders, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by it or him.



                                                   SHARES BENEFICIALLY             SHARES BENEFICIALLY
                                                     OWNED PRIOR TO                    OWNED AFTER
                                                     THE OFFERING(1)                 THE OFFERING(1)
                                                   -------------------   SHARES    -------------------
            NAME OF BENEFICIAL OWNER                NUMBER     PERCENT   OFFERED    NUMBER    PERCENT
            ------------------------                ------     -------   -------    ------    -------
PRINCIPAL STOCKHOLDERS
GTCR Fund IV(2)..................................    766,959     6.3%    450,000   316,959      2.1%
Dresdner RCM Global Investors, LLC(3)............    829,300     6.8           0   829,300      5.5

EXECUTIVE OFFICERS AND DIRECTORS
Gary L. Monroe(4)................................    111,362       *      25,000    86,362        *
William J. Rauwerdink(4).........................     33,337       *           0    33,337        *
John R. Messinger(4).............................     30,659       *           0    30,659        *
Brian E. Jablonski(4)............................     39,004       *      20,000    19,004        *
Cary W. Newman(4)................................     37,000       *      10,000    27,000        *
Fariborz Ghadar(5)...............................      1,000       *           0     1,000        *
Donald M. Gleklen(6).............................     12,500       *           0    12,500        *
Allen J. Nesbitt(7)..............................    351,790     2.9     100,000   251,790      1.7
Joseph P. Nolan(2)...............................      5,009       *           0     5,009        *
Bruce V. Rauner(2)...............................         --       *           0         0        *
Robert A. Yanover(8).............................    301,183     2.5     124,500   176,683      1.2
                                                                         -------
EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP
All Executive Officers and Directors as a group
  (11 persons)(9)................................  1,689,803    13.5     279,500   889,803      5.9%
                                                                         -------
OTHER SELLING STOCKHOLDERS
The Joseph Jonathan Yanover and Jennifer D.
  Yanover Irrevocable Trust dated January 5, 1993
  (the "J and J Trust")..........................    164,297     1.3%     70,500    93,797        *
                                                                         -------
                                                                         800,000
                                                                         =======


-------------------------
 *  Indicates less than 1%.


(1) The number of shares of Common Stock outstanding before the Offering is 12,255,849, and the number of shares of Common Stock outstanding after the Offering is 14,955,849 (15,360,849 if the Underwriters' over-allotment options are exercised in full). Shares of Common Stock subject to options that are exercisable within 60 days after the date of the Offering are deemed beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. If the Underwriters' over-allotment options are exercised in full, GTCR Fund IV, Mr. Monroe, Mr. Jablonski, Mr. Newman, Mr. Nesbitt, Mr. Yanover and the J and J Trust, have agreed to sell up to 109,250, 3,750, 2,000, 0, 0, 5,000 and 0 shares of Common Stock, respectively.


(2) Includes 766,959 shares of Common Stock held by GTCR Fund IV, of which GTCR IV, L.P. is the general partner. Each of Messrs. Rauner and Nolan is a principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR IV, L.P., and therefore may be deemed to share investment and voting control over the shares of Common Stock held by GTCR Fund IV. Each of Messrs. Rauner and Nolan disclaims beneficial ownership of the shares of Common Stock owned by GTCR Fund IV. The address of each of these holders is 6100 Sears Tower, Chicago, Illinois 60606.

(3) RCM Limited, L.P., a California limited partnership, is the Managing Agent of Dresdner RCM Global Investors LLC ("Dresdner RCM"). RCM General Corporation, a California corporation is the General Partner of RCM Limited L.P. The address of Dresdner RCM is Four Embarcadero Center, San Francisco, California 94111. Dresdner Bank AG, an international banking organization headquartered in Frankfurt, Germany, is the parent of its wholly-owned subsidiary, Dresdner RCM. The address of Dresdner Bank is Jurgen-Ponto-Platz 1, 60301 Frankfurt, Germany.

(4) Includes 111,362, 23,337, 3,000, 39,004, and 32,000 shares of Messrs.
    Monroe, Rauwerdink, Messinger, Jablonski and Newman, respectively, issuable upon exercise of options. The address of Messrs. Monroe, Rauwerdink, Messinger, Jablonski and Newman is 1305 Stephenson Highway, Troy, Michigan 48083.

(5) Includes 1,000 shares of Common Stock issuable upon the exercise of options. The address of this holder is 555 Orlando Avenue, State College, Pennsylvania 16803.

(6) Includes 7,500 shares of Common Stock issuable upon the exercise of options. The address of this director is 212 Jeffrey Lane, Newtown Square, Pennsylvania 19073.

(7) Includes 351,790 shares of Common Stock held by the Allen J. Nesbitt Living Trust dated December 7, 1994. The address of this holder is 48847 Meadowcourt, Plymouth, Michigan 48170.

(8) Includes 301,183 shares of Common Stock held by Yanover Associates Limited Partnership. The address of this holder is 133 Quayside Drive, Jupiter, Florida 33477.


(9) Includes the shares of Common Stock described in footnotes (2), (4), (5),
    (6), (7) and (8) above.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS


     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of July 28, 1998, there were 12,255,849 shares of Common Stock outstanding and 84 holders of record. No shares of Preferred Stock are outstanding. The following summary of certain provisions of the Company's capital stock describes certain material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Amended and Restated Certificate of Incorporation and the By-Laws of the Company and by the provisions of applicable law.


COMMON STOCK

     The issued and outstanding shares of Common Stock are, and the shares of Common Stock being offered hereby will be upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. See "Dividend Policy." The shares of Common Stock are not redeemable or convertible, and the holders thereof will have no preemptive rights or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to vote on all matters submitted to a vote of stockholders. The Common Stock is currently included for quotation in the Nasdaq National Market under the trading symbol "LSON."

PREFERRED STOCK

     The Board may, without further action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions, financing and other corporate transactions, may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. The Board, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock.

CERTAIN PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS AND STATUTORY PROVISIONS

     The Amended and Restated Certificate of Incorporation provides that the Board will be divided into three classes, with each class, after a transitional period, serving for three years, and one class being elected each year. A majority of the remaining directors then in office, though less than a quorum, or the sole remaining director, will be empowered to fill any vacancy on the Board which arises during the term of a director or as a result of a newly created directorship. The provision for a classified Board may be amended, altered or repealed only upon the affirmative vote of the holders of at least 80% of the outstanding shares of the voting stock of the Company. The classification of the Board may discourage a third party from making a tender offer or otherwise attempting to gain control of the Company and may have the effect of maintaining the incumbency of the Board.

     The Amended and Restated Certificate of Incorporation requires that any action required or permitted to be taken by the Company's stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing. Additionally, the Amended and Restated

Certificate of Incorporation and Bylaws require that special meetings of the stockholders of the Company be called only by the affirmative vote of at least two members of the Board or by certain officers. These provisions may not be amended, altered or repealed without the affirmative vote of at least 80% of the outstanding shares of the voting stock of the Company.


     The Bylaws provide that stockholders seeking to bring business before or to nominate directors at any annual meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the annual meeting for the preceding year. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions restrict the ability of stockholders to bring matters before the stockholders or to make nominations for directors at meetings of stockholders. These provisions may not be amended, altered or repealed by the stockholders without the affirmative vote of at least 80% of the outstanding shares of the voting stock of the Company.

     The Company is subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any Interested Stockholder for a period of three years after the date of the transaction in which the person became an Interested Stockholder, unless (i) the transaction is approved by the Board prior to the date the Interested Stockholder obtained such status; (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) on or subsequent to such date the "business combination" is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the Interested Stockholder.

     For purposes of the Delaware General Corporation Law, a "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company. The Board has approved any acquisition of shares of Common Stock by GTCR Fund IV or its affiliates that would otherwise result in GTCR Fund IV or such affiliates becoming an Interested Stockholder. See "Risk Factors -- Anti-Takeover Effect of Certain Charter, By-Law and Statutory Provisions."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Amended and Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. This provision may not be amended, altered or repealed without the affirmative vote of at least 80% of the outstanding shares of the voting stock of the Company. In addition, the By-Laws provide that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by such law. This provision may not be amended, altered or repealed by the stockholders without the affirmative vote of at least 80% of the outstanding shares of the voting stock of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is The First Chicago Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have 14,955,849 shares of Common Stock outstanding. Of these shares, the 3,500,000 shares offered hereby (4,025,000 if the Underwriters' over-allotment options are exercised in full), the 7,918,400 shares sold in the Company's initial public offering and its secondary public offering in August 1997 and the approximately 290,000 shares exercised and sold pursuant to employee stock options, will be freely tradeable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 3,247,449 shares outstanding are Restricted Shares, as follows: (i) 798,100 shares held by "affiliates" whom have already held their shares for more than one year; (ii) 1,320,835 shares held by non-affiliates whom have already held their shares for more than one year; and
(iii) 1,128,514 shares held by non-affiliates who have not held their shares for more than one year. In addition, 1,590,560 shares of Common Stock are reserved under the Company's 1995 Stock Option Plan and 1998 Equity Participation Plan for the exercise of stock options granted by the Company, of which options to purchase approximately 1,363,028 shares have been granted under such plans.



     The Restricted Shares may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Rule 144 imposes certain restrictions and limitations on resale. In general, under Rule 144 as currently in effect, any affiliate of the Company or any person (or persons whose shares are aggregated in accordance with the Rule), who has beneficially owned Restricted Shares for at least one year would be entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 149,558 shares after the Offering), or the reported average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Shares under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned such shares for at least two years, is currently entitled to sell such shares under Rule 144(k) without regard to the availability of current public information, volume limitations, manner of sales provisions or notice requirements. 798,100 Restricted Shares held by affiliates are eligible for sale in the public market pursuant to Rule 144, but are subject to the "Lock-Up" Agreements. Currently 2,118,935 Restricted Shares may be sold pursuant to Rule 144.


     The Company, its executive officers and directors and the Selling Stockholders have agreed that they will not, directly or indirectly, officer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or any other securities convertible into, or exercisable or exchangeable for, Common Stock or other capital stock of the Company or any right to purchase or acquire Common Stock or other capital stock of the Company, for a period of 90 days after the date of this Prospectus, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, except for bona fide gifts or transfers effected by such stockholders other than on any securities exchange or in the over-the-counter market to donees or transferees that agree to be bound by such agreements. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares subject to such Lock-Up Agreements.

     Sales of substantial amounts of Common Stock, or the perception that such sale could occur, could adversely affect market prices for the Common Stock and could impair the Company's future ability to obtain capital through offerings of equity securities.


     In connection with the Recapitalization, the Company and the 1995 Stockholders entered into the Registration Agreement. Upon the completion of the Offering, pursuant to the Registration Agreement, the 1995 Stockholders and their transferees, who will hold in the aggregate 839,229 shares of Common Stock, are entitled to certain demand and piggy-back registration rights with respect to such shares of Common Stock, which may be exercised after the period ending 90 days after the date of this Prospectus. Such rights could be used to force the Company to file a registration statement with respect to the Common Stock owned by such persons. The existence of the Registration Agreement and the perception that sales of Common Stock could occur thereunder could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. See "Recent Acquisitions" and "Certain Relationships and Related Transactions -- Registration Agreement."

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), for whom Prudential Securities Incorporated, BancAmerica Robertson Stephens, William Blair & Company, L.L.C., Jefferies & Company, Inc., PaineWebber Incorporated and The Robinson-Humphrey Company, LLC are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth below opposite their respective names:

                                                                 NUMBER
                        UNDERWRITER                             OF SHARES
                        -----------                             ---------
Prudential Securities Incorporated..........................
BancAmerica Robertson Stephens..............................
William Blair & Company, L.L.C. ............................
Jefferies & Company, Inc. ..................................
PaineWebber Incorporated ...................................
The Robinson-Humphrey Company, LLC..........................

                                                                ---------
Total.......................................................    3,500,000
                                                                =========

     The Company and the Selling Stockholders are obligated to sell, and the Underwriters are obligated to purchase, all the shares of Common Stock offered hereby if any are purchased.

     The Underwriters, through their Representatives, have advised the Company and the Selling Stockholders that they propose to offer the Common Stock initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may allow to selected dealers a concession of
$     per share; and that such dealers may reallow a concession of $       per
share to certain other dealers. After the Offering, the public offering price and the concessions may be changed by the Representatives.


     The Company and certain of the Selling Stockholders have granted the Underwriters options, exercisable for 30 days from the date of this Prospectus, to purchase up to 525,000 additional shares of Common Stock at the public offering price, less underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The Underwriters may exercise such options solely for the purpose of covering over-allotments incurred in the sale of the shares of Common Stock offered hereby. To the extent such options are exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to 3,500,000.



     The Company, its executive officers and directors and the Selling Stockholders have agreed not to, directly or indirectly, offer, sell, offer to sell, contact to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock or any securities convertible into, or exercisable or exchangeable for, Common Stock or other capital stock of the Company or any right to purchase or acquire Common Stock or other capital stock of the Company, for a period of 90 days after the date of this Prospectus without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, other than pursuant to the exercise of currently outstanding stock options and except for bona fide gifts or transfers effected by such stockholders other than on any securities exchange or in the over-the-counter market to donees or transferees that agree to be bound by such agreements. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares subject to such agreements.

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.


     In connection with this Offering, certain Underwriters (and selling group members, if any) or their respective affiliates who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock of the Company on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during the business day prior to the pricing of the Offering before the commencement of offers and sales of Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.



     In connection with the Offering, certain Underwriters (and selling group members, if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and the Selling Stockholders, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 525,000 shares of Common Stock, by exercising the Underwriters' over-allotment options referred to previously. In addition, Prudential Securities Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or any dealer participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required and, if they are undertaken, then they may be discontinued at any time.


                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the shares of Common Stock offered by the Company and the Selling Stockholders will be passed upon by Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C., Southfield, Michigan. Laurence B. Deitch, a shareholder of Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C., owns 1,000 shares of the Company's Common Stock. Certain legal matters will be passed on for the Underwriters by King & Spalding, Atlanta, Georgia.

                                    EXPERTS


     The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 of the Company appearing in this Prospectus and Registration Statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of Consolidated Reprographics for the fiscal year ended August 31, 1997 appearing in this Prospectus and Registration Statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission.

     The Company has filed with the Commission a Registration Statement of Form S-1 (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement"), under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     Reports and other information filed by the Company with the Commission and copies of the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and are also available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and through the Commission's Internet address at "http://www.sec.gov."

                     INDEX TO UNAUDITED PRO FORMA CONDENSED
            CONSOLIDATED FINANCIAL INFORMATION, FINANCIAL STATEMENTS
                     AND CONSOLIDATED FINANCIAL STATEMENTS


                                                                PAGE
                                                                ----
LASON, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL INFORMATION
  Unaudited Pro Forma Condensed Consolidated Financial
     Information............................................     F-2
  Unaudited Pro Forma Condensed Consolidated Balance Sheets
     as of June 30, 1998....................................     F-3
  Unaudited Pro Forma Condensed Consolidated Statements of
     Income for the Six Months ended June 30, 1998..........     F-4
  Unaudited Pro Forma Condensed Consolidated Statements of
     Income for the Year ended December 31, 1997............     F-5
  Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Information..................................     F-6
LASON, INC.
  Report of Independent Accountants.........................     F-9
  Consolidated Balance Sheets as of December 31, 1996 and
     1997
     and June 30, 1998 (Unaudited)..........................    F-10
  Consolidated Statements of Income for the years ended
     December 31, 1995, 1996 and 1997 and for the six months
     ended June 30, 1997 and 1998 (Unaudited)...............    F-11
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1995, 1996 and 1997 and for
     the six months ended June 30, 1998 (Unaudited).........    F-12
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995, 1996 and 1997 and for the six months
     ended June 30, 1997 and 1998 (Unaudited)...............    F-13
  Notes to Consolidated Financial Statements................    F-14
CONSOLIDATED REPROGRAPHICS
  Report of Independent Accountants.........................    F-24
  Balance Sheets as of August 31, 1997 and May 31, 1998
     (Unaudited)............................................    F-25
  Statement of Operations for the year ended August 31, 1997 and for the nine months ended May 31, 1997 and 1998
     (Unaudited)............................................    F-26
  Statement of Shareholders' Equity for the year ended
     August 31, 1997 and for the nine months ended May 31,
     1998 (Unaudited).......................................    F-27
  Statements of Cash Flows for the year ended August 31,
     1997 and for the nine months ended May 31, 1997 and
     1998 (Unaudited).......................................    F-28
  Notes to Financial Statements.............................    F-30

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


     The following unaudited pro forma condensed consolidated balance sheet has been prepared based upon the historical consolidated balance sheet of Lason, Inc. (the "Company") as of June 30, 1998 and the balance sheet as of May 31, 1998 of Consolidated Reprographics and gives effect to (i) such acquisition, and
(ii) the application of the net proceeds from the sale of 2,700,000 shares of common stock offered by the Company hereby (the "Offering") at an assumed offering price per share of $51.438 (after deducting underwriting discounts and commissions and estimated expenses of the Offering, but excluding the underwriters' over-allotment option), as if each had occurred as of June 30, 1998. The following unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 1998 and for the year ended December 31, 1997 give effect to each of the above transactions and to the 1998 Acquisitions (See "Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information") as if each had occurred as of January 1, 1997. Pro forma adjustments are described in the accompanying notes.


     The unaudited pro forma condensed consolidated financial information should be read in conjunction with "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements of Lason and the Notes thereto and the financial statements of Consolidated Reprographics and the Notes thereto included elsewhere in this Prospectus. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of the actual results of operations that would have been reported if the events described above had occurred as of January 1, 1997 nor do such statements purport to indicate the results of future operations of Lason. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs, if any, which may occur as a result of the integration and consolidation of the acquisitions. In the opinion of management, all adjustments necessary to present fairly such unaudited pro forma condensed consolidated financial statements have been made.

                                  LASON, INC.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

                                 JUNE 30, 1998

                                 (IN THOUSANDS)


                                                                                 ADJUSTMENTS       PRO FORMA       ADJUSTMENTS
                                                 CONSOLIDATED        OTHER           FOR          AS ADJUSTED        FOR THE
                                     LASON     REPROGRAPHICS(1)   ACQUISITIONS   ACQUISITIONS   FOR ACQUISITIONS    OFFERING
                                     -----     ----------------   ------------   ------------   ----------------   -----------
ASSETS
  Current assets..................  $ 85,894       $ 6,540           $3,182        $ 1,295C         $ 96,911       $
  Property and equipment, net.....    37,189         4,171            1,374                           42,734
  Intangible assets, net..........   156,221           353               --         40,944A          197,518
  Other assets....................        --           283              355                              638
                                    --------       -------           ------        -------          --------       ----------
        Total assets..............  $279,304       $11,347           $4,911        $42,239          $337,801       $       --
                                    ========       =======           ======        =======          ========       ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Current portion, long-term
    debt..........................  $     --       $ 1,443           $1,460        $(2,855)A        $     48
  Other current liabilities.......    30,716         3,567            2,207          2,506A           38,996
                                    --------       -------           ------        -------          --------       ----------
        Total current
          liabilities.............    30,716         5,010            3,667           (349)           39,044
  Long-term debt, less current
    portion.......................    96,400         4,334              481         43,882A,D        145,097       $ (131,881)B
  Other liabilities...............    10,585         1,060              143                           11,788
                                    --------       -------           ------        -------          --------       ----------
        Total liabilities.........   137,701        10,404            4,291         43,533           195,929         (131,881)
  Common stock....................       117            20              106           (126)A             117               27B
  Preferred stock.................        --            --               --             --                --               --
  Additional paid in capital......   120,102            --                1            268A          120,371          131,854B
  Retained earnings...............    21,384           923              513         (1,436)A          21,384
                                    --------       -------           ------        -------          --------       ----------
        Total stockholders'
          equity..................   141,603           943              620         (1,294)          141,872          131,881
                                    --------       -------           ------        -------          --------       ----------
        Total liabilities and
          stockholders' equity....  $279,304       $11,347           $4,911        $42,239          $337,801       $       --
                                    ========       =======           ======        =======          ========       ==========

                                    PRO FORMA AS
                                    ADJUSTED FOR
                                    ACQUISITIONS
                                      AND THE
                                      OFFERING
                                    ------------
ASSETS
  Current assets..................    $ 96,911
  Property and equipment, net.....      42,734
  Intangible assets, net..........     197,518
  Other assets....................         638
                                      --------
        Total assets..............    $337,801
                                      ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Current portion, long-term
    debt..........................    $     48
  Other current liabilities.......      38,996
                                      --------
        Total current
          liabilities.............      39,044
  Long-term debt, less current
    portion.......................      13,216
  Other liabilities...............      11,788
                                      --------
        Total liabilities.........      64,048
  Common stock....................         144
  Preferred stock.................          --
  Additional paid in capital......     252,225
  Retained earnings...............      21,384
                                      --------
        Total stockholders'
          equity..................     273,753
                                      --------
        Total liabilities and
          stockholders' equity....    $337,801
                                      ========


-------------------------
(1) Balance Sheet as of May 31, 1998, as Consolidated Reprographics has an August 31 fiscal year end.


    The accompanying Notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                  LASON, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                      PRO FORMA
                                                     CONSOLIDATED     COMPLETED                      AS ADJUSTED
                                           LASON     REPROGRAPHICS   ACQUISITIONS   ADJUSTMENTS         LASON
                                           -----     -------------   ------------   -----------      -----------
Revenues, net of postage..............    $109,202      $22,390        $26,104                        $157,696
Cost of revenues......................      70,325       15,242         15,731                         101,298
                                          --------      -------        -------                        --------
     Gross profit.....................      38,877        7,148         10,373                          56,398
Selling, general and administrative
  expenses............................      22,536        3,652          9,048        $ (729)H          34,507
Compensatory stock option expense.....         138           --             --                             138
Amortization of intangibles...........       2,283           95              8         1,089 E           3,475
                                          --------      -------        -------        ------          --------
     Income from operations...........      13,920        3,401          1,317          (360)           18,278
     Net interest expense.............       2,176          531            394        (2,553)F             548
                                          --------      -------        -------        ------          --------
Income before provision for income
  taxes...............................      11,744        2,870            923         2,193            17,730
Provision for income taxes............       4,438        1,229             25         1,466 G           7,158
                                          --------      -------        -------        ------          --------
Pro forma net income..................    $  7,306      $ 1,641        $   898        $  727          $ 10,572
                                          ========      =======        =======        ======          ========
Pro forma earnings per share:
     Basic............................                                                       I        $   0.74
                                                                                                      ========
     Diluted..........................                                                       I        $   0.70
                                                                                                      ========
Proforma weighted average common
shares and dilutive securities:
     Basic............................                                                       I          14,333
                                                                                                      --------
     Diluted..........................                                                       I          15,209
                                                                                                      --------


    The accompanying Notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                  LASON, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                      PROFORMA
                                                     CONSOLIDATED      COMPLETED                     AS ADJUSTED
                                          LASON      REPROGRAPHICS    ACQUISITIONS    ADJUSTMENTS       LASON
                                          -----      -------------    ------------    -----------    -----------
Revenues, net of postage.............    $120,337       $25,377         $102,553                      $248,267
Cost of revenues.....................      80,846        17,804           69,075                       167,725
                                         --------       -------         --------                      --------
  Gross profit.......................      39,491         7,573           33,478                        80,542
Selling, general and administrative
  expenses...........................      21,364         3,876           28,318        $(3,583)H       49,975
Compensatory stock option expense....         221            --               --                           221
Amortization of intangibles..........       2,477           407               23          3,201 E        6,108
                                         --------       -------         --------        -------       --------
  Income from operations.............      15,429         3,290            5,137            382         24,238
Net interest expense.................       1,249           534            1,126         (2,288)F          621
                                         --------       -------         --------        -------       --------
Income before provision for income
  taxes..............................      14,180         2,756            4,011          2,670         23,617
Provision for income taxes...........       5,110         1,146              409          2,786 G        9,451
                                         --------       -------         --------        -------       --------
Net income...........................    $  9,070       $ 1,610         $  3,602        $  (116)      $ 14,166
                                         ========       =======         ========        =======       ========
Pro forma earnings per share:
  Basic..............................                                                           I     $   1.14
                                                                                                      ========
  Diluted............................                                                           I     $   1.07
                                                                                                      ========
Pro forma weighted average common
shares
and dilutive securities:
  Basic..............................                                                           I       12,432
                                                                                                      --------
  Diluted............................                                                           I       13,256
                                                                                                      --------


    The accompanying Notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                  LASON, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION


     The unaudited pro forma condensed consolidated financial statements include the financial information of thirteen companies acquired during the period from January 1, 1998 through July 29, 1998. The most significant of these acquisitions are as follows:


     In February 1998 the Company acquired Racom Corporation and its affiliates by acquiring 100% of the outstanding common stock of its parent, Southern Microfilm Associates, Inc. ("Racom") for $20.9 million in cash and 188,382 shares of the Company's Common Stock valued at approximately $5.1 million. The shares of common stock are being held in escrow as collateral to indemnify the Company if contingencies set forth in the purchase agreement occur within 12 months from the date of acquisition.

     In March 1998, the Company acquired substantially all of the assets of API Systems, Inc. ("API") for $21.5 million in cash and 117,702 shares of the Company's Common Stock valued at approximately $3.8 million. Substantially all of the shares of common stock are being held in escrow as collateral to indemnify the Company if contingencies set forth in the purchase agreement occur within 12 months from the date of acquisition.

     In May 1998, the Company acquired 100% of the outstanding common stock of Quality Mailing Services, Inc. ("QMS") for $3.8 million in cash and 2,799 shares of the Company's Common Stock valued at approximately $111,000.

     In June 1998, the Company acquired substantially all of the assets of Strategy Manufacturing, Inc. ("SMI") for $3.6 million in cash and 17,431 shares of the Company's Common Stock valued at approximately $700,000. Of the cash purchase price, $250,000 is being held in escrow to indemnify the Company if contingencies set forth in the purchase agreement occur within 12 months from the date of acquisition.

     Also in June 1998, the Company acquired 100% of the outstanding common stock of Litigation Reprographics & Support Services, Inc. ("Litigation Reprographics") for $3.7 million in cash and 16,124 shares of the Company's Common Stock valued at approximately $658,000. All of the shares of Common Stock issued in connection with the acquisition of Litigation Reprographics are being held in escrow to indemnify the Company if contingencies set forth in the purchase agreement occur within 12 months from the date of acquisition.

     Also in June 1998, the Company acquired 100% of the outstanding common stock of Document Production Services, Inc. ("Document Production") for $2.1 million in cash and 12,070 shares of the Company's Common Stock valued at approximately $523,000. All of the shares of Common Stock issued in connection with the acquisition of Document Production are being held in escrow to indemnify the Company if contingencies set forth in the purchase agreement occur within 24 months from the date of acquisition.

     In July 1998, the Company purchased 100% of the outstanding common stock of Consolidated Reprographics for $34.9 million in cash and 112,044 shares of the Company's Common Stock valued at approximately $6.1 million. All of the shares of Common Stock issued in connection with the acquisition of Consolidated Reprographics are being held in escrow to indemnify the Company if contingencies set forth in the purchase agreement occur within 18 months from the date of acquisition.


     Cash and shares issued in connection with purchase price contingencies, if any, will be recorded as an adjustment of the purchase price when the related contingency is resolved. In addition, certain of the purchase agreements provide for increased purchase price if operating income exceeds a targeted level. For the 1998 acquisitions listed above, the maximum amount of additional purchase price which may be recorded should such targets be achieved is $59.4 million.


BALANCE SHEET

     The excess of the purchase price and liabilities assumed over the estimated fair value of the net assets acquired for each acquisition has been allocated to tangible and intangible assets based on Lason's estimate of

                                  LASON, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- CONTINUED

the fair market value of the net assets acquired. The allocations of the excess purchase price, as illustrated below, may change upon final appraisal of the fair market value of the net assets acquired.


     Acquisitions completed subsequent to June 30, 1998:



                                                                     (IN
                                                                  THOUSANDS)
Estimated fair value of the net assets acquired.............       $17,193
Allocation of the purchase price in excess of acquired
  assets:
  Goodwill..................................................        40,944
                                                                   -------
                                                                    58,137
Plus: Liabilities assumed...................................        11,725
                                                                   -------
Total purchase price........................................       $69,862
                                                                   =======



     The acquisitions completed subsequent to June 30, 1998 were financed using approximately $44.7 million of borrowings under the Company's credit agreements, and $7.4 million from the issuance of shares of Common Stock, $7.1 million of which is being held in escrow.



     The accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 1998 has been prepared as if the acquisitions consummated subsequent to June 30, 1998 had all been completed as of June 30, 1998 and includes the following adjustments:


          (A) A pro forma adjustment has been made to:

             - Record goodwill related to the acquisitions;


             - Reflect the repayment of the existing borrowings of the acquired companies with proceeds from the Company's Credit Agreement;


             - Record the additional debt related to the acquisitions;


             - Present the issuance of 4,807 shares of Common Stock valued at approximately $269,000 related to the acquisitions;


             - Eliminate the historical equity balances; and

             - Record additional estimated costs of acquisition.


          (B) A pro forma adjustment has been recorded to present the application of the net proceeds of the Offering assuming underwriters discounts and commissions and additional offering expenses of $7.0 million.


          (C) A pro forma adjustment has been recorded for refundable income taxes related to available tax deductions resulting from the exercise of Consolidated Reprographics employee stock options prior to the acquisition of Consolidated Reprographics.

          (D) A pro forma adjustment has been recorded to eliminate a $3.7 million note payable to a former shareholder of Consolidated Reprographics that was not assumed by Lason in the acquisition.

STATEMENT OF INCOME


     The accompanying unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 1998 and for the year ended December 31, 1997 presents the results of operations as though each acquisition had been consummated on January 1, 1997. All acquired companies, except Consolidated

                                  LASON, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- CONTINUED


Reprographics and Racom, had a December 31 fiscal year end. Consolidated Reprographics' year end was August 31 and Racom's was June 30. Accordingly, Consolidated Reprographics' results of operations have been adjusted and are included for the 12 months ended November 30, 1997 and for the six months ended May 31, 1998. Also Racom's results of operations have been adjusted and are included for the 12 months ended December 31, 1997 and the six months ended June 30, 1998.



     The accompanying unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 have been prepared by combining historical results of operations for the Company and, where applicable, the acquired companies for such respective periods and include the following adjustments:



          (E) Adjustments for the six months ended June 30, 1998 and for the year ended December 31, 1997 have been made to increase amortization expense by $1.1 million and $3.2 million, respectively, related to the purchase price allocated primarily to goodwill, as if the acquisitions had occurred January 1, 1997. Goodwill is amortized over 30 years.



          (F) Adjustments for the six months ended June 30, 1998 and for the year ended December 31, 1997 have been made to eliminate interest expense of $2.6 million and $2.3 million respectively, on debt retired using a portion of the estimated net proceeds of $131.9 million.


          (G) Certain of the acquired companies were S-corporations and, accordingly were not subject to federal or state income taxes. The pro forma provision for income taxes has been computed as if the acquired companies were subjected to federal and state income taxes for the periods presented based on the statutory tax rate then in effect. Additionally the pro forma adjustments have been tax effected at a 35.0% federal statutory rate.


          (H) Adjustments for the six months ended June 30, 1998 and for the year ended December 31, 1997 have been made to reduce selling, general and administrative expenses by approximately $729,000 and $3.6 million, respectively, to eliminate certain compensation expenses to former S-Corporation shareholders that would not have been incurred had the acquisitions occurred as of January 1, 1997. Such compensation reductions are based on signed employment agreements. Additional cost savings that the Company expects to realize through the integration of the acquisitions into Lason's operations have not been included.



          (I) Pro forma basic earnings per share is computed by dividing pro forma net income by the weighted average common shares outstanding. Pro forma diluted earnings per share is computed by dividing net income by the weighted average common shares outstanding plus the diluted share of contingently issuable shares and stock options.



     The pro forma weighted average common shares presented as outstanding at January 1, 1997, include the 2,700,000 shares of Common Stock being sold by the Company in the Offering and the 521,346 shares of Common Stock issued in consideration with respect to the acquisition of Racom, API, QMS, SMI, Litigation Reprographics, Document Production and Consolidated Reprographics.



                                                             SIX MONTHS
                                                                ENDED           YEAR ENDED
                                                            JUNE 30, 1998    DECEMBER 31, 1997
                                                            -------------    -----------------
Pro forma basic shares outstanding......................     14,333,387         12,432,250
                                                             ==========         ==========
Pro forma diluted shares outstanding....................     15,209,023         13,256,272
                                                             ==========         ==========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Lason, Inc.

     We have audited the consolidated financial statements and the financial statement schedule of Lason, Inc. (the "Company") and subsidiaries. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lason, Inc. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

Coopers & Lybrand L.L.P.

Detroit, Michigan
March 16, 1998

                                  LASON, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT FOR SHARES)


                                                                    DECEMBER 31,
                                                               ----------------------       JUNE 30,
                                                                 1996          1997           1998
                                                                 ----          ----         --------
                                                                                           (UNAUDITED)
                          ASSETS
Cash and cash equivalents..................................    $     79      $  2,925       $    690
Accounts receivable (net)..................................      24,546        43,815         65,026
Supplies...................................................       2,273         3,964          6,467
Prepaid expenses and other.................................       3,940         8,946         13,711
                                                               --------      --------       --------
     Total current assets..................................      30,838        59,650         85,894
Computer equipment and software............................       2,735         5,489          8,103
Production and office equipment............................       5,416        18,171         30,009
Leasehold improvements.....................................       1,010         2,460          3,356
Other......................................................         644           902          2,632
                                                               --------      --------       --------
                                                                  9,805        27,022         44,100
  Less: Accumulated depreciation...........................      (2,184)       (4,447)        (6,911)
                                                               --------      --------       --------
  Net property and equipment...............................       7,621        22,575         37,189
Deferred income taxes......................................       2,571         1,034             --
Goodwill (net of accumulated amortization of $1,482, $3,660
  and $5,806 at December 31, 1996, December 31, 1997 and
  June 30, 1998, respectively).............................      35,911        89,895        148,536
Other intangibles (net of accumulated amortization of $274,
  $573 and $710 at December 31, 1996, December 31, 1997 and
  June 30, 1998, respectively).............................       1,605         4,745          7,685
                                                               --------      --------       --------
          TOTAL ASSETS.....................................    $ 78,546      $177,899       $279,304
                                                               ========      ========       ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses...........................................    $  4,199      $  6,984       $  8,611
Accounts payable...........................................       4,751         6,590          8,632
Notes payable..............................................          --         6,462            218
Customer deposits..........................................       3,706         2,810          4,829
Deferred income taxes......................................       1,529         1,753          1,812
Other......................................................          --         3,714          6,614
                                                               --------      --------       --------
     Total current liabilities.............................      14,185        28,313         30,716
Revolving credit line borrowings...........................       4,101        13,550         96,400
Deferred Income taxes......................................          --            --            902
Other liabilities..........................................       2,194         3,431          9,683
                                                               --------      --------       --------
          TOTAL LIABILITIES................................      20,480        45,294        137,701
                                                               --------      --------       --------
Common stock with a put option.............................       1,060         1,060             --
STOCKHOLDERS' EQUITY
Common stock, $.01 par value; 20,000,000 shares authorized,
  8,610,246, 11,637,246 and 12,118,514 shares issued and
  outstanding..............................................          86           115            117
Preferred stock, $.01 par value, 5,000,000 shares
  authorized, none issued and outstanding..................          --            --             --
Additional paid-in capital.................................      51,912       117,352        120,102
Retained earnings..........................................       5,008        14,078         21,384
                                                               --------      --------       --------
     TOTAL STOCKHOLDERS' EQUITY............................      57,006       131,545        141,603
                                                               --------      --------       --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......    $ 78,546      $177,899       $279,304
                                                               ========      ========       ========


   The accompanying Notes are an integral part of the consolidated financial statements.

                                  LASON, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


                                                                               SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,           JUNE 30,
                                               ----------------------------   ------------------
                                                1995      1996       1997      1997       1998
                                                ----      ----       ----      ----       ----
                                                                                 (UNAUDITED)
Revenues, net of postage of $20,672, $29,672,
  $42,444, $21,412 and $27,888 for the year
  ended December 31, 1995, 1996, 1997, and
  the six months ended June 30, 1997 and
  1998, respectively.........................  $46,605   $69,937   $120,337   $53,658   $109,202
Cost of revenues.............................   31,227    47,587     80,846    37,147     70,325
                                               -------   -------   --------   -------   --------
  Gross profit...............................   15,378    22,350     39,491    16,511     38,877
Selling, general and administrative
  expenses...................................    9,406    12,699     21,364     8,439     22,536
Compensatory stock option expense............      308       936        221       109        138
Amortization of intangibles..................      817     1,121      2,477     1,041      2,283
                                               -------   -------   --------   -------   --------
  Income from operations.....................    4,847     7,594     15,429     6,868     13,920
Net interest expense.........................    1,694     1,760      1,249       740      2,176
                                               -------   -------   --------   -------   --------
  Income before income taxes.................    3,153     5,834     14,180     6,128     11,744
Provision for income taxes...................    1,139     2,103      5,110     2,250      4,438
                                               -------   -------   --------   -------   --------
  Net income.................................  $ 2,014   $ 3,731   $  9,070     3,878      7,306
                                               =======   =======   ========   =======   ========
Basic earnings per share.....................  $  0.35   $  0.59   $   0.93   $  0.44   $   0.63
                                               =======   =======   ========   =======   ========
Diluted earnings per share...................  $  0.33   $  0.55   $   0.90   $  0.42   $   0.59
                                               =======   =======   ========   =======   ========


   The accompanying Notes are an integral part of the consolidated financial statements.

                                  LASON, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

               AND THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)

                       (IN THOUSANDS, EXCEPT FOR SHARES)


                                       COMMON STOCK       ADDITIONAL
                                    -------------------    PAID-IN       LOANS TO     RETAINED
                                      SHARES     AMOUNT    CAPITAL     STOCKHOLDERS   EARNINGS    TOTAL
                                      ------     ------   ----------   ------------   --------    -----
Balances January 1, 1995..........   5,692,040    $ 57     $  8,135      $(1,300)     $    --    $  6,892
Net income........................          --      --           --           --        2,014       2,014
Compensatory stock option
  expense.........................          --      --          308           --           --         308
Forgiveness of stockholder
  loans...........................          --      --           --           44          (44)         --
                                    ----------    ----     --------      -------      -------    --------
Balances at December 31, 1995.....   5,692,040      57        8,443       (1,256)       1,970       9,214
Net income........................          --      --           --           --        3,731       3,731
Issuance of shares of common
  stock...........................   3,450,000      35       52,979           --           --      53,014
Redemption of shares of common
  stock...........................    (692,047)     (7)     (11,758)          --           --     (11,765)
Issuance of shares of common stock
  for acquisitions................     136,465       1        1,260           --           --       1,261
Employee stock options
  exercised.......................      23,788      --           52           --           --          52
Increase in stockholder loans.....          --      --           --          (65)          --         (65)
Compensatory stock option
  expense.........................          --      --          936           --           --         936
Repayment of stockholder loans....          --      --           --          628           --         628
Forgiveness of stockholder
  loans...........................          --      --           --          693         (693)         --
                                    ----------    ----     --------      -------      -------    --------
Balances at December 31, 1996.....   8,610,246      86       51,912           --        5,008      57,006
Net income........................          --      --           --           --        9,070       9,070
Issuance of shares of common
  stock...........................   2,457,620      25       58,044           --           --      58,069
Compensatory stock option
  expense.........................          --      --          221           --           --         221
Issuance of shares of common stock
  for acquisitions................     338,250       2        6,046           --           --       6,048
Employee stock options
  exercised.......................     231,524       2        1,129           --           --       1,131
                                    ----------    ----     --------      -------      -------    --------
Balances at December 31, 1997.....  11,637,640     115      117,352           --       14,078     131,545
Net income........................          --      --           --           --        7,306       7,306
Compensatory stock option
  expense.........................          --      --          138           --           --         138
Employee stock options
  exercised.......................      54,640      --          305           --           --         305
Issuance of shares of common stock
  for acquisitions................     426,234       2        3,338           --           --       3,340
Other.............................          --      --       (1,031)          --           --      (1,031)
                                    ----------    ----     --------      -------      -------    --------
Balances at June 30, 1998.........  12,118,514     117      120,102      $    --       21,384     141,603
                                    ==========    ====     ========      =======      =======    ========


   The accompanying Notes are an integral part of the consolidated financial statements.

                                  LASON, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                       SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,              JUNE 30,
                                                  --------------------------------   --------------------
                                                    1995       1996        1997        1997       1998
                                                    ----       ----        ----        ----       ----
                                                                                         (UNAUDITED)
Net income......................................  $  2,014   $   3,731   $   9,070   $  3,878   $   7,306
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.................     1,817       2,327       4,941      2,078       4,747
  Compensatory stock option expense.............       308         936         221        109         138
  (Gain) loss on disposal of fixed assets.......        23         (20)       (256)        (4)         --
  Deferred income taxes.........................       781       1,119       1,761        (40)        855
Changes in operating assets and liabilities net
  of effects from acquisitions:
  Accounts receivable...........................    (2,695)     (9,282)     (7,120)       (42)     (9,246)
  Supplies......................................      (384)       (562)     (1,119)      (241)       (504)
  Prepaid expenses and other....................      (698)     (3,019)     (3,571)      (611)     (4,355)
  Accounts payable..............................       397        (174)     (1,073)    (1,169)     (1,264)
  Customer deposits.............................       (31)      2,792        (896)    (1,091)      1,054
  Accrued expenses and other liabilities........      (277)         69       1,478     (1,685)     (3,209)
                                                  --------   ---------   ---------   --------   ---------
Cash flows provided (used) by operating
  activities....................................     1,255      (2,083)      3,436      1,182      (4,478)
                                                  --------   ---------   ---------   --------   ---------
  CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for acquisition of businesses, net of
  cash acquired.................................    (1,430)    (17,137)    (57,274)   (19,226)    (65,747)
Additions to fixed assets and software
  development costs.............................    (1,126)     (4,611)    (11,799)    (3,837)     (9,002)
Proceeds from sales of fixed assets.............       713          54         820        164          55
                                                  --------   ---------   ---------   --------   ---------
  Net cash used in investing activities.........    (1,843)    (21,694)    (68,253)   (22,899)    (74,694)
                                                  --------   ---------   ---------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit..........    35,883     112,199     137,793     63,343     331,700
Repayments on revolving line of credit..........   (34,607)   (115,375)   (128,344)   (40,044)   (248,850)
Net proceeds from issuance of shares of common
  stock.........................................        --      53,014      58,069         --          --
Proceeds from exercise of employee stock
  options.......................................        --          --         145         66         305
Repayments of notes payable.....................        --          --          --         --      (6,218)
Borrowings on acquisition credit facility.......        --      17,312          --         --          --
Repayments on acquisition credit facility.......        --     (17,312)         --         --          --
Principal payments on long-term debt............    (1,500)    (13,500)         --         --          --
Redemption of shares of common stock............        --     (11,765)         --         --          --
Proceeds from settlement of shareholder loans...        --         628          --         --          --
Principal payments on lease liabilities and
  other debt....................................        --      (1,448)         --         --          --
                                                  --------   ---------   ---------   --------   ---------
  Net cash provided (used) by financing
    activities..................................      (224)     23,753      67,663     23,365      76,937
                                                  --------   ---------   ---------   --------   ---------
Net increase (decrease) in cash and
  equivalents...................................      (812)        (24)      2,846      1,648      (2,235)
Cash and cash equivalents at beginning of
  period........................................       915         103          79         79       2,925
                                                  --------   ---------   ---------   --------   ---------
Cash and cash equivalents at end of period......  $    103   $      79   $   2,925      1,727         690
                                                  ========   =========   =========   ========   =========
Supplemental disclosure of cash flow information
  Cash paid during the year for:
    Interest....................................  $  1,329   $   2,141   $   1,139
    Income taxes................................     1,000       1,617       3,693


   The accompanying Notes are an integral part of the consolidated financial statements.

                                  LASON, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND CAPITALIZATION

     Lason, Inc. (together with it's subsidiaries, the "Company"), a Delaware corporation, was incorporated on January 5, 1995. The Company's initial equity was comprised of $10 million of Class B common stock and approximately $1 million of Class A-1 common stock. The Company contributed the capital to Lason Acquisition Corporation, a non-operating wholly-owned subsidiary. On January 17, 1995 the cash, in addition to $21 million of bank borrowings, was used to acquire the assets and assume certain liabilities of Lason Systems, Inc. ("Predecessor") and provide working capital. Subsequent to the acquisition, Lason Acquisition Corporation changed its name to Lason Systems, Inc. ("Lason") and continued the business operations of the Predecessor. Prior to the acquisition, three shareholders collectively acquired 93.8 percent of the Class A-1 common stock which represented a 46.9 percent aggregate interest of all outstanding classes of common stock in Lason at the time. The continuing shareholders' residual interest in the Company was recorded at historical cost resulting in an $8.6 million reduction in goodwill and stockholders' equity.

     In the fourth quarter of 1996, the Company completed an initial public offering ("IPO") of 3,450,000 shares of common stock, for net proceeds of approximately $53.0 million, after deducting underwriting discounts and other offering expenses. Approximately $41.2 million of the net proceeds was used to repay outstanding debt under the Company's credit agreement and approximately $11.8 million was used to redeem 692,047 shares of common stock held by the Company's largest shareholder. In August 1997, the Company completed a secondary offering of shares of common stock. See Note 5.

     In connection with and immediately prior to the consummation of the IPO, each share of Class A common stock was converted into one share of common stock, each share of Class B common stock was converted into approximately 1.3 shares of common stock, and the Company's Board of Directors approved a 2.5 for 1 common stock split. The Company's 1995 consolidated financial statements have been restated for this recapitalization. The authorized capital stock of the Company now consists of 20,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND CUSTOMER CONCENTRATION

     The Company provides integrated outsourcing services for document management, records management and business communications. These services include high-volume optical and digital printing, facility management operations at customer sites, converting inputs into digital formats, data base management, and direct mailing, among others. The Company primarily serves customers in the manufacturing, financial services, healthcare and professional services industries.

     Transactions with various divisions of one domestic automotive manufacturer accounted for approximately 49 percent, 32 percent and 17 percent of the Company's consolidated net revenues for the years ended December 31, 1995, 1996 and 1997, respectively. Receivables from that customer were approximately $7.2 million, and $2.6 million as of December 31, 1996 and 1997, respectively. Transactions with various divisions of another domestic automotive manufacturer totaled approximately 12 percent, 19 percent and 14 percent of the Company's consolidated net revenues for the years ended December 31, 1995, 1996 and 1997, respectively. In addition, the Company had receivables outstanding from this second customer of approximately $3.8 million and $7.1 million as of December 31, 1996 and 1997, respectively.

BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the

                                  LASON, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. Certain amounts in the prior year consolidated financial statements have been reclassified to conform with the current year presentation.

REVENUE RECOGNITION

     Revenues are recorded when the services are provided. Revenues are presented in the consolidated statements of income net of postage because the cost of such postage is passed through to the customer.

CASH EQUIVALENTS

     The company classifies as cash and cash equivalents amounts on deposit with banks and cash invested temporarily in various instruments with maturities of three months or less at the time of purchase.

SUPPLIES

     Supplies are valued at cost, which approximates market, with cost determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment, including significant improvements, are recorded at cost. Expenditures for normal repairs and maintenance are charged to operations as incurred. Adjustments of the asset and related accumulated depreciation accounts are made for retirements of property and equipment with the resulting gain or loss included in operations.

     Assets placed in service prior to January 1, 1996, are depreciated using an accelerated method over the estimated useful lives of the assets which range from 5 to 7 years. Assets placed in service after December 31, 1995, are depreciated using a straight-line method over the estimated lives of the related assets which range from 5 to 15 years.

INTANGIBLE ASSETS

     Goodwill is amortized using a straight-line method over 30 years. Covenants-not-to-compete are amortized using a straight-line method over the term of the agreement, generally 4 years. Deferred financing costs are amortized using the interest method over the term of the associated credit agreement.

     The Company capitalizes direct internal and external costs associated with the development of technological systems, primarily computer software, to meet the needs of its customers. Such costs, which are included in other intangible assets, are amortized using a straight-line method over the lesser of five years or the economic life of the related services. In addition, the Company capitalizes certain direct internal and external costs associated with upgrading and enhancing its information systems to support its national information processing needs. Capitalization of such costs begins when the preliminary planning stage for each project is completed and management has formally authorized its funding, and ends when the project is substantially complete. These costs are amortized using a straight-line method over five years. Research and development costs and other computer software and hardware maintenance costs are charged to expense as incurred.

     Annually, the Company evaluates the carrying value of intangibles to determine if there has been an impairment in value. The methodology used for this evaluation includes a review of annual operating performance, along with a review of anticipated results for future years. The Company determined that there had been no impairment in the net carrying amount of intangibles as of December 31, 1997.

                                  LASON, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosures about the fair value of financial instruments whether or not such instruments are recognized in the balance sheet. Due to the short-term nature of the Company's financial instruments, other than debt, fair values are not materially different from their carrying values. Based on the borrowing rates available to the Company, the carrying value of debt approximated fair value as of December 31, 1996 and 1997.

EARNINGS PER SHARE

     SFAS No. 128, "Earnings Per Share", was issued in March 1997 and is effective for financial statements issued after December 15, 1997. This Statement establishes standards for computing and presenting earnings per share ("EPS") and supersedes Accounting Principles Board Opinion No. 15 and its related interpretations. The Statement replaces the presentation of primary EPS with a presentation of basic EPS. Basic EPS excludes dilution, whereas diluted EPS includes the potential dilution that could occur if securities or other contracts to issue shares of common stock were to be exercised or converted into shares of common stock. All prior period EPS amounts have been restated to reflect the provisions of SFAS No. 128.

     Basic earnings per share are computed by dividing net income available to common shareholders by the weighted average common shares outstanding. The 1995 and 1996 basic earnings per share amounts are based on the weighted average number of common shares outstanding, retroactively adjusted for the effect of a
2.5 for 1 common stock split effective October 15, 1996 (see Note 1).

     The following table presents a reconciliation of the numerator (income applicable to common shareholders) and denominator (weighted average common shares outstanding) for the basic and diluted earnings per share calculations for the years ended December 31, 1995, 1996 and 1997 (in thousands, except per share amounts).

                                                             YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------------------------------------
                                            1995                      1996                      1997
                                   -----------------------   -----------------------   -----------------------
                                    NET               PER     NET               PER     NET               PER
                                   INCOME   SHARES   SHARE   INCOME   SHARES   SHARE   INCOME   SHARES   SHARE
                                   ------   ------   -----   ------   ------   -----   ------   ------   -----
BASIC EPS........................  $2,014   5,692    $0.35   $3,731   6,361    $0.59   $9,070    9,704   $0.93
EFFECT OF DILUTIVE SECURITIES
Contingently issuable shares of
  common stock...................      --      --       --       --      --       --       --       24      --
Potential shares of common stock
  from stock options
  outstanding....................      --     500       --       --     403       --       --      307      --
                                   ------   -----    -----   ------   -----    -----   ------   ------   -----
DILUTED EPS......................  $2,014   6,192    $0.33   $3,731   6,764    $0.55   $9,070   10,035   $0.90
                                   ======   =====    =====   ======   =====    =====   ======   ======   =====

     The weighted average common shares and common share equivalents outstanding used to compute the dilutive effect of common stock options outstanding was computed using the treasury stock method prescribed by SFAS No. 128. EPS calculations include, as outstanding to the date of redemption (October 15, 1996), 692,047 shares of common stock which would have been sold at the initial offering price of $17.00 per share to fund the redemption of such common stock owned by the former Class B shareholders.

                                  LASON, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

3. ACQUISITIONS

     From June 1995 through December 31, 1997, the Company, through certain of its subsidiaries, completed the acquisition of either substantially all of the assets or a controlling stock ownership interest in a substantial number of companies. Acquisitions completed in 1997 included the following:

     In January 1997, Lason acquired all of the outstanding common stock of Churchill Communications Corporation for $7.5 million in cash and 72,499 shares of the Company's common stock valued at approximately $1.5 million.

     In March 1997, Lason acquired all of the outstanding common stock of Automated Enterprises, Inc. ("AEI") for $5.9 million in cash and 31,008 shares of the Company's common stock valued at approximately $655,000. The stock purchase agreement provides for an additional payment to the selling shareholder if AEI's financial performance for the year ended December 31, 1997 and the year ending December 31, 1998 exceed specified targets. Under terms of the agreement, the selling shareholder can require the Company to accelerate the payment of $1.6 million in full payment of the Company's additional payment obligation.

     In July 1997, Lason acquired all of the outstanding common stock of Image Conversion Systems, Inc. ("ICS") for approximately $18.9 million in cash and 47,441 shares of the Company's common stock valued at approximately $1.1 million. Of the total cash payment, approximately $10.5 million was used to repay the outstanding debt of ICS and approximately $8.4 million was paid to the selling shareholders.

     The shares of common stock issued in connection with the acquisition of ICS are (i) being held in escrow as collateral to indemnify the Company if contingencies set forth in the purchase agreement occur within twelve months from the date of the acquisition, and (ii) subject to forfeiture if ICS does not achieve targeted operating income in 1997 and in 1998. Further, if the operating income of ICS for such periods exceeds a targeted level, the purchase price may be increased by up to approximately $3.0 million.

     In November 1997, Lason acquired all of the common stock of Spectrum Document Services, Inc. ("Spectrum") for $481,000 in cash, a $2.7 million short-term promissory note due January 10, 1998 and a $300,000 promissory note, due January 10, 1999. The payment of the $300,000 promissory note is contingent on Spectrum generating a targeted operating cash flow for the twelve month period ending October 31, 1998.

     Also in November 1997, Lason acquired substantially all of the assets of VIP Imaging Inc. ("VIP") for $14.5 million in cash and 147,260 shares of the Company's common stock valued at approximately $4.0 million. With respect to the cash portion of the purchase price, $250,000 is being held in escrow and will be increased or decreased on a dollar-for-dollar basis to the extent net working capital, as defined by the asset purchase agreement, as of the closing date exceeds or falls below $4.756 million. With respect to the shares of common stock issued in connection with the VIP acquisition, 36,815 of such shares are being held in escrow as collateral to indemnify the Company if contingencies set forth in the purchase agreement occur. In addition, the purchase price may be increased up to $1.0 million if certain earnings and sales targets are met in the first 13-month period and subsequent 12-month period following the closing date of the acquisition.

     Also during 1997 the Company, through certain of its subsidiaries, acquired all of the common stock of Alpha Imaging, Inc.; Alpha Micro Graphics Supply, Inc.; Premier Copy Group, Inc.; Corporate Copies, Inc.; American Micro-Image, Inc.; Tri-City Micrographics, Inc.; Litigation Solutions, Inc.; and Data Reduction Inc.; and substantially all of the assets of Florida Data Bank, Inc. and Image Data Corporation, for an aggregate purchase price of approximately $13.0 million consisting of $8.7 million in cash, $3.4 million of short-term promissory notes due January 5, 1998 and 37,607 shares of the Company's common stock valued at approximately $891,000.

     All purchase price contingencies, if any, will be recorded as an adjustment to the purchase price when the contingency is resolved.

                                  LASON, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     Generally, shares of common stock issued or to be issued in connection with the acquisitions, are subject to lock-up agreements ranging from twelve to twenty-four months. The lock-up agreements restrict the owners' ability to sell the shares of common stock.

     Each of the acquisitions was accounted for as a purchase. The results of operations for the year ended December 31, 1997 include the results of operations for each of the acquired companies since the date of their respective acquisition.

     The aggregate purchase price for the acquisitions completed for the year ended December 31, 1997, excluding liabilities assumed and including common stock held in escrow, was approximately $71.0 million. The purchase price was allocated to the assets acquired and liabilities assumed based on the related fair values at the date of acquisition. The excess of the aggregate purchase price over the fair values of assets acquired and liabilities assumed has been allocated to goodwill and is being amortized on a straight-line method over 30 years.

     In conjunction with these acquisitions, liabilities assumed and other non-cash consideration was as follows (in thousands):

Fair value of assets acquired...............................    $ 23,500
Goodwill....................................................      54,329
Cash paid in consideration for companies acquired...........     (55,891)
Stock issued in consideration for companies acquired........      (6,048)
Promissory notes issued in consideration for companies
  acquired..................................................      (6,085)
                                                                --------
Liabilities assumed.........................................    $  9,805
                                                                ========

     The following table summarizes pro forma unaudited results of operations as if each of the acquisitions completed during 1997 had occurred at the beginning of each year presented (in thousands, except per share amounts):

                                                          YEAR ENDED DECEMBER 31,
                                                         -------------------------
                                                           1996             1997
                                                           ----             ----
                                                                (UNAUDITED)
Revenues.............................................    $127,924         $159,374
Income before income taxes...........................      10,487           15,187
Net income...........................................       6,280            9,486
Basic earnings per share.............................    $   0.95         $   0.96
Diluted earnings per share...........................        0.88             0.93

4. LONG-TERM DEBT

     Lason has a credit agreement with a bank group providing for revolving credit loans up to $80 million. Borrowings will be used to finance additional acquisitions of businesses, working capital, capital expenditures and for other corporate purposes. Borrowings under the credit agreement are collateralized by substantially all of Lason's assets. Lason is not required to make principal payments prior to 2001, the term of the loan. Interest on amounts outstanding is calculated based on interest rates determined at the time of borrowing. Borrowings bear interest at rates ranging from LIBOR plus a maximum of 2.25% to a base percentage rate plus a maximum of 1.25%, depending on the Company's leverage ratio. The credit agreement contains covenants which, among other things, place restrictions on the acquisition and disposal of assets, payment of dividends and incurrence of liabilities and sets minimum requirements for free cash flow and certain financial ratios. As of December 31, 1997, the loan agreement prohibits Lason from advancing funds or paying dividends to the Company. Borrowings outstanding under the credit agreement totaled $4.1 million and $13.6 million as of December 31, 1996 and 1997, respectively.

                                  LASON, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     As of December 31, 1997, Lason was in violation of certain non-financial covenants. In February 1998, Lason obtained waivers of such non-financial covenant violations.

5. STOCKHOLDERS' EQUITY

     In August 1997, the Company completed a secondary offering of 2,457,620 shares of common stock for net proceeds of approximately $58.0 million, after deducting underwriting discounts and other offering expenses. The net proceeds were used to repay debt outstanding under the Company's credit agreement and for general corporate purposes.

     In connection with the transaction described in Note 1, Lason loaned certain shareholders, who were also shareholders in the Predecessor, approximately $1.3 million in 1995 which was used to pay their tax liability resulting from the sale of the assets of the Predecessor. In conjunction with the completion of the IPO in 1996, 50 percent of the then outstanding amounts of the shareholder loans were forgiven by the Company and charged to retained earnings. At the same time, the remaining 50 percent of shareholder loans outstanding were repaid to the Company, along with the related accrued interest to the date of settlement.

     As of December 31, 1997, 86,691 shares of Common Stock are reflected as outstanding on the consolidated balance sheet and are held in escrow as collateral to indemnify the Company if contingencies set forth in certain acquisition purchase agreements occur.

6. INCOME TAXES

     The Company and its qualifying subsidiaries file a consolidated Federal income tax return. The Federal income tax provision is computed on the consolidated taxable income of the Company and those subsidiaries.

     The components of the consolidated income tax provision are as follows (in thousands):

                                                                DECEMBER 31,
                                                       ------------------------------
                                                        1995        1996        1997
                                                        ----        ----        ----
Current provision
  Federal..........................................    $  358      $  972      $3,011
  State............................................        --          12         338
                                                       ------      ------      ------
Total current provision............................    $  358      $  984      $3,349
                                                       ======      ======      ======
Deferred provision
  Federal..........................................    $  781      $1,092      $1,684
  State............................................        --          27          77
                                                       ------      ------      ------
Total deferred provision...........................    $  781      $1,119      $1,761
                                                       ======      ======      ======
Total income tax provision.........................    $1,139      $2,103      $5,110
                                                       ======      ======      ======

                                  LASON, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     Deferred income taxes represent the net tax effects of temporary differences between the carrying value amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax return purposes. Significant components of the Company's deferred Federal income tax assets and liabilities are as follows (in thousands):

                                                                   DECEMBER 31,
                                                                ------------------
                                                                 1996        1997
                                                                 ----        ----
Deferred tax assets related to:
  Goodwill..................................................    $2,624      $2,317
  Depreciation..............................................        63          --
  Compensatory stock option expense.........................       435         361
  Allowance for doubtful accounts...........................        54         146
  Covenant-not-to-compete amortization......................        30          43
  Other.....................................................        --           7
                                                                ------      ------
  Total deferred tax assets.................................    $3,206      $2,874
                                                                ======      ======
Deferred tax liabilities related to:
  Prepaid expenses..........................................    $  787      $1,059
  Goodwill..................................................       486         965
  Supplies..................................................       795         840
  Depreciation..............................................        --         418
  Capitalized software development costs....................        96         284
  Other.....................................................        --          27
                                                                ------      ------
  Total deferred tax liabilities............................    $2,164      $3,593
                                                                ======      ======

     The difference between the Company's statutory Federal income tax rate and its effective Federal income tax rate of 36.1 percent, 35.6 percent and 35.7 percent for the years ended December 31, 1995, 1996 and 1997, respectively, results primarily from travel and entertainment expenses and certain goodwill amortization that is not deductible for Federal income tax purposes.

7. STOCK OPTION PLAN

     SFAS No. 123 "Accounting for Stock Based Compensation" was issued in October 1995 and was effective for fiscal years beginning after December 15, 1995. That standard requires significantly more disclosure regarding employee stock options and encourages companies to recognize compensation expense for stock-based awards based on the fair value of such awards on the date of grant. Alternatively, companies may continue to account for such transactions under Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", provided that disclosures are made regarding the net income and earnings per share impact as if the value recognition and measurement criteria of SFAS No. 123 had been adopted. The Company has elected to continue to account for employee stock options under APB No. 25.

     The Company's 1995 stock option plan was adopted by the Board of Directors and approved by the Company's shareholders in January 1995. A committee composed of non-employee members of the Board of Directors determines which key employees will participate in the Plan. Under the Plan, the Company may grant up to 1,000,000 shares of common stock.

     For certain options granted during 1996 and 1995, the exercise price was less than the fair value of the Company's stock on the date of grant and, accordingly, compensation expense is recognized over the vesting period for such difference. For certain other options granted in 1997 and 1996, the exercise price equaled the market price on the date of grant and, therefore, no compensation expense was recognized. Options generally

                                  LASON, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

vest over a period which ranges from 3 to 5 years from the date of grant and each option's maximum term is generally 7 years from the grant date.

     The provisions of certain stock option agreements provided for immediate vesting of those options on the effective date of the IPO. Accordingly, the Company recorded a non-cash expense of $653,000 during the fourth quarter of 1996 to recognize the compensation associated with the immediate vesting of those stock options. Total compensation expense recorded for the years ended December 31, 1995, 1996 and 1997 was approximately $308,000, $936,000 and
$221,000, respectively.

     Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant dates for awards, consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts as follows (in thousands, except per share amounts):

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                         1995     1996     1997
                                                         ----     ----     ----
Net income
  As reported.........................................  $2,014   $3,731   $9,070
  Pro forma...........................................   1,957    3,582    8,159

Basic earnings per share
  As reported.........................................  $ 0.35   $ 0.59   $ 0.93
  Pro forma...........................................    0.32     0.56     0.84

Diluted earnings per share
  As reported.........................................  $ 0.33   $ 0.55   $ 0.90
  Pro forma...........................................    0.32     0.53     0.81

     For purposes of computing the pro forma amounts above, the fair value of each option granted was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995, 1996 and 1997, respectively: dividend yield of 0.0 percent for all three years; expected volatility of 74 percent for 1995 and 1996 and 59 percent for 1997; risk free interest rates of 6.39 percent, 5.98 percent and 6.12 percent, respectively; and expected lives of 2.43 years, 4.02 years and 4.17 years, respectively.

     A summary of the status of the Company's stock option plan is as follows for each of the years ended December 31:

                                    1995                         1996                         1997
                         --------------------------   --------------------------   ---------------------------
                                   WEIGHTED-AVERAGE             WEIGHTED-AVERAGE              WEIGHTED-AVERAGE
                         SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
                         ------    ----------------   ------    ----------------    ------    ----------------
Outstanding at
  beginning of year...        --        $  --         419,326        $ 0.40         755,243        $ 5.33
Granted
  Price = fair
     value............        --           --         210,500         16.75         167,996         23.66
  Price < fair
     value............   419,326         0.40         166,250          2.40              --            --
Exercised.............        --           --         (23,788)         0.40        (231,524)         0.66
Canceled..............        --           --         (17,045)         0.40         (28,397)        16.90
                         -------                      -------                      --------
Outstanding at end of
  year................   419,326        $0.40         755,243        $ 5.33         663,318        $11.14
                         =======                      =======                      ========
Options exercisable at
  end of year.........    56,818                      388,765                       262,413
Weighted-average fair
  value of options
  granted during
  year................     $2.51                        $8.95                        $12.00

                                  LASON, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The following table summarizes information about stock options outstanding as of December 31, 1997:

                         NUMBER          WEIGHTED-AVERAGE                                 NUMBER
   RANGES OF          OUTSTANDING           REMAINING           WEIGHTED-AVERAGE       EXERCISABLE        WEIGHTED-AVERAGE
EXERCISE PRICE        AT 12/31/97        CONTRACTUAL LIFE        EXERCISE PRICE        AT 12/31/97         EXERCISE PRICE
---------------       ------------       ----------------       ----------------       ------------       ----------------
$ 0.40 - $ 3.19         212,672                5.16                  $ 0.40              187,172               $ 0.40
  3.20 -  16.74         112,950                5.48                    4.37               33,241                 4.00
 16.75 -  17.74         182,500                5.96                   16.75               36,500                16.75
 17.75 -  28.25         155,196                6.53                   24.18                5,500                19.85
                        -------                                                          -------
                        663,318                5.75                  $11.14              262,413               $ 3.54
                        =======                ====                  ======              =======               ======

8. EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) profit-sharing plan and trust (the "Plan"). Each employee who is 21 years of age or older who has worked for the Company for twelve months and performed 1,000 hours of service or, has an adjusted service date with the equivalent or greater term of service, is eligible to participate in the Plan. Eligible participants may contribute not less than 2 percent and up to 15 percent of their pretax compensation to the Plan. The Plan is contributory and the Company, at its discretion, can match up to 33 percent of eligible participant contributions not to exceed 9 percent of the participant's earnings. The Company's match contribution for the years ended December 31, 1995, 1996, and 1997 totaled approximately $172,000, $201,000, $337,000, respectively.

9. LEASE COMMITMENTS

     The Company has various operating lease agreements related primarily to equipment and buildings. As of December 31, 1997, future minimum rental payments required under noncancelable operating leases with initial or remaining lease terms in excess of one year are as follows (in thousands):

1998........................................................  $ 6,418
1999........................................................    4,914
2000........................................................    3,681
2001........................................................    2,283
2002........................................................    1,141
                                                              -------
Total.......................................................  $18,437
                                                              =======

     In addition, the Company has a number of equipment leases that are on a month-to-month basis.

     Total rent expense for the years ended December 31, 1995, 1996 and 1997 was approximately $5.2 million, $6.4 million and $9.2 million, respectively.

10. RELATED PARTY TRANSACTIONS


     The Company purchases printing services from a company owned by the wife of its former president and a principal shareholder of the Company. For the years ended December 31, 1995, 1996 and 1997 the Company paid approximately $981,000, $1.4 million and $1.7 million, for such printing services. As of December 31, 1996 and 1997, $114,389 and $103,800 was due to that company, respectively, for printing services, and is included in accounts payable in the consolidated balance sheets. In December 1997, the Company sold certain assets to this company and recognized a gain on the sale of approximately $183,000.


     The Company leases property and a building from a general partnership in which the Company's Chairman is the managing partner. Another principal shareholder of the Company owns 33.33 percent of such

                                  LASON, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONCLUDED

partnership and is one of its partners. The Company paid $191,100, $191,100 and $150,150 in rent to that partnership for the years ended December 31, 1995, 1996 and 1997, respectively.

     The Company leases certain equipment from a company in which the Company's Chairman is a 50 percent owner and its president. For the years ended December 31, 1995, 1996 and 1997 the Company paid $57,100, $184,390 and $116,500, respectively, in rent for such operating leases.

     The Company contracts temporary employment services from a company which is owned by the wife of a senior member of management. The Company paid $2,905, $735,670 and $797,000 for the years ended December 31, 1995, 1996 and 1997, respectively, for such services.

     The Company believes that all the above transactions were on terms that were reasonable and competitive. Additional transactions of the nature described may take place in the ordinary course of business in the future.

11. COMMITMENTS AND CONTINGENCIES

     Various claims have been made against the Company in the normal course of business. Management believes that none of these legal proceedings will have a material adverse effect on the Company's business, financial condition or results of operations.

12. SUBSEQUENT EVENTS


     During the first quarter of 1998, the Company, through certain of its subsidiaries, acquired either substantially all of the assets or 100% of the common stock of several companies for an aggregate purchase price, excluding liabilities assumed, of approximately $54.7 million, consisting of $45.3 million in cash, funded by bank borrowings, and 320,359 shares of the Company's common stock valued at approximately $9.4 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Consolidated Reprographics:

     In our opinion, the accompanying balance sheet and the related statements of operations, shareholders' equity, and of cash flows present fairly, in all material respects, the financial position of Consolidated Reprographics at August 31, 1997, and the results of its operations and its cash flows for the period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Detroit, Michigan
July 17, 1998

                           CONSOLIDATED REPROGRAPHICS

                                 BALANCE SHEET
                     AS OF AUGUST 31, 1997 AND MAY 31, 1998

                                                              AUGUST 31,      MAY 31,
                                                                 1997          1998
                                                              ----------      -------
                                                                            (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $   495,108   $   862,768
  Accounts receivable, net of allowance of $280,597 and
    $360,220 as of August 31, 1997 and May 31, 1998,
    respectively............................................    3,413,426     4,554,151
  Supplies, net of reserve of $34,448 and $143,038 as of
    August 31, 1997 and May 31, 1998, respectively..........      632,263       534,073
  Prepaid expenses and other................................      417,371       334,243
  Deferred income tax assets................................      197,410       254,473
                                                              -----------   -----------
    Total current assets....................................    5,155,578     6,539,708
Related party note receivable, net of current portion.......      148,927       143,694
Property and equipment, at cost:
  Reprographic equipment....................................    6,193,577     8,102,247
  Computer and office equipment.............................    1,731,902     1,821,447
  Leasehold improvements....................................    1,026,414     1,125,782
  Automobiles...............................................      108,332        30,000
  Construction in progress..................................      399,833        38,706
                                                              -----------   -----------
                                                                9,460,058    11,118,182
    Less accumulated depreciation and amortization..........    6,878,834     6,947,289
                                                              -----------   -----------
                                                                2,581,224     4,170,893
                                                              -----------   -----------
Other assets:
  Goodwill, net of accumulated amortization of $156,019 and
    $197,318 as of August 31, 1997 and May 31, 1998,
    respectively............................................      394,637       353,337
  Deferred charges..........................................      270,759        58,876
  Deposits and other........................................       52,272        50,798
  Deferred income tax assets................................       23,157        29,390
                                                              -----------   -----------
                                                                  740,825       492,401
                                                              -----------   -----------
                                                              $ 8,626,554   $11,346,696
                                                              ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 1,421,064   $ 1,821,308
  Accrued liabilities:
    Salaries, wages and accrued vacation....................      411,844       374,426
    Other accrued liabilities...............................      839,385     1,372,191
  Current portion of long-term debt.........................    1,411,058     1,443,107
                                                              -----------   -----------
    Total current liabilities...............................    4,083,351     5,011,032
                                                              -----------   -----------
Long-term debt, net of current portion......................    4,094,415     4,333,665
Other liabilities...........................................    1,146,869     1,059,354
Commitments and contingencies...............................           --            --
Shareholders' equity:
  Capital stock:
    Redeemable preferred stock, no par value: authorized,
     issued and outstanding, 200 shares.....................          180           180
    Common stock, no par value: authorized, 50,000 shares;
     issued and outstanding, 1,025 shares...................       19,575        19,575
  Retained earnings.........................................     (717,836)      922,890
                                                              -----------   -----------
    Total shareholders' equity..............................     (698,081)      942,645
                                                              -----------   -----------
                                                              $ 8,626,554   $11,346,696
                                                              ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                           CONSOLIDATED REPROGRAPHICS

                            STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED AUGUST 31, 1997 AND
                FOR THE NINE MONTHS ENDED MAY 31, 1997 AND 1998

                                                                               MAY 31,
                                                        AUGUST 31,    -------------------------
                                                           1997          1997          1998
                                                        ----------       ----          ----
                                                                             (UNAUDITED)
                                                                             -----------
Net sales.............................................  $24,504,172   $17,953,666   $22,390,217
Cost of sales.........................................   17,382,245    12,724,423    15,241,757
                                                        -----------   -----------   -----------
     Gross profit.....................................    7,121,927     5,229,243     7,148,460
Operating expenses:
  Marketing and selling...............................    1,970,087     1,413,282     1,698,899
  General and administrative..........................    1,750,912     1,447,231     1,803,392
  Amortization expense................................      407,066       305,299       245,299
                                                        -----------   -----------   -----------
     Total operating expense..........................    4,128,065     3,165,812     3,747,590
                                                        -----------   -----------   -----------
     Income from operations...........................    2,993,862     2,063,431     3,400,870
                                                        -----------   -----------   -----------
Other expense:
  Interest expense....................................      659,820       506,180       480,124
  Other income and expense, net.......................        2,413         6,314        50,263
                                                        -----------   -----------   -----------
                                                            662,233       512,494       530,387
                                                        -----------   -----------   -----------
     Income before provision for income taxes.........    2,331,629     1,550,937     2,870,483
Provision for income taxes............................    1,050,036       728,577     1,229,757
                                                        -----------   -----------   -----------
     Net income.......................................  $ 1,281,593   $   822,360   $ 1,640,726
                                                        ===========   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                           CONSOLIDATED REPROGRAPHICS

                       STATEMENT OF SHAREHOLDERS' EQUITY
                     FOR THE YEAR ENDED AUGUST 31, 1997 AND
               FOR THE NINE MONTHS ENDED MAY 31, 1998 (UNAUDITED)

                                           REDEEMABLE
                                        PREFERRED STOCK       COMMON STOCK
                                        ----------------    -----------------     RETAINED
                                        SHARES    AMOUNT    SHARES    AMOUNT      EARNINGS         TOTAL
                                        ------    ------    ------    ------      --------         -----
Balance, September 1, 1996..........     200       $180     1,025     $19,575    $(1,999,429)   $(1,979,674)
Net income..........................                                               1,281,593      1,281,593
                                         ---       ----     -----     -------    -----------    -----------
Balance, August 31, 1997............     200        180     1,025      19,575       (717,836)      (698,081)
Net income (unaudited)..............                                               1,640,726      1,640,726
                                         ---       ----     -----     -------    -----------    -----------
Balance, May 31, 1998 (unaudited)...     200       $180     1,025     $19,575    $   922,890    $   942,645
                                         ===       ====     =====     =======    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                           CONSOLIDATED REPROGRAPHICS

                            STATEMENT OF CASH FLOWS
 FOR THE YEAR ENDED AUGUST 31, 1997 AND FOR THE NINE MONTHS ENDED MAY 31, 1997
                              AND 1998 (UNAUDITED)

                                                                               MAY 31,
                                                        AUGUST 31,    -------------------------
                                                           1997          1997          1998
                                                        ----------       ----          ----
                                                                      (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net income..........................................  $ 1,281,593   $   822,360   $ 1,640,726
  Depreciation and amortization.......................    1,489,165       934,850     1,334,356
  Deferred income taxes...............................       26,938        33,238       (57,063)
  Loss on disposal of assets..........................       10,878        16,628        63,824
  Changes in assets and liabilities
     Increase in receivables..........................     (607,384)     (722,740)   (1,141,725)
     (Increase) decrease in supplies..................     (172,082)      (46,137)       98,190
     (Increase) decrease in deposits and other
       assets.........................................      (77,540)     (108,526)      337,785
     Increase in accounts payable.....................      420,310       208,060       400,244
     Increase in accrued liabilities..................       39,774       239,209       407,873
                                                        -----------   -----------   -----------
     Net cash provided by operating activities........    2,411,652     1,376,942     3,084,210
                                                        -----------   -----------   -----------
Cash flows from investing activities:
  Proceeds from sale of equipment.....................       19,649        15,109        27,872
  Purchase of machinery and equipment.................   (1,183,011)     (465,078)   (2,943,219)
  Purchase of leasehold improvements..................     (203,953)     (198,510)      (72,502)
                                                        -----------   -----------   -----------
     Net cash used in investing activities............   (1,367,315)     (648,479)   (2,987,849)
                                                        -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from long-term debt........................      629,047       591,725     1,602,394
  Repayment of long-term debt.........................   (1,627,218)   (1,405,625)   (1,331,095)
                                                        -----------   -----------   -----------
     Net cash provided by (used in) financing
       activities.....................................     (998,171)     (813,900)      271,299
                                                        -----------   -----------   -----------
Net increase (decrease) in cash.......................       46,166       (85,437)      367,660
Cash, beginning of period.............................      448,942       448,942       495,108
                                                        -----------   -----------   -----------
Cash, end of year.....................................  $   495,108   $   363,505   $   862,768
                                                        ===========   ===========   ===========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest.........................................  $   548,773
                                                        ===========
     Income taxes paid, net...........................  $ 1,069,033
                                                        ===========

    The accompanying notes are an integral part of the financial statements.

                           CONSOLIDATED REPROGRAPHICS

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A. COMPANY OPERATIONS AND ORGANIZATION: Consolidated Reprographics (the "Company") is a California corporation, incorporated on April 1, 1969. The Company provides reprographic and related services in Southern California and Nevada.

     B. CONCENTRATION OF CREDIT RISK: The Company grants credit to its customers, primarily architects, engineers, contractors and the technology sector on terms consistent with industry standards. Over 90 percent of the Company's sales come from the Southern California area.


     The Company maintains its cash balances in one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At August 31, 1997 the Company's uninsured cash balances totaled $395,108.


     C. REVENUE RECOGNITION: Revenues are recorded when the services are provided.

     D. SUPPLIES: Inventory consists of materials, primarily paper, used in production and is valued at cost, which approximates market, as determined by the first-in, first-out method.

     E. PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Depreciation is computed using the straight-line and double-declining balance methods over the estimated useful lives of the assets as follows:

                                                                ESTIMATED
                                                                 USEFUL
                                                                  LIVES
                                                                ---------
Reprographic equipment......................................     5 years
Computer equipment..........................................     5 years
Leasehold improvements......................................     7 years
Auto and truck..............................................     5 years

     Total depreciation expense for the period ended August 31, 1997 was $1,082,099. Adjustments of the asset and related accumulated depreciation accounts are made for retirements of property and equipment with the resulting gain.

     F. INTANGIBLES: The Company amortizes goodwill on a straight line basis over 10 years. The goodwill is reduced for the tax benefits of realized acquired net operating loss carryforwards that were not recorded as a deferred tax asset at the date of acquisition due to the uncertainty of realization. Additionally, noncompete covenants are amortized on a straight line basis over 2 to 5 years. Amortization expense for the period ended August 31, 1997 was $407,066.

     G. INCOME TAXES: Deferred income tax assets and liabilities are computed annually for differences between the financial reporting basis and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

     H. USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     I. STATEMENT OF CASH FLOWS: For purposes of the statement of cash flows, the Company considers all highly liquid investment instruments with an original maturity of three months or less to be cash equivalents.

                           CONSOLIDATED REPROGRAPHICS

     J. FAIR VALUE OF FINANCIAL INSTRUMENTS: Due to the short-term nature of the Company's financial instruments, other than debt, fair values do not materially differ from their carrying values. Based on the borrowing rates available to the Company, the carrying value of debt approximated fair value as of August 31, 1997.

     K. IMPAIRMENT OF LONG-LIVED ASSETS: The Company reviews it property and equipment, certain identifiable intangibles and goodwill for possible impairment. As of August 31, 1997, no impairment reserve was deemed necessary.

2. EMPLOYEE BENEFIT PLAN

     Effective March 3, 1997, the Company amended its profit sharing plan and trust. The plan is now a 401(k) plan. The Company has discretionary matching contribution equal to a uniform percentage of the amount of salary reduction deferred. For the period ended August 31, 1997, the employer match portion was $47,276. As of August 31, 1997, the entire amount of the company match remained unpaid.

3. LONG-TERM DEBT

     Notes and contracts comprising long-term debt are as follows:

                                                              AUGUST 31,
                                                                 1997
                                                              ----------
Line of credit, maximum $1,000,000, collateralized by all
  company assets, principal due January 15, 1998, plus
  interest payable monthly at the bank's reference rate plus
  .75 percent (9.25 percent at August 31, 1997).............  $  500,000
Contract payable, unsecured, quarterly principal payments of
  $25,000, maturing December 31, 1998 (subordinated to line
  of credit, secured note payable and note payable,
  shareholder)..............................................     150,000
Note payable, collateralized by all company assets, payable
  in equal monthly installments of $7,222, plus interest
  payable at the bank's reference rate plus 1.25 percent
  (9.75 percent at August 31, 1997).........................      36,111
Note payable, unsecured, noninterest bearing, payable on
  demand....................................................     200,000
Note payable, unsecured, quarterly principal payments of
  $10,000, plus interest payable quarterly at 10 percent,
  maturing December 31, 1999 (subordinated to line of
  credit, secured note payable and note payable,
  shareholder)..............................................     100,000
Contract payable, unsecured, quarterly principal payments of
  $16,667, maturing December 31, 1997 (subordinated to line
  of credit, secured note payable and note payable,
  shareholder)..............................................      33,333
Note payable, shareholder, collateralized by all company
  assets, monthly principal payments of $55,269 (including
  10 percent interest), maturing July 1, 2006 (subordinated
  to line of credit and secured note payable)...............   3,880,420
Various capital leases, collateralized by equipment, payable in monthly payments, including stated interest rates
  ranging from 6.9 percent to 22.5 percent (the majority
  have stated rates of 10.0 percent or less), with various
  maturity dates through the year ended June 1, 2001........     605,609
                                                              ----------
                                                               5,505,473
Less current portion........................................   1,411,058
                                                              ----------
     Long-term debt, net of current portion.................  $4,094,415
                                                              ==========

                           CONSOLIDATED REPROGRAPHICS

     Maturities of long-term debt (excluding capital leases, see Note 4) as of August 31, 1997, are as follows:

Year ending August 31:
  1998......................................................    $1,172,475
  1999......................................................       405,698
  2000......................................................       368,755
  2001......................................................       385,275
  2002......................................................       425,618
  Thereafter................................................     2,142,043
                                                                ----------
     Total..................................................    $4,899,864
                                                                ==========

     As of August 31, 1997, the Company's line of credit requires the maintenance of certain financial ratios. The covenants include a minimum current ratio of not less than .95, total debt to tangible net worth of not greater than
2.1 and an earnings before interest, taxes, depreciation and amortization ("EBITDA") coverage ratio of not less than 1.75. The Company is in compliance with the covenants as of August 31, 1997.

4. LEASES

     The Company rents certain equipment under operating leases. Rent expense for the period August 31, 1997 was $1,197,180.

     The following schedule presents the Company's minimum future lease payments as of August 31, 1997:

                                                                OPERATING     CAPITAL
                                                                  LEASES       LEASES
                                                                ---------     -------
Year ending August 31:
  1998......................................................    $1,042,632    $238,582
  1999......................................................       751,544     200,336
  2000......................................................       495,328     166,691
  2001......................................................       403,927          --
  2002......................................................       320,880          --
  Thereafter................................................       460,605          --
                                                                ----------    --------
     Total..................................................    $3,474,916    $605,609
                                                                ==========    ========

     The following represents the cost and accumulated amortization of assets under capital leases as of August 31, 1997:

Original cost of assets.....................................    $1,185,993
Accumulated amortization....................................      (739,795)
                                                                ----------
  Net cost of assets under capitalized leases...............    $  446,198
                                                                ==========

5. RELATED PARTY TRANSACTIONS

     The Company rents its headquarters facility from shareholders of the Company. The rent expense on the facility was $124,397 for the period August 31, 1997.

     During the fiscal year ended 1997, the Company held a note receivable from two shareholders. The outstanding balance on the note was $154,711 on August 31, 1997. The Company received payments of $5,289 for the fiscal year ended 1997. The note is due August 1, 2012. Principal payments are due monthly and bear interest at 9 percent.

                           CONSOLIDATED REPROGRAPHICS

     The Company is party to a consulting agreement and covenant-not-to-compete with a shareholder, as detailed in Note 8.

6. INCOME TAXES

     Income tax expense for the period ended August 31, 1997, consists of the following:

Current income tax provision:
  Federal...................................................    $  771,712
  State.....................................................       251,386
                                                                ----------
     Total current income tax provision.....................     1,023,098
                                                                ----------
Deferred tax provision:
  Federal...................................................        40,368
  State.....................................................       (13,430)
     Total deferred tax provision...........................        26,938
                                                                ----------
     Total income tax provision.............................    $1,050,036
                                                                ==========

     At August 31, 1997, the Company has approximately $130,609 of net operating loss carryforwards available to reduce future taxable income which expire August 31, 2009. The tax benefit, if realized for tax return purposes, will be recorded as an adjustment of goodwill.

     Differences between the Company's statutory federal income tax rate and its effective tax rate of 35 percent results primarily from travel and entertainment and certain goodwill amortization not deductible for federal income taxes.

     Deferred tax asset results primarily from vacation expense that cannot be deducted for tax purposes in the current year, overhead costs capitalized in accordance with tax laws, a bad debt reserve and discount reserve for book purposes and the use of accelerated methods of depreciation for tax purposes.

                                                                AUGUST 31,
                                                                   1997
                                                                ----------
Deferred taxes:
  Bad debt..................................................     $121,499
  Net operating loss carryforward...........................       44,407
  Depreciation..............................................       14,951
  Vacation..................................................       34,383
  Other.....................................................        5,327
                                                                 --------
          Net deferred tax asset............................     $220,567
                                                                 ========

7. STOCK OPTIONS

     Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" (SFAS No. 123) was issued in October 1995 and was effective for fiscal years beginning after December 15, 1995. That standard requires certain disclosures regarding stock based awards to employees and encourages companies to recognize compensation expense based on the fair value of such awards on the date of grant. Alternatively, companies may continue to account for such transactions under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB No. 25) The Company has elected to continue to account for employee stock options under APB No. 25.

     Stock options were granted to four employees and officers of the Company by the majority shareholder. The exercise price equalled fair value at the date of grant, therefore no compensation expense was recognized.

                           CONSOLIDATED REPROGRAPHICS

The options vest at the end of fifteen years. The stock option agreements provide for accelerated vesting in the instance of an initial public offering of the Company's stock or the sale of more the fifty percent of the Company's stock.

     Had compensation expense for the employee stock options been determined based on the fair value at the grant dates of the awards consistent with the provisions of SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts as follows:

                                                                FOR THE YEAR ENDED
                                                                 AUGUST 31, 1997
                                                                ------------------
Net income
  as reported...............................................        $1,281,593
  Pro forma.................................................         1,253,780

     For purposes of computing the pro forma amounts above, the fair value of each option granted was estimated using a minimum value formula using the following weighted average assumptions for grants in 1996 and 1997, dividend yield 0.0 percent for both years, risk free interest rates of 6.87 percent and
6.49 percent, respectively. The weighted average remaining expected life is 10 years. A summary of the status of the Company's stock option plan is as follows:

                                                                  SHARES      EXERCISE PRICE
                                                                  ------      ---------------
Outstanding at beginning of the year........................        82            $9,756
Granted.....................................................        25             9,756
Exercised...................................................        --
                                                                   ---
Outstanding at end of year..................................       107
                                                                   ===

8. STOCK REPURCHASE, MAJORITY SHAREHOLDER

     On July 1, 1996, pursuant to a stock redemption agreement, the Company purchased 2,392 shares from the majority shareholder and his spouse. An employee of the Company also purchased 75 shares from the majority shareholder and his spouse. The remaining shareholders executed and delivered guaranties and stock pledge agreements to the sellers. The Company also authorized and issued 200 shares of preferred stock to the former majority shareholders in exchange for their remaining 200 shares of common stock in accordance with the stock redemption agreement.

     The Company purchased the shares by executing and signing a secured note payable in the amount of $4,182,265 (see Note 3) to the majority shareholder and his spouse. Additionally, the Company provided for a cash down payment by obtaining a line of credit in the amount of $1,000,000 (see Note 3).

     In connection with the stock repurchase, the Company agreed to pay to the former stockholder a total of $2,137,200 in equal monthly and bi-monthly payments ending in July 2006. A portion of this consideration was allocated to a non-compete agreement. The present value of this liability using an effective interest rate of 9.0 % is $1,160,951 as of August 31, 1997 which is recorded in other liabilities.

     Pursuant to the stock redemption agreement, the Company amended its Articles of Incorporation in July 1996 to reflect the authorization of 200 shares of preferred stock. Preferred shareholders shall not participate in dividends and have no voting rights. Preferred stock can be converted to common stock in the event of a public offering. Preferred stock is redeemable at the earlier of either the sale of 50 percent or more of the Company to someone other than a current shareholder or January 1, 2007. Upon liquidation, dissolution or the winding-up of the Company, preferred shareholders will be paid before common shareholders.

     There were no stock repurchases for the year ended August 31, 1997.

                           CONSOLIDATED REPROGRAPHICS
                   NOTES TO FINANCIAL STATEMENTS -- CONCLUDED

9. STOCK REPURCHASE, MINORITY SHAREHOLDER

     During the fiscal year ended August 31, 1996, the Company completed the purchase of 267 common shares from a minority shareholder.

10. SUBSEQUENT EVENTS

     Effective April 1, 1998, the Company amended its debt covenants to allow them to purchase up to $3,550,000 of fixed assets a year.

     On July 29, 1998, Lason, Inc. acquired all of the common stock of the Company.

                                                                      SCHEDULE I
                                  LASON, INC.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                   DECEMBER 31,
                                                                -------------------
                                                                 1996        1997
                                                                 ----        ----
ASSETS
Investment in subsidiaries..................................    $56,573    $131,184
Deferred tax asset..........................................        433         361
                                                                -------    --------
     Total assets...........................................    $57,006    $131,545
                                                                =======    ========
LIABILITIES
Total liabilities...........................................         --          --

STOCKHOLDERS' EQUITY
Common stock................................................    $    86    $    115
Additional paid in capital..................................     51,986     117,498
Retained earnings...........................................      4,934      13,932
                                                                -------    --------
     Total stockholders' equity.............................     57,006     131,545
                                                                -------    --------
     Total liabilities and stockholders' equity.............    $57,006    $131,545
                                                                =======    ========

                                                                      SCHEDULE I

                                  LASON, INC.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                               INCOME STATEMENTS
                                 (IN THOUSANDS)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1995     1996     1997
                                                               ----     ----     ----
REVENUE.....................................................  $   --   $   --   $   --
OPERATING EXPENSES
Compensatory stock option expense...........................     308      936      221
                                                              ------   ------   ------
Operating loss..............................................    (308)    (936)    (221)
Equity in net income of subsidiaries........................   2,217    4,339    9,219
                                                              ------   ------   ------
Income before taxes.........................................   1,909    3,403    8,998
Income tax benefit..........................................    (105)    (328)     (72)
                                                              ------   ------   ------
  Net Income................................................  $2,014   $3,731   $9,070
                                                              ======   ======   ======

                                                                      SCHEDULE I

                                  LASON, INC.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                                                --------------------------------
                                                                  1995        1996        1997
                                                                  ----        ----        ----
NET CASH USED IN OPERATING ACTIVITIES.......................    $     --    $     --    $     --
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiary....................................     (10,900)    (41,236)    (65,248)
                                                                --------    --------    --------
Net cash used in investing activities.......................     (10,900)    (41,236)    (65,248)
                                                                --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares of common stock..........................      10,900      53,001      65,248
Redemption of shares of common stock........................          --     (11,765)         --
                                                                --------    --------    --------
Net cash provided by financing activities...................      10,900      41,236      65,248
                                                                --------    --------    --------
Change in cash..............................................          --          --          --
Cash at beginning of year...................................          --          --          --
Cash at end of year.........................................    $     --    $     --    $     --
                                                                ========    ========    ========

------------------------------------------------------------
------------------------------------------------------------
NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS, OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
Prospectus Summary........................      3
Risk Factors..............................      8
The Company...............................     14
Use of Proceeds...........................     15
Price Range of Common Stock...............     15
Dividend Policy...........................     15
Capitalization............................     16
Selected Consolidated Financial Data......     17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................     19
Business..................................     25
Management................................     35
Certain Relationships and Related
  Transactions............................     42
Principal and Selling Stockholders........     45
Description of Capital Stock..............     47
Shares Eligible for Future Sale...........     49
Underwriting..............................     51
Legal Matters.............................     52
Experts...................................     52
Available Information.....................     53
Index to Consolidated Financial
  Statements..............................    F-1

------------------------------------------------------------
------------------------------------------------------------
                    ------------------------------------------------------------
                    ------------------------------------------------------------

                                3,500,000 Shares

                                   LASON LOGO

                                  Common Stock
                            ------------------------

                                   PROSPECTUS

                            ------------------------
                       PRUDENTIAL SECURITIES INCORPORATED
                         BANCAMERICA ROBERTSON STEPHENS
                            WILLIAM BLAIR & COMPANY
                           JEFFERIES & COMPANY, INC.
                            PAINEWEBBER INCORPORATED
                         THE ROBINSON-HUMPHREY COMPANY
                                August   , 1998

                    ------------------------------------------------------------
                    ------------------------------------------------------------

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of estimated expenses, none of which shall be borne by the Selling Stockholders and all of which shall be paid solely by the Company, of the issuance and distribution of the securities being registered other than underwriting compensation. All amounts are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. fee and the Nasdaq National Market fee.


Securities and Exchange Commission registration fee.........    $ 61,447
National Association of Securities Dealers, Inc. fee........      21,330
Nasdaq National Market fee..................................      17,500
Blue sky fees and expenses (including attorneys' fees and
  expenses).................................................      10,000
Printing and engraving expenses.............................     200,000
Transfer agent and registrar's fees and expenses............       5,000
Accounting fees and expenses................................     150,000
Legal fees and expenses.....................................     200,000
Miscellaneous expenses......................................      84,723
                                                                --------
  Total.....................................................    $750,000
                                                                ========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Company is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Pursuant to
Section 145, the Company may purchase insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such, including liabilities under the Securities Act.

     The Company's Amended and Restated Certificate of Incorporation and By-Laws provide for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145.

     In that regard, the Amended and Restated Certificate of Incorporation and By-Laws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative

(other than action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification in connection with an action or suit by or in the right of such corporation to procure a judgment in its favor is limited to payment of expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action or suit except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the indemnifying corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following securities of the Company were sold by the Company within the past three years without registration:


     On February 26, 1996, the Company issued 4,262 shares of Class A-2 Common Stock to Mr. Karl H. Hartig for $1,705 upon exercise by Mr. Hartig of his option to purchase such shares granted pursuant to the Company's 1995 Stock Option Plan.



     On March 13, 1996, the Company issued 4,262 shares of Class A-2 Common Stock to Mr. James J. Dewan for $1,705 upon exercise by Mr. Dewan of his option to purchase such shares granted pursuant to the Company's 1995 Stock Option Plan.



     On May 2, 1996, the Company issued 4,262 shares of Class A-2 Common Stock to Mr. Scott L. Christensen for $1,705 upon exercise by Mr. Christensen of his option to purchase such shares granted pursuant to the Company's 1995 Stock Option Plan.


     The issuances of securities to Messrs. Hartig, Dewan and Christensen upon exercise of their options were exempt from registration under the Securities Act by virtue of Rule 701 thereof.

     On July 16, 1996, the Company issued 2,718, 10,872, 3,433, 8,153, 5,433,
8,153, 18,530, 5,528 and 8,894 shares of Common Stock to Richard J. Wolfson, the Richard Wolfson Charitable Remainder Unitrust, Donald M. Wolfson, the Donald M. Wolfson Charitable Remainder Unitrust, Saul Wolfson, the Saul Wolfson Charitable Remainder Unitrust, Bobby R. Stevens, Sr., Dr. Eugene Wolchok, and the Eugene B. and Brenda R. Wolchok Charitable Remainder Unitrust, respectively, as an estimated payment of a portion of the purchase price in stock equal to $46,217, $184,828, $92,361, $138,611, $92,361, $138,612, $315,018, $100,783, and
$151,210, respectively, in connection with the acquisition by the Company of Information and Image Technology of America, Inc.

     On July 17, 1996, the Company issued 31,176 of Common Stock to each of Robin L. Marshall and William E. Marvin as an estimated payment of a portion of the purchase price in stock equal to $530,000 each in connection with the acquisition by the Company of Great Lakes Micrographics Corporation.

     On January 31, 1997, the Company issued to Mark Roter 72,499 shares of Common Stock in payment of a portion of the purchase price in stock equal to $1,500,000 in connection with the acquisition by the Company of Churchill Communications Corporation.

     On February 5, 1997, the Company issued to the Arnold E. Good Living Trust, Ronald C. Browder, Jr., the Marvin M. Good Living Trust and to Ronald C. Browder Jr. and Jennifer M. Browder, 17, 10, 7,124 and 4,366 shares of Common Stock in payment of a portion of the purchase price in stock equal to $350, $206,

$146,754 and $89,940, respectively, in connection with the acquisition by the Company of Alpha Imaging, Inc. and Alpha Micro Graphics Supply, Inc.

     On March 27, 1997, the Company issued to the Jerry and Mary Owen Family Limited Partnership, 31,008 shares of Common Stock in payment of a portion of the purchase price in stock equal to $654,894 in connection with the acquisition by the Company of Automated Enterprises, Inc.

     On June 27, 1997, the Company issued to Louis J. Civale, Jr. and to John Civale, 2,672 and 1,781 shares of Common Stock in payment of a portion of the purchase price in stock equal to $63,059 and $42,032, respectively, in connection with the acquisition of American Micro Image, Inc.

     On July 29, 1997, the Company issued to John R. Messinger, Michael Riley, Daniel Bailey, John E. Hendricks, Donald Ferling, Geoffrey Gitelson, Mario Disantis, John Elder, Sheryl Hehn, Glen Dedering, Peter Goodrich and Thomas Joyce, 21,272, 8,598, 8,598, 3,512, 1,037, 1,060, 1,060, 1,020, 563, 202, 124,
and 395 shares of Common Stock in payment of a portion of the purchase price of stock equal to $521,169, $210,661, $210,661, $86,041, $25,406, $25,982, $25,982,
$24,970, $13,804, $4,958, $3,034 and $9,679, respectively, in connection with the acquisition of Image Conversion Systems, Inc. ("ICS"). In May 1998, as additional consideration for their shares, certain of the ICS shareholders received an additional 14,954 shares of the Company's Common Stock valued at $400,000 upon achievement of certain target levels of operations.

     On October 15, 1997, the Company issued to Anthony Giammara 1,267 shares of Common Stock in payment of a portion of the purchase price in stock equal to $34,977 in connection with the acquisition of the assets of Image Data Co., Inc.

     On November 25, 1997, the Company issued to The Valdez Family Trust and The Lou Lee Family Trust 73,630 and 73,630 shares, respectively, of Common Stock in payment of a portion of the purchase price in stock equal to $499,993 and $499,993, respectively, in connection with the acquisition of the assets of VIP Litho, Inc.

     On December 10, 1997, the Company issued to Robert Dowling 13,634 shares of Common Stock in payment of a portion of the purchase price in stock equal to $391,978 in connection with the acquisition of Litigation Solutions, Inc.

     On December 11, 1997, the Company issued to Florida Data Bank, Inc. 4,869 shares of Common Stock in payment of a portion of the purchase price in stock equal to $139,984 in connection with the acquisition of the assets of Florida Data Bank, Inc.

     On or about January 5, 1998, the Company issued to Thomas N. Taube, Jr. 4,302 shares of Common Stock in payment of a portion of the purchase price in stock equal to $119,945 in connection with the acquisition of T.N. Taube Corporation.

     On February 5, 1998, the Company issued to Bruce A. Duff 40,000 shares of Common Stock in payment of a portion of the purchase price in stock equal to $1,000,000 in connection with the acquisition by the Company of the remaining 35% of the outstanding shares of Delaware Legal Copy, Inc. ("Delaware Legal"). On May 29, 1998, the Company issued Mr. Duff, as additional consideration for his shares of Delaware Legal, 2,497 shares of the Company's Common Stock, valued at $66,670 upon achievement of certain target levels of operation.

     On February 25, 1998, the Company issued to Aleck S. Kogan and Yana Kogan 8,833 shares of Common Stock in payment of a portion of the purchase price in stock equal to $280,000 in connection with substantially all of the assets of Professional Copy Service, a sole proprietorship.

     On February 27, 1998, the Company issued to J.L. Blodgett Associates, Inc. 5,442 shares of Common Stock in payment of a portion of the purchase price in stock equal to $159,995 in connection with the purchase of the assets of J.L. Blodgett Associates, Inc.

     On March 2, 1998, the Company issued to Robert J. Rathe, Jr., Stuart Rathe and Brain Rathe 62,794, 62,794 and 62,794 shares, respectively, of Common Stock in payment of a portion of the purchase price in stock equal to $1,733,312, $1,733,312 and $1,733,312, respectively, in connection with the acquisition of Southern Microfilm Associates, Inc.

     On March 5, 1998, the Company issued to Steven Fruchter, Philip Fruchter, Laurence Braun and The Edward Andrews Group 38,057, 38,057, 38,057 and 3,531 shares, respectively, of Common Stock in payment of a portion of the purchase price in stock equal to $1,212,496, $1,212,496, $1,212,496 and $112,498, respectively, in connection with the purchase of the assets of API Systems, Inc.

     On May 27, 1998, the Company issued to Craig Erlich 2,797 shares of Common Stock in payment of a portion of the purchase price in stock equal to $110,980 in connection with the acquisition of Quality Mailing Service, Inc.

     On June 3, 1998, the Company issued to SHC Distribution Corporation 17,431 shares of Common Stock in payment of a portion of the purchase price in stock equal to $699,964 in connection with the acquisition of Strategy Manufacturing, Inc.

     On June 10, 1998, the Company issued to Robert Wurtzel and Sean Cummings 8,062 and 8,062 shares, respectively, of Common Stock in payment of a portion of the purchase price in stock equal to $328,880 and $328,880, respectively, in connection with the acquisition of Litigation Reprographics and Support Services, Inc.

     On June 15, 1998, the Company issued to Scott E. Shaeffer, D. Bobbitt Noel, Jr., Daniel A. Hyde, Carrie Welsh, P. Ferguson McNeil, Kent W. Robinson and Dixon Montague 10,863, 101, 201, 201, 201, 201 and 302 shares, respectively, of Common Stock in payment of a portion of the purchase price in stock equal to $470,694, $4,376, $8,709, $8,709, $8,709, $8,709 and $13,086, respectively, in connection with the acquisition of Document Production Services, Inc.

     On July 1, 1998, the Company issued to Albert H. Wiggins, Jr. 14,420 shares of Common Stock in payment of a portion of the purchase price in stock equal to $711,086 in connection with the acquisition of Input Service International, Inc.

     On July 10, 1998, the Company issued to John E. and Michelle L. Krui and Dale E. Bussa 3,036 and 337 shares, respectively, of Common Stock in payment of a portion of the purchase price in stock equal to $161,933 and $17,975, respectively, in connection with the acquisition of Microfilm Systems, Inc.

     On July 13, 1998, the Company issued to Richard J. Boyle, Sr., Richard J. Boyle, Jr., Thomas M. Boyle and George Yankopoulos 4,889, 1,252, 1,252 and 105 shares, respectively, of Common Stock in payment of a portion of the purchase price in stock equal to $260,767, $66,779, $66,779 and $5,600, respectively, in connection with the acquisition of Boyle Associates, Inc.

     On July 29, 1998, the Company issued to Arthur G. Lundeen, Mark W. Sipes, Richard C. French, James M. Chamberlain, Philip B. Siegel, Eric Hazell and Charles Lauderdale 58,657, 17,142, 12,908, 11,979, 6,196, 2,581 and 2,581
shares, respectively, of Common Stock in payment of a portion of the purchase price in stock equal to $3,219,539, $940,882, $708,488, $657,498, $340,083,
$141,665 and $141,665, respectively, in connection with the acquisition of Consolidated Reprographics.

     The issuance of securities described in the 24 prior paragraphs were exempt from registration under the Securities Act by virtue of Section 4(2) thereof as transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


 1.1     Underwriting Agreement.+
 2.1 Asset Purchase Agreement and Equipment Purchase Agreement dated May 29, 1995 by and among Lason Systems, Inc., Adcom
         Mailers, Inc. and its affiliated company, Linkster
         Leasing.(1)
 2.2 Asset Purchase Agreement dated December 28, 1995 by and among Lason Systems, Inc. and Mail-Away Corporation.(1)

 2.3     Asset Purchase Agreement dated February 1, 1996 by and among
         Lason Systems, Inc. and Diversified Support Services,
         Inc.(1)
 2.4 Stock Purchase Agreement with respect to the acquisition of Delaware Legal Copy, Inc. dated March 25, 1996 by and among
         Lason Systems, Inc. and the Shareholders (as defined therein).(1)
 2.5 Stock Purchase Agreement with respect to the acquisition of Information & Image Technology of America, Inc. dated July
         16, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
 2.6 Stock Purchase Agreement with respect to the acquisition of Great Lakes Micrographics Corporation dated July 17, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
 2.7 Stock Purchase Agreement with respect to the acquisition of Micro-Pro, Inc. and MP Services, Inc. dated July 24, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
 2.8 Stock Purchase Agreement with respect to the acquisition of National Reproductions Corp. dated August 6, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
 2.9 Agreement of Purchase and Sale of Stock with respect to the acquisition of Image Conversion Systems, Inc. dated July 17,
         1997.(6)
 2.10    Asset Purchase Agreement with respect to the VIP
         Acquisition.(9)
 2.11    Stock Purchase Agreement with respect to the Racom
         Acquisition.(10)
 2.12    Asset Purchase Agreement with respect to the API
         Acquisition.(11)
 2.13    Agreement for the Purchase and Sale of Stock dated July 24,
         1998 by and among Lason, Inc., Consolidated Reprographics and the Shareholders, as defined therein.**
 3.1 Form of Amended and Restated Certificate of Incorporation of the Company.(1)
 3.2     Form of Revised Amended and Restated By-Laws.(2)
 4.1 Form of certificate representing Common Stock of the Company.(1)
 4.2     Second Amended and Restated Credit Agreement dated as of
         June 29, 1998 among the Company, the Lenders named therein
         (the "Lenders"), First Union National Bank, as Agent,
         Comerica Bank and NBD Bank, as Co-Agents.**
 4.3     Second Amended and Restated Pledge Agreement dated as of
         June 29, 1998 by the Company in Favor of First Union
         National Bank, as agent for the Lenders.**
 4.4 Second Amended and Restated Pledge and Security Agreement dated as of June 29, 1998 by certain subsidiaries of the Company in favor of First Union National Bank.**
 4.5 Second Amended and Restated Subsidiary Guaranty Agreement dated June 29, 1998 by certain subsidiaries of the Company in favor of the Lenders and First Union National Bank, as agent.**
 5.1     Opinion of Seyburn, Kahn, Ginn, Bess, Deitch and Serlin,
         P.C. with respect to the validity of the shares of Common
         Stock offered.+
10.1     Asset Purchase Agreement dated January 17, 1995 by and among
         Lason Acquisition Corp., Lason Systems, Inc. and the J.
         Yanover Trust, the R. Yanover Trust and Messrs. Nesbitt,
         Kowalski, Elland and Carey.(1)
10.2     Purchase Agreement dated January 17, 1995 by and between the
         Company and GTCR Fund IV.(1)
10.3 Executive Stock Agreement dated January 17, 1995 by and among the Company and the J. Yanover Trust, the R. Yanover
         Trust, the Nesbitt Trust and Messrs. Kowalski, Elland and
         Carey.(1)
10.4 Stockholders Agreement dated January 17, 1995 by and among the Company and certain of its stockholders.(1)
10.5 Registration Agreement dated January 17, 1995 by and among the Company and the 1995 Stockholders.(1)
10.6     Credit Agreement dated January 17, 1995 by and among Lason
         Acquisition Corp., the J. Yanover Trust, the R. Yanover
         Trust and Mr. Yanover.(1)
10.7     Credit Agreement dated January 17, 1995 by and among Lason
         Acquisition Corp., the Nesbitt Trust and Mr. Nesbitt.(1)
10.8     Employment Agreement between Lason Systems, Inc. and Gary
         Monroe.(1)
10.9     Offer of employment dated April 30, 1996 from Lason Systems,
         Inc. to Mr. Rauwerdink.(1)
10.10    Offer of employment dated June 12, 1996 from Lason Systems,
         Inc. to Mr. Jablonski.(1)
10.11    1995 Stock Option Plan of the Company.(1)

    10.12  Employee Stock Option Agreements dated January 17, 1995 by and among the Company and each of Donald L.
           Elland, Richard C. Kowalski, Gregory C. Carey, Karl H. Hartig, James J. Dewan, Lawrence C. Jones, Scott L.
           Christensen, Daniel J. Buckley, Paul G. Dugan, John H. Wallanse and David J. Malosh.(1)
    10.13  Employee Stock Option Agreement dated December 21, 1995 by and between the Company and Mr. Monroe.(1)
    10.14  Stock Option Agreement dated August 7, 1995 by and between the Company and Mr. Gleklen.(1)
    10.15  Employee Stock Option Agreement by and between the Company and Mr. Rauwerdink.(1)
    10.16  Employee Stock Option Agreement by and between the Company and Mr. Jablonski.(1)
    10.17  1996 Lason Management Bonus Plan.(1)
    10.18  Lason Systems, Inc. 401(k) Profit Sharing Plan & Trust.(1)
    10.19  Amendments to Lason Systems, Inc. 401(k) Profit Sharing Plan & Trust.(1)
    10.20  Lease Agreement dated as of September 3, 1985 by and between Lason Systems, Inc. and Mart Associates as amended.(1)
    10.21  Lease Agreement dated August 3, 1995 by and between Lason Systems, Inc. and Kensington Center, Inc.(1)
    10.22  Lease Agreement by and between Lason Systems, Inc. and The Prudential Insurance Company of America.(1)
    10.23  First Amendment to Lease dated as of July 26, 1996, by and between Kensington Center, Inc. and Lason
           Systems, Inc.(1)
    10.24  Form of Recapitalization Agreement among the Company and certain of its stockholders, including Plan of
           Recapitalization.(1)
    10.25  Form of Termination Agreement between Lason Systems, Inc. and each of the Borrowers.(1)
    10.26  Form of Redemption Agreement between the Company and Golder Thoma, Cressey, Rauner Fund IV, L.P.(1)
    10.27  Amendment to Employee Stock Option Agreement by and between the Company and Mr. Gleklen.(1)
    10.28  Agreement of Purchase and Sale of Stock with respect to Churchill Acquisition.(3)
    10.29  Employee Stock Option Agreement by and between the Company and Mr. Rauwerdink dated December 17, 1996.(4)
    10.30  Employee Stock Option Agreement by and between the Company and Mr. Jablonski dated December 17, 1996.(4)
    10.31  Employee Stock Option Agreement by and between the Company and Mr. Monroe dated December 17, 1996.(5)
    10.32  Employee Stock Option Agreement by and between the Company and Mr. Ghadar dated January 15, 1997.(5)
    10.33  Amendment to Stock Option Agreement between the Company and William J. Rauwerdink dated October 7,
           1997.(8)
    10.34  Amendment to Stock Option Agreement between the Company and Brian E. Jablonski dated October 7, 1997.(8)
    10.35  Employment Agreement between Image Conversion Systems and John R. Messinger dated July 29, 1997.(12)
    10.36  Stock Option Agreement between Lason, Inc. and John R. Messinger dated July 29, 1997.(12)
    10.37  Stock Option Agreement between Lason, Inc. and Cary W. Newman dated December 14, 1995.(12)
    10.38  Stock Option Agreement between Lason, Inc. and Cary W. Newman dated December 17, 1996.(12)
    10.39  Form of Secured Promissory Note dated June 5, 1998 issued by each of Messrs. Monroe, Rauwerdink,
           Messinger, Newman and Jablonski in favor of the Company.**
    10.40  Form of Pledge and Security Agreement dated June 5, 1998 between the Company and each of Messrs. Monroe,
           Rauwerdink, Messinger, Newman and Jablonski for the Secured Promissory Notes described in Exhibit 10.39.**
    10.41  Letter Agreement between Gary L. Monroe and the Company dated July 29, 1998 amending and extending
           Employment Agreement.**

 .4210    Letter Agreement between John R. Messinger and the Company dated March 25, 1998 amending the
         Employment Agreement.(13)
21.1     Subsidiaries of the Company.+
23.1     Consent of PricewaterhouseCoopers LLP +
23.2     Consent of PricewaterhouseCoopers LLP +
23.3     Consent of Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C. (included in opinion filed as
         Exhibit 5.1)+
24.1     Powers of Attorney.**


-------------------------
  +  filed herewith


 **  Filed with initial filing of this registration statement.


 (1) Incorporated herein by reference to registrant's Form S-1 filed on October 7, 1996, Commission File No. 333-09799.

 (2) Incorporated herein by reference to registrant's Form 10-Q filed on May 15, 1997, Commission File No. 0-21407.

 (3) Incorporated herein by reference to registrant's Form 8-K filed on February 18, 1997, Commission File No. 0-21407.

 (4) Incorporated herein by reference to registrant's Form S-8 filed on December 23, 1996, Commission File No. 333-18551.

 (5) Incorporated herein by reference to registrant's Form 10-K filed on March 31, 1997, Commission File No. 0-21407.

 (6) Incorporated herein by reference to registrant's Form 8-K filed on August 4, 1997, Commission File No. 0-21407.

 (7) Incorporated herein by reference to registrant's Form S-1 filed on August 15, 1997.

 (8) Incorporated herein by reference to registrant's Form 10-Q filed on November 15, 1997, Commission File No. 0-21407.

 (9) Incorporated herein by reference to registrant's Form 8-K filed on December 10, 1997, Commission File No. 0-21407.

(10) Incorporated herein by reference to registrant's Form 8-K filed on March 17, 1998, Commission File No. 0-21407.

(11) Incorporated herein by reference to registrant's Form 8-K filed on March 20, 1998, Commission File No. 0-21407.

(12) Incorporated herein by reference to registrant's Form 10-Q filed on May 15, 1998, Commission File No. 0-21407.


(13) Incorporated herein by reference to registrant's Form 10-Q filed on August 14, 1998.


     (b) Financial Statement Schedules:

SCHEDULE                            DESCRIPTION
--------                            -----------
I                  Condensed Financial Information of Registrant

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the consolidated financial statements or notes thereto and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan on August 17, 1998.


                                          LASON, INC.

                                          By:   /s/ WILLIAM J. RAUWERDINK
                                            ------------------------------------
                                                   WILLIAM J. RAUWERDINK
                                              Executive Vice President, Chief
                                               Financial Officer, Treasurer &
                                                          Secretary

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this Registration Statement has been signed on August 17, 1998, by the following persons in the capacities indicated:


                SIGNATURE                                              CAPACITY
                ---------                                              --------

                    *                           Chairman of the Board, President Chief Executive
------------------------------------------      Officer (Principal Executive Officer) and Director
              Gary L. Monroe

        /s/ WILLIAM J. RAUWERDINK               Executive Vice President, Chief Financial Officer,
------------------------------------------      Treasurer and Secretary (Principal Financial and
          William J. Rauwerdink                 Accounting Officer)

                    *                           Director
------------------------------------------
             Fariborz Ghadar

                    *                           Director
------------------------------------------
            Donald M. Gleklen

                    *                           Director
------------------------------------------
             Allen J. Nesbitt

                    *                           Director
------------------------------------------
             Joseph P. Nolan

                    *                           Director
------------------------------------------
             Bruce V. Rauner

                    *                           Director
------------------------------------------
            Robert A. Yanover


*By:   /s/ WILLIAM J. RAUWERDINK

     ---------------------------------

           William J. Rauwerdink


             Attorney-in-fact

                                 EXHIBIT INDEX


 1.1     Form of Underwriting Agreement.+
 2.1 Asset Purchase Agreement and Equipment Purchase Agreement dated May 29, 1995 by and among Lason Systems, Inc., Adcom
         Mailers, Inc. and its affiliated company, Linkster
         Leasing.(1)
 2.2 Asset Purchase Agreement dated December 28, 1995 by and among Lason Systems, Inc. and Mail-Away Corporation.(1)
 2.3     Asset Purchase Agreement dated February 1, 1996 by and among
         Lason Systems, Inc. and Diversified Support Services,
         Inc.(1)
 2.4 Stock Purchase Agreement with respect to the acquisition of Delaware Legal Copy, Inc. dated March 25, 1996 by and among
         Lason Systems, Inc. and the Shareholders (as defined therein).(1)
 2.5 Stock Purchase Agreement with respect to the acquisition of Information & Image Technology of America, Inc. dated July
         16, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
 2.6 Stock Purchase Agreement with respect to the acquisition of Great Lakes Micrographics Corporation dated July 17, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
 2.7 Stock Purchase Agreement with respect to the acquisition of Micro-Pro, Inc. and MP Services, Inc. dated July 24, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
 2.8 Stock Purchase Agreement with respect to the acquisition of National Reproductions Corp. dated August 6, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
 2.9 Agreement of Purchase and Sale of Stock with respect to the acquisition of Image Conversion Systems, Inc. dated July 17,
         1997.(6)
 2.10    Asset Purchase Agreement with respect to the VIP
         Acquisition.(9)
 2.11    Stock Purchase Agreement with respect to the Racom
         Acquisition.(10)
 2.12    Asset Purchase Agreement with respect to the API
         Acquisition.(11)
 2.13    Agreement for the Purchase and Sale of Stock dated July 24,
         1998 by and among Lason, Inc., Consolidated Reprographics and the Shareholders, as defined therein.+
 3.1 Form of Amended and Restated Certificate of Incorporation of the Company.(1)
 3.2     Form of Revised Amended and Restated By-Laws.(2)
 4.1 Form of certificate representing Common Stock of the Company.(1)
 4.2     Second Amended and Restated Credit Agreement dated as of
         June 29, 1998 among the Company, the Lenders named therein
         (the "Lenders"), First Union National Bank, as Agent,
         Comerica Bank and NBD Bank, as Co-Agents.**
 4.3     Second Amended and Restated Pledge Agreement dated as of
         June 29, 1998 by the Company in Favor of First Union
         National Bank, as agent for the Lenders.**
 4.4 Second Amended and Restated Pledge and Security Agreement dated as of June 29, 1998 by certain subsidiaries of the Company in favor of First Union National Bank.**
 4.5 Second Amended and Restated Subsidiary Guaranty Agreement dated June 29, 1998 by certain subsidiaries of the Company in favor of the Lenders and First Union National Bank, as agent.**
 5.1     Opinion of Seyburn, Kahn, Ginn, Bess, Deitch and Serlin,
         P.C. with respect to the validity of the shares of Common
         Stock offered.+
10.1     Asset Purchase Agreement dated January 17, 1995 by and among
         Lason Acquisition Corp., Lason Systems, Inc. and the J.
         Yanover Trust, the R. Yanover Trust and Messrs. Nesbitt,
         Kowalski, Elland and Carey.(1)
10.2     Purchase Agreement dated January 17, 1995 by and between the
         Company and GTCR Fund IV.(1)
10.3 Executive Stock Agreement dated January 17, 1995 by and among the Company and the J. Yanover Trust, the R. Yanover
         Trust, the Nesbitt Trust and Messrs. Kowalski, Elland and
         Carey.(1)
10.4 Stockholders Agreement dated January 17, 1995 by and among the Company and certain of its stockholders.(1)
10.5 Registration Agreement dated January 17, 1995 by and among the Company and the 1995 Stockholders.(1)

10.6     Credit Agreement dated January 17, 1995 by and among Lason
         Acquisition Corp., the J. Yanover Trust, the R. Yanover
         Trust and Mr. Yanover.(1)
10.7     Credit Agreement dated January 17, 1995 by and among Lason
         Acquisition Corp., the Nesbitt Trust and Mr. Nesbitt.(1)
10.8     Employment Agreement between Lason Systems, Inc. and Gary
         Monroe.(1)
10.9     Offer of employment dated April 30, 1996 from Lason Systems,
         Inc. to Mr. Rauwerdink.(1)
10.10    Offer of employment dated June 12, 1996 from Lason Systems,
         Inc. to Mr. Jablonski.(1)
10.11    1995 Stock Option Plan of the Company.(1)
10.12 Employee Stock Option Agreements dated January 17, 1995 by and among the Company and each of Donald L. Elland, Richard
         C. Kowalski, Gregory C. Carey, Karl H. Hartig, James J.
         Dewan, Lawrence C. Jones, Scott L. Christensen, Daniel J.
         Buckley, Paul G. Dugan, John H. Wallanse and David J.
         Malosh.(1)
10.13 Employee Stock Option Agreement dated December 21, 1995 by and between the Company and Mr. Monroe.(1)
10.14 Stock Option Agreement dated August 7, 1995 by and between the Company and Mr. Gleklen.(1)
10.15 Employee Stock Option Agreement by and between the Company and Mr. Rauwerdink.(1)
10.16 Employee Stock Option Agreement by and between the Company and Mr. Jablonski.(1)
10.17    1996 Lason Management Bonus Plan.(1)
10.18    Lason Systems, Inc. 401(k) Profit Sharing Plan & Trust.(1)
10.19    Amendments to Lason Systems, Inc. 401(k) Profit Sharing Plan
         & Trust.(1)
10.20 Lease Agreement dated as of September 3, 1985 by and between Lason Systems, Inc. and Mart Associates as amended.(1)
10.21    Lease Agreement dated August 3, 1995 by and between Lason
         Systems, Inc. and Kensington Center, Inc.(1)
10.22    Lease Agreement by and between Lason Systems, Inc. and The
         Prudential Insurance Company of America.(1)
10.23 First Amendment to Lease dated as of July 26, 1996, by and between Kensington Center, Inc. and Lason Systems, Inc.(1)
10.24 Form of Recapitalization Agreement among the Company and certain of its stockholders, including Plan of Recapitalization.(1)
10.25    Form of Termination Agreement between Lason Systems, Inc.
         and each of the Borrowers.(1)
10.26    Form of Redemption Agreement between the Company and Golder
         Thoma, Cressey, Rauner Fund IV, L.P.(1)
10.27 Amendment to Employee Stock Option Agreement by and between the Company and Mr. Gleklen.(1)
10.28 Agreement of Purchase and Sale of Stock with respect to Churchill Acquisition.(3)
10.29 Employee Stock Option Agreement by and between the Company and Mr. Rauwerdink dated December 17, 1996.(4)
10.30 Employee Stock Option Agreement by and between the Company and Mr. Jablonski dated December 17, 1996.(4)
10.31 Employee Stock Option Agreement by and between the Company and Mr. Monroe dated December 17, 1996.(5)
10.32 Employee Stock Option Agreement by and between the Company and Mr. Ghadar dated January 15, 1997.(5)
10.33    Amendment to Stock Option Agreement between the Company and
         William J. Rauwerdink dated October 7, 1997.(8)
10.34    Amendment to Stock Option Agreement between the Company and
         Brian E. Jablonski dated October 7, 1997.(8)
10.35    Employment Agreement between Image Conversion Systems and
         John R. Messinger dated July 29, 1997.(12)
10.36    Stock Option Agreement between Lason, Inc. and John R.
         Messinger dated July 29, 1997.(12)
10.37    Stock Option Agreement between Lason, Inc. and Cary W.
         Newman dated December 14, 1995.(12)
10.38    Stock Option Agreement between Lason, Inc. and Cary W.
         Newman dated December 17, 1996.(12)

    10.39  Form of Secured Promissory Note dated June 5, 1998 issued by each of Messrs. Monroe, Rauwerdink,
           Messinger, Newman and Jablonski in favor of the Company.**
    10.40  Form of Pledge and Security Agreement dated June 5, 1998 between the Company and each of Messrs. Monroe,
           Rauwerdink, Messinger, Newman and Jablonski for the Secured Promissory Notes described in Exhibit 10.39.**
    10.41  Letter Agreement between Gary L. Monroe and the Company dated July 29, 1998 amending and extending
           Employment Agreement.**
    10.42  Letter Agreement between John R. Messinger and the Company dated March 25, 1998 amending this Employment
           Agreement(13)
    21.1   Subsidiaries of the Company +
    23.1   Consent of PricewaterhouseCoopers LLP +
    23.2   Consent of PricewaterhouseCoopers LLP +
    23.3   Consent of Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C. (included in opinion filed as Exhibit 5.1)+
    24.1   Powers of Attorney (included on signature page included in Part II).**


-------------------------
 + filed herewith


** Filed with the initial filing of this Registration Statement.


 (1) Incorporated herein by reference to registrant's Form S-1 filed on October 7, 1996, Commission File No. 333-09799.

 (2) Incorporated herein by reference to registrant's Form 10-Q filed on May 15, 1997, Commission File No. 0-21407.

 (3) Incorporated herein by reference to registrant's Form 8-K filed on February 18, 1997, Commission File No. 0-21407.

 (4) Incorporated herein by reference to registrant's Form S-8 filed on December 23, 1996, Commission File No. 333-18551.

 (5) Incorporated herein by reference to registrant's Form 10-K filed on March 31, 1997, Commission File No. 0-21407.

 (6) Incorporated herein by reference to registrant's Form 8-K filed on August 4, 1997, Commission File No. 0-21407.

 (7) Incorporated herein by reference to registrant's Form S-1 filed on August 15, 1997.

 (8) Incorporated herein by reference to registrant's Form 10-Q filed on November 15, 1997, Commission File No. 0-21407.

 (9) Incorporated herein by reference to registrant's Form 8-K filed on December 10, 1997, Commission File No. 0-21407.

(10) Incorporated herein by reference to registrant's Form 8-K filed on March 17, 1998, Commission File No. 0-21407.

(11) Incorporated herein by reference to registrant's Form 8-K filed on March 20, 1998, Commission File No. 0-21407.

(12) Incorporated herein by reference to registrant's Form 10-Q filed on May 15, 1998, Commission File No. 0-21407.


(13) Incorporated herein by reference to registrant's Form 10-Q filed on August 14, 1998.